Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

RITCHIE BROS. AUCTIONEERS INCORPORATED,

RITCHIE BROS. HOLDINGS INC.,

IMPALA MERGER SUB I, LLC,

IMPALA MERGER SUB II, LLC,

and

IAA, INC.

Dated as of November 7, 2022

TABLE OF CONTENTS

- i -

- ii -

- iii -

ANNEX A – Certain Definitions	Annex A-1

ANNEX B-1 – Certificate of Incorporation of Surviving Corporation	Annex B-1

ANNEX B-2 – Bylaws of Surviving Corporation	Annex B-2

- iv -

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of November 7, 2022 (this “Agreement”), is entered into by and among Ritchie Bros. Auctioneers Incorporated, a company organized under the federal laws of Canada (“Parent”), Ritchie Bros. Holdings Inc., a Washington corporation and a direct and indirect wholly owned subsidiary of Parent (“US Holdings”), Impala Merger Sub I, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US Holdings (“Merger Sub 1”), Impala Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US Holdings (“Merger Sub 2”), and IAA, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the merger of Merger Sub 1 with and into the Company, with the Company continuing as the Surviving Corporation following such merger (the “First Merger”) and, immediately following the First Merger, the merger of the Surviving Corporation with and into Merger Sub 2, with Merger Sub 2 continuing as the Surviving LLC following such merger (the “Second Merger” and together with the First Merger, the “Mergers”) are fair to, and in the best interests of, the Company and the holders of the shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), (ii) approved and declared advisable this Agreement and the consummation of the Transactions, including the Mergers, (iii) directed that this Agreement be submitted to the holders of Company Common Stock for its adoption, and (iv) resolved to recommend that the holders of Company Common Stock adopt this Agreement at the Company Stockholders Meeting, subject to the terms of this Agreement;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Transactions, including the issuance of the common shares, without par value, of Parent (“Parent Common Shares”), in connection with the First Merger (the “Parent Share Issuance”), are in the best interests of Parent, (ii) approved this Agreement and the consummation of the Transactions, including the Parent Share Issuance, and (iii) resolved to recommend that the holders of Parent Common Shares approve the Parent Share Issuance at the Parent Shareholders Meeting, subject to the terms of this Agreement;

WHEREAS, the Board of Directors (or managers, as applicable) of US Holding, Merger Sub 1 and Merger Sub 2 have approved this Agreement and the consummation of the Transactions, including the Mergers; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Reorganization Treatment”), and this Agreement constitute and be adopted as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a) and (ii) the Mergers shall not cause the stockholders of the Company (other than any Excepted Shareholder) to recognize gain pursuant to Section 367(a)(1) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, US Holdings, Merger Sub 1, Merger Sub 2 and the Company agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1           Certain Definitions. As used in this Agreement, capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

Section 1.2           Terms Defined Elsewhere. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Definition	Section
Agreement	Preamble
Alternative Financing	Section 6.20(b)
Appraisal Shares	Section 3.5
Assumed Company Option	Section 3.3(c)
Assumed Company PRSU	Section 3.3(b)
Assumed Company RSU	Section 3.3(a)
Book-Entry Shares	Section 3.4(b)(ii)
Cash Consideration	Section 3.1(b)(i)
Certificates	Section 3.4(b)(i)
Certificates of Merger	Section 2.2(b)
Chosen Courts	Section 9.7(b)
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Closing Tax Opinion	Section 6.16(b)
Code	Recitals
Company	Preamble
Company 401(k) Plan	Section 6.9(b)
Company Alternative Acquisition Agreement	Section 6.3(d)(iv)
Company Applicable Date	Section 4.5(a)
Company Board	Recitals
Company Board Recommendation	Section 4.3(a)
Company Capital Stock	Section 4.2(a)
Company Change of Recommendation	Section 6.3(d)(vii)
Company Common Stock	Recitals
Company Contracts	Section 4.19(b)
Company Designees	Section 2.7(a)
Company Disclosure Letter	ARTICLE IV
Company Employee	Section 4.10(i)
Company Equity Awards	Section 4.2(c)
Company Equity Plan	Section 3.3(a)
Company FA	Section 4.24
Company Insurance Policies	Section 4.20

Definition	Section
Company Leased Real Property	Section 4.15
Company Material Adverse Effect	Section 4.1
Company Owned Real Property	Section 4.15
Company Permits	Section 4.9(a)
Company Phantom Stock Award	Section 3.3(e)
Company Preferred Stock	Section 4.2(a)
Company PRSU Award	Section 3.3(b)
Company Real Property Lease	Section 4.15
Company Related Party Transaction	Section 4.23
Company Restricted Stock Award	Section 3.3(d)
Company RSU Award	Section 3.3(a)
Company SEC Documents	Section 4.5(a)
Company Source Code	Section 4.14(g)
Company Stock Option	Section 3.3(c)
Company Stockholders Meeting	Section 4.4
Company Tax Certificate	Section 6.16(b)
Confidentiality Agreement	Section 6.7(b)
Continuing Employees	Section 6.9(a)
Creditors’ Rights	Section 4.3(a)
D&O Insurance	Section 6.10(a)
days	Section 9.4(e)
Debt Commitment Letter	Section 5.25(a)
Debt Financing	Section 5.25(a)
DGCL	Section 2.1(a)
Directors Deferred Compensation Plan	Section 3.3(e)
DLLCA	Section 2.1(a)
DTC	Section 3.4(b)(ii)
e-mail	Section 9.3
Eligible Shares	Section 3.1(b)(i)
Exchange Agent	Section 3.4(a)
Exchange Fund	Section 3.4(a)
Exchange Ratio	Section 3.1(b)(i)
Excluded Shares	Section 3.1(b)(iii)
FCPA	Section 4.17(a)
Final Exercise Date	Section 3.3(f)
Financing Indemnitees	Section 6.20(e)
First Merger	Recitals
First Merger Effective Time	Section 2.2(b)
GAAP	Section 4.5(b)
HSR Act	Section 4.4
Indemnified Person	Section 6.10(a)
Indemnifying Parties	Section 6.10(c)
International Trade Laws	Section 4.17(b)
Joint Proxy Statement	Section 4.4
Junior Preferred Shares	Section 5.2(a)

Definition	Section
Letter of Transmittal	Section 3.4(b)(i)
made available	Section 9.4(e)
Measurement Date	Section 4.2(a)
Merger Consideration	Section 3.1(b)(i)
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Mergers	Recitals
Outside Date	Section 8.1(b)(ii)
Parent	Preamble
Parent 401(k) Plan	Section 6.9(b)
Parent Alternative Acquisition Agreement	Section 6.4(c)(iv)
Parent Applicable Date	Section 5.5(a)
Parent Board	Recitals
Parent Board Recommendation	Section 5.3(a)
Parent Capital Shares	Section 5.2(a)
Parent Change of Recommendation	Section 6.4(c)(vii)
Parent Common Shares	Recitals
Parent Contracts	Section 5.18(b)
Parent Designees	Section 2.7(a)
Parent Disclosure Letter	ARTICLE V
Parent Employee	Section 5.10(g)
Parent Leased Real Property	Section 5.15
Parent Material Adverse Effect	Section 5.1
Parent Nominating Committee	Section 2.7(a)
Parent Owned Real Property	Section 5.15
Parent Permits	Section 5.9(a)
Parent Plan	Section 6.9(c)
Parent Preferred Shares	Section 5.2(a)
Parent Privacy Requirements	Section 4.14(h)
Parent Public Documents	Section 5.5(a)
Parent Real Property Lease	Section 5.15
Parent Registered Intellectual Property	Section 5.14(a)
Parent Related Party Transaction	Section 5.21
Parent Share Issuance	Recitals
Parent Shareholders Meeting	Section 4.4
Parent Source Code	Section 5.14(g)
Parent Tax Certificate	Section 6.16(a)
Payoff Letters	Section 6.19(a)
pdf	Section 2.2(a)
Post-Effective Time Dividends	Section 3.4(f)
Privacy Requirements	Section 4.14(h)
Registration Statement	Section 4.4
Reorganization Treatment	Recitals
Required Amount	Section 5.25(a)
Second Merger	Recitals

Definition	Section
Second Merger Effective Time	Section 2.2(b)
Senior Notes Redemption	Section 6.19(b)(iii)
Senior Preferred Shares	Section 5.2(a)
Share Consideration	Section 3.1(b)(i)
Surviving Corporation	Section 2.1(a)
Surviving Corporation Stock	Section 3.1(a)
Surviving LLC	Section 2.1(b)
Tail Policy	Section 6.10(b)
Tax Certificate	Section 6.16(a)
Terminable Breach	Section 8.1(b)(iii)
Top Company Customers	Section 4.27
Top Parent Customers	Section 5.24
Transaction Litigation	Section 6.11
US Holdings	Preamble
2023 Bonus	Section 6.9(d)
2023 Bonus Participant	Section 6.9(d)
2023 Parent AGM	Section 2.7(b)

ARTICLE II
THE MERGERS

Section 2.1           The Mergers. Upon the terms and subject to the conditions of this Agreement:

(a)           at the First Merger Effective Time, Merger Sub 1 will be merged with and into the Company in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”). As a result of the Merger, the separate existence of Merger Sub 1 shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”) and an indirect wholly owned subsidiary of Parent and a direct wholly owned subsidiary of US Holdings; and

(b)           at the Second Merger Effective Time, the Surviving Corporation will be merged with and into Merger Sub 2 in accordance with the provisions of the DGCL and the DLLCA. As a result of the Second Merger, the separate existence of the Surviving Corporation shall cease and Merger Sub 2 shall continue its existence under the laws of the State of Delaware as the surviving company (in such capacity, Merger Sub 2 is sometimes referred to herein as the “Surviving LLC”) and a direct, wholly owned subsidiary of US Holdings.

Section 2.2           Closing.

(a)           The closing of the Mergers (the “Closing”) shall take place by the exchange of documents by “portable document format” (“pdf”) or other electronic means at 8:00 a.m., New York time, on a date that is within four (4) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in ARTICLE VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date), unless another date or place is agreed to in writing by Parent and the Company; provided that, notwithstanding the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in ARTICLE VII, if the Marketing Period has not ended at the time of such satisfaction or waiver of such conditions (other than those conditions that by their terms are to be satisfied at the Closing), then the Closing will instead occur on (i) the earlier of (A) a Business Day during the Marketing Period specified by Parent in writing on no fewer than two (2) Business Days’ notice to the Company and (B) the fourth (4th) Business Day immediately following the last day of the Marketing Period (subject in each case to the satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing)) or (ii) such other date agreed to in writing by Parent and the Company. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.

(b)           As soon as practicable on the Closing Date, the Parties will cause certificates of merger with respect to each of the Mergers to be prepared and executed in accordance with the relevant provisions of the DGCL and DLLCA, as applicable (the “Certificates of Merger”), and to be filed with the Office of the Secretary of State of the State of Delaware. The First Merger shall become effective upon the due filing and acceptance of the Certificate of Merger related to the First Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as the Parties shall agree upon in writing and shall specify in such Certificate of Merger (the time the First Merger becomes effective being the “First Merger Effective Time”). As soon as practicable following the First Merger Effective Time, the Certificate of Merger related to the Second Merger shall be filed with the Office of the Secretary of State of the State of Delaware, with the effective time of the Second Merger occurring upon the due filing and acceptance thereof, or at such later time as the Parties shall agree upon in writing and shall specify in such Certificate of Merger (the “Second Merger Effective Time”).

Section 2.3           Effect of the Mergers.

(a)           At the First Merger Effective Time, the First Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub 1 shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub 1 shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(b)           At the Second Merger Effective Time, the Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all the property, rights, privileges, powers and franchises of each of the Surviving Corporation and Merger Sub 2 shall vest in the Surviving LLC, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Surviving Corporation and Merger Sub 2 shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving LLC.

Section 2.4           Organizational Documents of the Surviving Corporation. Subject to Section 6.10(a), at the First Merger Effective Time: (a) the certificate of incorporation of the Company shall be amended and restated in the form attached as Annex B-1, which shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the DGCL and such certificate of incorporation; and (b) the bylaws of the Company shall be amended and restated in the form attached as Annex B-2, which shall be the bylaws of the Surviving Corporation until duly amended in accordance with the DGCL and such bylaws.

Section 2.5           Organizational Documents of the Surviving LLC. Subject to Section 6.10(a), at the Second Merger Effective Time, the Organizational Documents of Merger Sub 2 in effect immediately prior to the Second Merger Effective Time shall be the Organizational Documents of the Surviving LLC (amended so that the name of the Surviving LLC shall be “IAA Holdings, LLC”), until duly amended as provided therein or by applicable Law.

Section 2.6           Directors and Officers of the Surviving Corporation and the Surviving LLC. Unless otherwise determined by Parent prior to the First Merger Effective Time, the Parties shall take all necessary action, from and after the First Merger Effective Time, to cause the directors and officers of Merger Sub 1 as of immediately prior to the First Merger Effective Time to be the directors and officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation. Unless otherwise determined by Parent prior to the Second Merger Effective Time, the directors and officers of Merger Sub 2 immediately prior to the Second Merger Effective Time shall be the directors and officers of the Surviving LLC, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving LLC.

Section 2.7           Directors of Parent.

(a)           Parent shall take all actions necessary such that, as of immediately following the First Merger Effective Time, the Parent Board shall consist of twelve (12) directors, of whom (i) eight (8) directors shall be designated by Parent, which designees shall consist of (A) Erik Olsson, who shall continue as Chair of the Parent Board, (B) Ann Fandozzi, who shall continue as the Chief Executive Officer of Parent, and (C) six (6) existing directors of Parent who are independent under the rules and regulations of the NYSE and applicable Canadian Securities Laws as may be designated by Parent by written notice to the Company prior to the time at which the Registration Statement becomes effective under the Securities Act (the “Parent Designees”), and (ii) four (4) directors shall be designated by the Company by written notice to Parent prior to the time at which the Registration Statement becomes effective under the Securities Act (the “Company Designees”), which Company Designees (x) will be reasonably acceptable to the Nominating and Corporate Governance Committee of the Parent Board (the “Parent Nominating Committee”) (it being understood and agreed that the individuals listed on Schedule 2.7(a) of the Company Disclosure Letter are acceptable to such committee), (y) will be members of the Company Board as of the time of designation by the Company and (z) with respect to at least three (3) of the designees, will be independent under the rules and regulations of the NYSE and applicable Canadian Securities Laws as of immediately following the First Merger Effective Time. Each Company Designee shall provide information reasonably requested by the Nominating and Corporate Governance Committee in connection with assessing eligibility (if applicable pursuant to the immediately preceding sentence), independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations and requirements, in each case, relating to their appointment as a director of Parent. In the event that, prior to the Closing, any of the Parent Designees or Company Designees notifies either Party that he or she is unable or unwilling to serve at the First Merger Effective Time, Parent (in the case of Parent Designees) or the Company (in the case of Company Designees), shall promptly designate a replacement Parent Designee or Company Designee, as applicable, in accordance with the foregoing and provide any relevant information about such nominee as the other Party may reasonably request.

(b)           In the event that the Closing Date occurs prior to the date of Parent’s annual general meeting of holders of Parent Common Shares held during the calendar year ended December 31, 2023 (the “2023 Parent AGM”), Parent shall afford each of the Company Designees then serving on the Parent Board the opportunity to stand for re-election to the Parent Board at the 2023 Parent AGM; provided that (i) the Parent Nominating Committee shall not have determined in good faith following reasonable consultation with the applicable Company Designee that such Company Designee is no longer reasonably acceptable to the Parent Nominating Committee to serve on the Parent Board as a result of a material adverse development related to such Company Designee (which shall not relate to such Company Designee’s experience, expertise or qualifications) that occurs following (or of which Parent did not have knowledge prior to) the First Merger Effective Time, and (ii) if such Company Designee was independent under the rules and regulations of the NYSE and applicable Canadian Securities Laws as of immediately following the First Merger Effective Time, such Company Designee remains independent under such rules and regulations. In the event that any Company Designee is not nominated for re-election to the Parent Board at the 2023 Parent AGM pursuant to the immediately preceding sentence, the Parent Nominating Committee shall (A) reasonably consult with the other Company Designees in connection with selecting a replacement nominee and (B) consider in good faith the reasonable recommendations of such other Company Designees for the appropriate individual to serve as a replacement nominee.

(c)           Prior to the First Merger Effective Time, Parent shall take all actions necessary or appropriate to procure the resignation of any directors serving on the Parent Board who are not Parent Designees (it being understood that such resignation shall not constitute a voluntary termination with respect to any director of Parent or its Subsidiaries) to become effective as of the First Merger Effective Time (pursuant to written resignation letters, copies of which will be provided to the Company).

ARTICLE III
EFFECT OF THE MERGERS; EXCHANGE

Section 3.1           Effect of the First Merger on Equity Interests.

(a)           Interests of Merger Sub 1. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of Parent, US Holdings, Merger Sub 1, the Company, or any holder of any securities of Parent, US Holdings, Merger Sub 1 or the Company, (i) each limited liability company interest of Merger Sub 1 issued and outstanding immediately prior to the First Merger Effective Time shall be converted into and shall represent one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Surviving Corporation Stock”), and (ii) the Surviving Corporation shall issue one share of Surviving Corporation Stock to US Holdings for each Parent Common Share issued as Share Consideration.

(b)           Capital Stock of the Company. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of Parent, US Holdings, Merger Sub 1, the Company, or any holder of any securities of Parent, US Holdings, Merger Sub 1, or the Company:

(i)            Subject to the other provisions of this ARTICLE III, each share of Company Common Stock issued and outstanding immediately prior to the First Merger Effective Time (excluding any Excluded Shares and any Appraisal Shares) (the “Eligible Shares”) shall be converted automatically into the right to receive: (A) 0.5804 (the “Exchange Ratio”) validly issued, fully paid and nonassessable Parent Common Shares (the “Share Consideration”) and (B) $10.00 in cash, without interest (the “Cash Consideration,” and together with the Share Consideration, the “Merger Consideration”).

(ii)           All such shares of Company Common Stock shall cease to be outstanding and shall automatically be cancelled and cease to exist. Each holder of an Eligible Share shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any cash to be paid in lieu of any fractional Parent Common Shares in accordance with Section 3.4(h), in each case to be issued or paid in consideration therefor upon the exchange of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.4(b) and (C) any Post-Effective Time Dividends, in each case to be issued or paid in consideration therefor upon the exchange of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.4(f).

(iii)          All shares of Company Common Stock held by the Company as treasury shares or by Parent, US Holdings Merger Sub 1 or Merger Sub 2 immediately prior to the First Merger Effective Time and, in each case, not held on behalf of third parties (collectively, “Excluded Shares”) shall automatically be cancelled and cease to exist as of the First Merger Effective Time, and no consideration shall be delivered in exchange therefor.

(c)           Impact of Stock Splits, Etc. In the event of any change in (i) the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or (ii) the number of Parent Common Shares, or securities convertible or exchangeable into or exercisable for Parent Common Shares, in each case of clause (i) and (ii) issued and outstanding after the date of this Agreement and prior to the First Merger Effective Time, by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Exchange Ratio, the Merger Consideration and the Equity Award Exchange Ratio shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Exchange Ratio, the Merger Consideration and the Equity Award Exchange Ratio, subject to further adjustment in accordance with this Section 3.1(c). Nothing in this Section 3.1(c) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement (including Section 6.1 and Section 6.2).

Section 3.2           Effect of the Second Merger. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of Merger Sub 2, the Surviving Corporation, or any holder of any securities of Merger Sub 2 or the Surviving Corporation:

(a)           Interests of the Surviving Corporation. Each share of Surviving Corporation Stock issued and outstanding immediately prior to the Second Merger Effective Time shall cease to be outstanding and shall automatically be cancelled and cease to exist at the Second Merger Effective Time. Each holder of a share of Surviving Corporation Stock that was outstanding immediately prior to the Second Merger Effective Time shall cease to have any rights with respect thereto.

(b)           Interests of Merger Sub 2. Each limited liability company interest of Merger Sub 2 issued and outstanding immediately prior to the Second Merger Effective Time shall remain issued and outstanding and shall constitute the only outstanding limited liability company interests of the Surviving LLC immediately following the Second Merger Effective Time.

Section 3.3           Treatment of Company Equity Awards.

(a)           Company RSU Awards. At the First Merger Effective Time, by virtue of the First Merger, each outstanding award of restricted stock units of the Company granted pursuant to the Company’s 2019 Omnibus Stock and Incentive Plan (the “Company Equity Plan”) that was subject solely to time-based vesting immediately prior to the First Merger Effective Time (each, a “Company RSU Award”) shall, automatically and without any action on the part of the Parties or any holder of a Company RSU Award, be assumed by Parent and converted into the right to receive, upon vesting, the number of Parent Common Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the First Merger Effective Time by (ii) the Equity Award Exchange Ratio (each, an “Assumed Company RSU”). Except as set forth above, each Assumed Company RSU will be subject to the same terms and conditions, including vesting and forfeiture terms, applicable to the corresponding Company RSU Award immediately prior to the First Merger Effective Time (including under the terms of the Company Equity Plan and the applicable restricted stock unit agreement).

(b)           Company PRSU Awards. At the First Merger Effective Time, by virtue of the First Merger, each outstanding award of restricted stock units of the Company granted pursuant to the Company Equity Plan that was subject to performance-based vesting immediately prior to the First Merger Effective Time (each, a “Company PRSU Award”) shall, automatically and without any action on the part of the Parties or any holder of a Company PRSU Award, be assumed by Parent and converted into the right to receive, upon vesting, the number of Parent Common Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to such Company PRSU Award immediately prior to the First Merger Effective Time (determined based on the target number of shares subject to such Company PRSU Award) by (ii) the Equity Award Exchange Ratio (each, an “Assumed Company PRSU”). Except as set forth above, each Assumed Company PRSU will be subject to the same terms and conditions, including time-based vesting and forfeiture provisions, but not performance-vesting provisions, applicable to the corresponding Company PRSU Award immediately prior to the First Merger Effective Time (including under the terms of the Company Equity Plan and the applicable restricted stock unit agreement).

(c)           Company Stock Options. At the First Merger Effective Time, by virtue of the First Merger, each outstanding option to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted pursuant to the Company Equity Plan, whether vested or unvested shall, automatically and without any action on the part of the Parties or any holder of a Company Stock Option, be assumed by Parent and converted into an option to purchase the number of Parent Common Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the First Merger Effective Time by (ii) the Equity Award Exchange Ratio, at an exercise price per Parent Common Share equal to the quotient obtained by dividing (x) the per share exercise price of such Company Stock Option immediately prior to the First Merger Effective Time by (y) the Equity Award Exchange Ratio, rounded up to the nearest whole cent (each, an “Assumed Company Option”); provided that the number of Parent Common Shares subject to such Assumed Company Option, the exercise price per share of such Assumed Company Option and the terms and conditions of exercise of such Assumed Company Option shall be determined in a manner intended to be consistent with the requirements of Section 409A of the Code and, with respect to any Assumed Company Option, intended to qualify as an “incentive stock option” under Section 422 of the Code and Section 424(a) of the Code. Except as set forth above, each Assumed Company Option will be subject to the same terms and conditions, including vesting, exercise, expiration and forfeiture provisions, applicable to the corresponding Company Stock Option immediately prior to the First Merger Effective Time (including under the terms of the Company Equity Plan and the applicable stock option agreement).

(d)           Company Restricted Stock Awards. As of immediately prior to, and contingent upon, the First Merger Effective Time, each outstanding restricted stock award of the Company granted to a non-employee director pursuant to the Company Equity Plan (each, a “Company Restricted Stock Award”) shall automatically vest in full and each share of Company Common Stock underlying such Company Restricted Stock Award shall be treated as an outstanding share of Company Common Stock for all purposes of this Agreement, including for purposes of receiving the Merger Consideration pursuant to Section 3.1(b)(i).

(e)           Company Phantom Stock Awards. As of immediately prior to, and contingent upon, the First Merger Effective Time, each outstanding phantom stock award of the Company granted to a non-employee director pursuant to the Company Equity Plan and the Company’s Directors Deferred Compensation Plan (the “Directors Deferred Compensation Plan” and each such award, a “Company Phantom Stock Award”) shall automatically vest in full. At the First Merger Effective Time, each share of Company Common Stock underlying such Company Phantom Stock Award shall be treated as an outstanding share of Company Common Stock for all purposes of this Agreement, including for purposes of receiving the Merger Consideration pursuant to Section 3.1(b)(i).

(f)            Company ESPP. As soon as practicable following the date hereof, the Company Board (or, if appropriate, any committee administering the Company ESPP) shall adopt such resolutions or take such other actions as may be required to provide that, with respect to the Company ESPP: (i) the Company ESPP shall be suspended such that no new Option Periods shall commence after the date of this Agreement, (ii) the final Option Period in effect as of the date of this Agreement will end on the earlier of (A) its regular end date and (B) such date as the Company determines in its sole discretion (provided that such date shall be no later than the date that is five (5) Business Days prior to the First Merger Effective Time (the “Final Exercise Date”)), (iii) each Company ESPP participant’s accumulated contributions under the Company ESPP for any Option Period in effect as of immediately prior to the Final Exercise Date shall be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP as of the Final Exercise Date, and (iv) contingent upon the occurrence of the First Merger, the Company ESPP shall terminate on the date immediately prior to the date on which the First Merger occurs and no further rights shall be granted or exercised under the Company ESPP thereafter.  All shares of Company Common Stock purchased on the Final Exercise Date shall be canceled at the First Merger Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

(g)           Required Actions. Prior to the First Merger Effective Time, (i) the Company Board (or, if appropriate, any committee thereof administering the Company Equity Plan or the Directors Deferred Compensation Plan) shall pass any necessary resolutions or take any other required action in order to (A) effect the foregoing provisions of this Section 3.3 and (B) terminate and liquidate the Directors Deferred Compensation Plan in accordance with Section 11 of the Directors Deferred Compensation Plan effective as of, and contingent upon, the First Merger Effective Time and (ii) Parent shall take all actions necessary to effect the assumption of the Company RSU Awards, the Company PRSU Awards and the Company Stock Options and the forgoing provisions of this Section 3.3.

(h)           Form S-8. As soon as reasonably practicable following the First Merger Effective Time, Parent shall file with the Securities and Exchange Commission, a registration statement on Form S-8 (or any successor or other appropriate forms) relating to the Parent Common Shares issuable with respect to Assumed Company RSUs, Assumed Company PRSUs and Assumed Company Options to the extent permitted pursuant to the instructions of Form S-8, and Parent shall use all reasonable best efforts to maintain the effectiveness of such registration statement thereafter for so long as any such Assumed Company RSUs, Assumed Company PRSUs or Assumed Company Options remain outstanding.

Section 3.4           Payment for Securities; Exchange.

(a)           Exchange Agent; Exchange Fund. Prior to the First Merger Effective Time, Parent, US Holdings or Merger Sub 1 shall enter into an agreement with a commercial bank, trust company or transfer agent that is reasonably acceptable to the Company to act as agent for the holders of Company Common Stock in connection with the First Merger (the “Exchange Agent”) and to receive the Merger Consideration to which such holders shall become entitled pursuant to this ARTICLE III. Promptly after the First Merger Effective Time on the Closing Date, Parent, US Holdings and Merger Sub 1 shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Eligible Shares, for issuance in accordance with this ARTICLE III through the Exchange Agent, the Merger Consideration in respect of Eligible Shares pursuant to Section 3.1. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for Eligible Shares pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.4(a) and Section 3.4(h), the Exchange Fund shall not be used for any other purpose. Any cash and Parent Common Shares deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.4(h)) shall hereinafter be referred to as the “Exchange Fund.” Parent, US Holdings or the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Eligible Shares pursuant to this Agreement. The cash portion of the Exchange Fund may be invested by the Exchange Agent as reasonably directed by Parent; provided that (i) such investments shall be solely in obligations of or fully guaranteed as to principal and interest by, the United States of America and (ii) no such investments shall have maturities that would reasonably be expected to prevent or delay payments to be made pursuant to this Agreement. To the extent that, for any reason, the amount in the Exchange Fund is below that required to make prompt payment of the aggregate cash portion of the Merger Consideration as contemplated by this ARTICLE III, Parent, US Holdings or the Surviving Corporation shall promptly replace, restore or supplement (or cause to be replaced, restored or supplemented) the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such aggregate cash payments of Merger Consideration as contemplated by this ARTICLE III. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund, and any amounts in excess of the amounts payable hereunder shall, at the discretion of Parent, be promptly returned to Parent, US Holdings or the Surviving Corporation.

(b)           Payment Procedures.

(i)            Certificates. As soon as practicable after the First Merger Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the First Merger Effective Time, of an outstanding certificate or certificates that immediately prior to the First Merger Effective Time represented Eligible Shares (“Certificates”), a notice advising such holders of the effectiveness of the First Merger and a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent, and which shall be in a customary form as mutually agreed upon by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of Certificates for payment of the Merger Consideration set forth in Section 3.1(b)(i). Upon surrender to the Exchange Agent of a Certificate, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more Parent Common Shares (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of Parent Common Shares, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount equal to the applicable aggregate Cash Consideration and the cash payable in lieu of any fractional Parent Common Shares pursuant to Section 3.4(h).

(ii)           Non-DTC Book-Entry Shares. As soon as practicable after the First Merger Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the First Merger Effective Time, of Eligible Shares represented by book-entry (“Book-Entry Shares”) not held through the Depository Trust Company (“DTC”), (A) a notice advising such holders of the effectiveness of the Merger, (B) a statement reflecting the number of Parent Common Shares (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of Parent Common Shares, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) and (C) a check in the amount equal to the applicable aggregate Cash Consideration and the cash payable in lieu of any fractional Parent Common Shares pursuant to Section 3.4(h).

(iii)          DTC Book-Entry Shares. With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate prior to the Closing Date to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees promptly on or after the Closing Date, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration and the cash to be paid in lieu of any fractional Parent Common Shares in accordance with Section 3.4(h), if any.

(iv)          No Interest. No interest shall be paid or accrued on any amount payable for Eligible Shares pursuant to this ARTICLE III.

(v)           Payment other than to Record Holder. With respect to Certificates, if payment of the Merger Consideration and any cash to be paid in lieu of any fractional Parent Common Shares in accordance with Section 3.4(h) is to be made to a Person other than the record holder of such Eligible Shares, it shall be a condition of payment that Certificates so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration and any cash to be paid in lieu of any fractional Parent Common Shares in accordance with Section 3.4(h) to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of Parent that such Taxes either have been paid or are not applicable. With respect to Book-Entry Shares, payment of the Merger Consideration and any cash to be paid in lieu of any fractional Parent Common Shares in accordance with Section 3.4(h), shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company as of the First Merger Effective Time. Until surrendered as contemplated by this Section 3.4(b)(v), each Certificate or Book-Entry Share shall be deemed at any time after the First Merger Effective Time to represent only the right to receive upon such surrender the Merger Consideration and any cash to be paid in lieu of any fractional Parent Common Shares in accordance with Section 3.4(h), payable in respect of such shares of Company Common Stock, and if applicable, any Post-Effective Time Dividends.

(c)           Termination of Rights. All Merger Consideration and any cash to be paid in lieu of any fractional Parent Common Shares in accordance with Section 3.4(h), paid upon the surrender of and in exchange for Eligible Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the First Merger Effective Time, the stock transfer books of the Company shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the First Merger Effective Time. If, after the First Merger Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for the Merger Consideration and any cash to be paid in lieu of any fractional Parent Common Shares in accordance with Section 3.4(h) payable in respect of the Eligible Shares previously represented by such Certificates, together with, if applicable, any Post-Effective Time Dividends.

(d)           Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the one (1) year anniversary of the Closing Date shall be delivered to Parent, US Holdings or the Surviving Corporation, upon demand, and any former common stockholders of the Company who have not theretofore received the Merger Consideration and any cash to be paid in lieu of any fractional Parent Common Shares in accordance with Section 3.4(h), in each case without interest thereon, to which they are entitled under this ARTICLE III shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.

(e)           No Liability. None of the Surviving Corporation, Parent, US Holdings, Merger Sub 1, Merger Sub 2 or the Exchange Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)            Distributions with Respect to Unexchanged Parent Common Shares. No dividends or other distributions, if any, declared or made with respect to Parent Common Shares with a record date after the First Merger Effective Time (“Post-Effective Time Dividends”) shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the whole Parent Common Shares that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Share, in each case until such holder shall surrender such Certificate or Book-Entry Share in accordance with this Section 3.4. Following surrender of any such Certificate or Book-Entry Share, there shall be paid to such holder of whole Parent Common Shares issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the Post-Effective Time Dividends theretofore paid with respect to such whole Parent Common Shares, and (ii) at the appropriate payment date, the Post-Effective Time Dividends with a record date prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Parent Common Shares. For purposes of dividends or other distributions in respect of Parent Common Shares, all whole Parent Common Shares to be issued pursuant to the First Merger with respect to Eligible Shares shall be entitled to Post-Effective Time Dividends pursuant to the immediately preceding sentence as if such whole Parent Common Shares were issued and outstanding as of the First Merger Effective Time.

(g)           Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and cash to be paid in lieu of any fractional Parent Common Shares in accordance with Section 3.4(h), payable in respect of the shares of Company Common Stock formerly represented by such Certificate.

(h)           No Fractional Parent Common Shares. No certificates or scrip or shares representing fractional Parent Common Shares shall be issued upon the exchange of Eligible Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent or a holder of Parent Common Shares. Notwithstanding any other provision of this Agreement, each holder of Eligible Shares exchanged pursuant to the First Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share (after taking into account all Certificates and Book-Entry Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a Parent Common Share multiplied by (ii) the volume weighted average price of Parent Common Shares for the five (5) consecutive Trading Days immediately prior to, but not including, the Closing Date as reported by Bloomberg, L.P. Promptly after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The payment of cash in lieu of fractional Parent Common Shares is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

(i)            Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, US Holdings, the Company, Merger Sub 1, the Surviving Corporation, Merger Sub 2, the Exchange Agent, each of their respective Affiliates and any other applicable withholding agent shall be entitled to deduct or withhold from any amounts otherwise payable to any Person pursuant to this Agreement any amount required to be deducted or withheld with respect to the making of such payment under applicable Law. To the extent that amounts so properly deducted or withheld are paid over to the relevant Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such amounts would have been paid absent such deduction or withholding.

Section 3.5           Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the First Merger Effective Time that are held by any record holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 3.1(b)(i), but instead at the First Merger Effective Time shall become the right to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL, and at the First Merger Effective Time all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then (i) such shares of Company Common Stock shall thereupon cease to constitute Appraisal Shares and (ii) the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease and if such forfeiture shall occur following the First Merger Effective Time, each such Appraisal Share shall thereafter be deemed to have been converted into and to have become, as of the First Merger Effective Time, the right to receive, without interest thereon, the Merger Consideration in accordance with Section 3.1(b)(i) and Section 3.4. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock received by the Company and the Company shall provide Parent with the opportunity to participate in and direct all negotiations and Proceedings with respect to demands for appraisal under the DGCL. Prior to the First Merger Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent, US Holdings, Merger Sub 1 and Merger Sub 2 on or prior to the date of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Company SEC Documents filed with or furnished to the SEC and available on EDGAR, since the Company Applicable Date and prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature (but, for clarity, including any historical factual information contained within such headings, disclosure or statements)), the Company represents and warrants to Parent, US Holdings, Merger Sub 1 and Merger Sub 2 as follows:

Section 4.1           Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and, where such concept is recognized, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, other than, in the case of the Company’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to (a) have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole (a “Company Material Adverse Effect”), or (b) prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets or properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to (i) have, individually or in the aggregate, a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents and the Organizational Documents of each Significant Subsidiary of the Company, each as amended prior to the execution of this Agreement, and each such Organizational Document as made available to Parent is in full force and effect. Neither the Company nor any Significant Subsidiary of the Company is in violation of any of the provisions of its Organizational Documents in any material respect, and no other Subsidiary of the Company is in violation of any of the provisions of its Organizational Documents except for such violations as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2           Capital Structure.

(a)           As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 750,000,000 shares of Company Common Stock and (ii) 150,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock” and, together with Company Common Stock, the “Company Capital Stock”). At the close of business on November 2, 2022 (the “Measurement Date”): (A) 135,193,772 shares of Company Common Stock were issued (1,429,139 of which were held in treasury and not outstanding) and (B) no shares of Company Preferred Stock were issued and outstanding. Since the Measurement Date until the date of this Agreement, the Company has not issued any securities (including derivative securities) except for shares of Company Common Stock issued upon exercise or settlement of the Company Equity Awards described in Section 4.2(b) as were outstanding at the close of business on the Measurement Date.

(b)           At the close of business on the Measurement Date (i) there were (A) 337,737.5 shares of Company Common Stock subject to outstanding Company RSU Awards, (B) 312,172.5 shares of Company Common Stock subject to outstanding Company PRSU Awards, assuming target achievement, (C) 234,142 shares of Company Common Stock subject to Company Stock Options, (D) 59,991.885 shares of Company Common Stock subject to outstanding Company Phantom Stock Awards, and (E) 27,855 shares of Company Common Stock subject to outstanding Company Restricted Stock Awards, (ii) 3,627,517.5 shares of Company Common Stock remain available for issuance pursuant to the Company Equity Plan (assuming that all Company PRSU Awards achieve maximum performance) and (iii) 885,899 shares of Company Common Stock remain available for issuance pursuant to the Company ESPP.

(c)           Schedule 4.2(c) of the Company Disclosure Letter sets forth a true and complete list of all Company RSU Awards, Company PRSU Awards, Company Stock Options, Company Restricted Stock Awards and Company Phantom Stock Awards (collectively, “Company Equity Awards”) as of the close of business on the Measurement Date, indicating, with respect to each Company Equity Award then outstanding, as applicable, the type of award (including, for each Company Stock Option, whether it is intended to be an “incentive stock option” under Section 422 of the Code), the number of shares of Company Common Stock subject to such the Company Equity Award, the date of grant, the exercise or purchase price, the vesting schedule, and the expiration date thereof, and whether (and to what extent) the vesting of such Company Equity Award will be accelerated by the consummation of the Mergers or the Transactions or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Mergers or the Transactions. The Company does not sponsor, maintain or administer any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the Company Equity Plan, the Directors Deferred Compensation Plan and the Company ESPP. The Company is under no obligation to issue shares of Company Common Stock pursuant to any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the Company Equity Plan, the Directors Deferred Compensation Plan and the Company ESPP.

(d)           Except as set forth in Section 4.2(a), Section 4.2(b) and Section 4.2(c), and for changes since the close of business on the Measurement Date permitted under Section 6.1(b)(ii) (including the introductory paragraph thereto), there are outstanding: (i) no shares of Company Capital Stock or any Voting Debt or other voting securities of or ownership interests in the Company; (ii) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock, Voting Debt or other voting securities of or ownership interests in the Company; and (iii) no restricted shares, options, warrants, subscriptions, calls, rights (including preemptive, anti-dilution and appreciation rights), phantom stock, commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt or other voting securities of or ownership interests in the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such restricted share, option, warrant, subscription, call, right, phantom stock, commitment or agreement.

(e)           All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding shares of Company Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable Contracts (including the Company Equity Plan, the Directors Deferred Compensation Plan and the Company ESPP, as applicable). As of the date of this Agreement, there are no stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by which any of them are bound relating to the voting of any shares of capital stock or other equity interest of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are party to any Contract as of the date of this Agreement requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to, any Company Capital Stock or any shares of capital stock or other equity interests in any of the Subsidiaries of the Company. No Subsidiary of the Company owns any shares of Company Common Stock or any other shares of Company Capital Stock.

(f)            As of the date of this Agreement, neither the Company nor any of its Subsidiaries has (i) any interests in a joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person or (ii) any obligations, whether contingent or otherwise, to consummate any additional investment in any Person other than its Subsidiaries. All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly owned Subsidiary of the Company, are free and clear of all Encumbrances, other than Permitted Encumbrances, and have been duly authorized, validly issued, fully paid and nonassessable and all such shares or equity ownership interests are listed in Schedule 4.2(f) of the Company Disclosure Letter.

Section 4.3           Authority; No Violations; Consents and Approvals.

(a)           The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, only with respect to the consummation of the Mergers, to the Company Stockholder Approval and the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by the Company, and assuming the due and valid execution of this Agreement by Parent, US Holdings, Merger Sub 1 and Merger Sub 2, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at Law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the Mergers, are fair to, and in the best interests of, the Company and the holders of Company Common Stock, (ii) approved and declared advisable this Agreement and the Transactions, including the Mergers, (iii) directed that this Agreement be submitted to the holders of Company Common Stock for its adoption, and (iv) resolved to recommend that the holders of Company Common Stock adopt this Agreement at the Company Stockholders Meeting (such recommendation described in clause (iv), the “Company Board Recommendation”). The Company Stockholder Approval is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and the Mergers.

(b)           The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Transactions by the Company will not (i) contravene, conflict with or result in a breach or violation of any provision of the Organizational Documents of the Company (assuming the Company Stockholder Approval is obtained) or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, result in a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any Contract to which the Company or any of its Subsidiaries is a party, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a breach or violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, breaches, violations, defaults, acceleration, losses, or Encumbrances that would not reasonably be expected to (A) have, individually or in the aggregate, a Company Material Adverse Effect or (B) prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(c)           Except for this Agreement, the Company is not party to any Contract, arrangement or other commitment that would or would reasonably be expected to entitle any Person to appoint one or more directors to the Parent Board.

Section 4.4           Consents. No Consent from any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and the expiration or termination of the applicable waiting period with respect thereto; (b) compliance with any applicable requirements of other Antitrust Laws or Foreign Investment Laws; (c) the filing with the SEC of (i) a joint proxy statement and management information circular (which will also constitute a prospectus for purposes of the Parent Share Issuance) in preliminary and definitive form (the “Joint Proxy Statement”) relating to (x) the meeting of the stockholders of the Company to be held for the purposes of obtaining the Company Stockholder Approval (including any postponement, adjournment or recess thereof, the “Company Stockholders Meeting”) and (y) the meeting of the shareholders of Parent to be held for the purposes of obtaining the Parent Shareholder Approval (including any postponement, adjournment or recess thereof, the “Parent Shareholders Meeting”), (ii) the filing with the SEC and declaration of effectiveness under the Securities Act of the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which Parent Common Shares issuable in the First Merger will be registered with the SEC (including the prospectus set forth therein (which shall be the Joint Proxy Statement), and any amendments or supplements, the “Registration Statement”) and (iii) such other reports under the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions, (d) the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware, (e) filings with the NYSE, (f) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (g) any such other Consent that the failure to obtain or make would not reasonably be expected to (i) have, individually or in the aggregate, a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

Section 4.5           SEC Documents; Financial Statements.

(a)           Since December 29, 2019 (the “Company Applicable Date”), the Company has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, certifications, schedules, statements and documents, collectively, the “Company SEC Documents”). As of their respective dates, each of the Company SEC Documents, as amended through the date hereof, complied, or if not yet filed or furnished, will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed (or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended), or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The consolidated financial statements of the Company included in the Company SEC Documents, including all notes and schedules thereto, complied, or, in the case of the Company SEC Documents filed after the date of this Agreement, will comply in all material respects, when filed (or if amended prior to the date of this Agreement, as of the date of such amendment) with the rules and regulations of the SEC with respect thereto, were, or, in the case of the Company SEC Documents filed after the date of this Agreement, will be prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal and customary year-end audit adjustments, none of which would be material individually or in the aggregate) the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

(c)           The Company has established and maintains a system of “internal control over financial reporting” and “disclosure controls and procedures” (as such terms are defined in Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms; and such system of internal control over financial reporting is reasonably designed and maintained to provide reasonable assurance (i) regarding the reliability of the Company’s financial reporting and the preparation of the Company financial statements for external purposes in accordance with GAAP, (ii) that transactions are executed in accordance with the appropriate officer’s general or specific authorization, (iii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and (iv) that access to the material property and assets of the Company is permitted in accordance with management’s general or specific authorization. Based on their most recent evaluation of such internal controls of financial reporting (as defined in Rule 13a-15(f) under the Exchange Act), neither the Company nor, to the knowledge Company, the Company’s independent registered public accounting firm has been made aware of (x) any “significant deficiency” or “material weakness” (each as defined in Rule 13a-15(f) of the Exchange Act) in the design or operation of internal controls utilized by the Company or its Subsidiaries that has not been subsequently remediated or (y) since the Company Applicable Date, any illegal act or fraud that involves management or other employees who have a significant role in the Company’s internal controls or in the preparation of the financial statements. Since the Company Applicable Date, there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director. The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Entity challenging or questioning that the statements contained in such certifications were complete and correct as of the dates they were made.

Section 4.6           Absence of Certain Changes or Events.

(a)           Since January 2, 2022 through the date of this Agreement, there has not been any Company Material Adverse Effect or any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b)           From July 3, 2022 through the date of this Agreement, the Company and its Subsidiaries have conducted their business in the ordinary course of business in all material respects and there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the First Merger Effective Time without Parent’s consent, would have constituted a breach of clauses (i), (iv), (v), (vi), (vii), (viii), (xi), (xii), (xiii), (xv) or (xvii) of Section 6.1(b).

Section 4.7           No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the consolidated balance sheet of the Company dated as of January 2, 2022 (including the notes thereto) contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2022 or in the consolidated balance sheets (including the notes thereto) contained in the Company’s Quarterly Reports on Form 10-Q filed with the SEC after January 2, 2022 and prior to the date of this Agreement, (b) liabilities not required to be presented on the face of a balance sheet in accordance with GAAP (or disclosed in the notes thereto), (c) liabilities incurred in the ordinary course of business subsequent to January 2, 2022, (d) liabilities incurred in connection with the Transactions, (e) liabilities incurred as expressly permitted or required under this Agreement and (f) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8           Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Joint Proxy Statement, will, at the date it is first mailed to stockholders of the Company and to shareholders of Parent and at the time of the Company Stockholders Meeting and the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that, in the case of clause (a) and (b), no representation is made by the Company with respect to statements made therein based on information supplied by Parent, US Holdings, Merger Sub 1 or Merger Sub 2 specifically for inclusion or incorporation by reference therein. Subject to the accuracy of the first sentence of Section 5.9, the Registration Statement and the Joint Proxy Statement will comply as to form in all material respects with the applicable Canadian Securities Laws and Canadian corporate Laws, the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder.

Section 4.9           Company Permits; Compliance with Applicable Law.

(a)           The Company and its Subsidiaries hold and at all times since the Company Applicable Date have held all permits, licenses, certifications, registrations, Consents, authorizations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. All Company Permits are in full force and effect and no suspension or cancellation of any of Company Permits is pending or, to the knowledge of the Company, threatened, and the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in full force and effect or failure to so comply has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)           The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time since the Company Applicable Date have been conducted, in violation of any applicable Law, except for violations that have not had and would not reasonably be expected to (i) have, individually or in the aggregate, a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those the outcome of which would not reasonably be expected to (x) have, individually or in the aggregate, a Company Material Adverse Effect or (y) prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

Section 4.10         Compensation; Benefits.

(a)           Set forth on Schedule 4.10(a) of the Company Disclosure Letter is a list, as of the date hereof, of all of the material Company Benefit Plans; provided that, with respect to any employment, termination or severance agreement, stock option, restricted stock, restricted stock unit, phantom stock award agreement and grant notices for employees of the Company or any of its Subsidiaries and agreements with consultants entered into in the ordinary course of business, Schedule 4.10(a) of the Company Disclosure Letter shall list (i) any form thereof, (ii) in the case of any employment, termination or severance agreement, the individuals party to such agreements, and (iii) any material individual agreements or grant notices that materially deviate from the applicable standard form listed in Schedule 4.10(a) of the Company Disclosure Letter, each of which has been made available to Parent.

(b)           True, correct and complete copies (or a written description of material terms if such plan is not written) of each of the material Company Benefit Plans listed in Schedule 4.10(a) of the Company Disclosure Letter and related trust documents and favorable determination letters, if applicable, have been furnished or made available to Parent or its Representatives, along with the most recent report filed on Form 5500 and summary plan description with respect to each Company Benefit Plan required to file a Form 5500, the most recently prepared actuarial reports and financial statements, and all material correspondence to or from any Governmental Entity received in the past three (3) years addressing any matter involving actual or potential material liability relating to a Company Benefit Plan.

(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan has been established, operated and administered in compliance with all applicable Laws, including ERISA, the Code and the Affordable Care Act, and with its terms.

(d)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Benefit Plans, and there are no Proceedings by a Governmental Entity with respect to any of the Company Benefit Plans.

(e)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, all contributions required to be made by the Company or any of its ERISA Affiliates to the Company Benefit Plans pursuant to their terms or applicable Law have been made within the time periods prescribed by the terms of such plan and applicable Law or have been accrued in accordance with the terms of the applicable plan and applicable Law.

(f)            Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance and, to the knowledge of the Company, no event or omission has occurred that would cause any Company Benefit Plan to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification. With respect to any Company Benefit Plan, none of the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other Person, has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material. The Company and its Subsidiaries do not have any material liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(g)           Neither the Company nor any ERISA Affiliate of the Company sponsors, maintains, contributes to or has an obligation to contribute to, or in the past six (6) years has sponsored, maintained, contributed to or had an obligation to contribute to, or has had any liability or obligation under or with respect to, and no Company Benefit Plan is, a plan that is or was (i) subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code, (ii) a “welfare benefit fund” (as such term is defined within Section 419 of the Code), (iii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate of the Company has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(h)           Other than continuation coverage pursuant to Section 4980B of the Code or any similar state Law (or for a limited period of time following a termination of employment pursuant to the terms of an existing employment, severance or similar agreement in effect as of the date hereof), no Company Benefit Plan provides retiree or post-employment or post-service medical, disability life insurance or other welfare benefits to any Person.

(i)            None of the execution and delivery of this Agreement, the Parent Shareholder Approval or the consummation of the Transactions will, alone or in combination with any other event, (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company or any Subsidiary thereof (a “Company Employee”) or to any current or former director, officer or other individual service provider of the Company or any Subsidiary of the Company, (ii) further restrict any rights of the Company to amend or terminate any Company Benefit Plan, (iii) result in the forgiveness of any Indebtedness of any Company Employee or officer, director or other individual service provider of the Company or any Subsidiary of the Company or (iv) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) to any Company Employee or officer, director or other service provider of the Company or any Subsidiary of the Company

(j)            Neither the Company nor any Subsidiary of the Company has any obligation to provide, and no Company Benefit Plan or other agreement provides, any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(k)           Each Company Benefit Plan or any other agreement, arrangement, or plan of the Company or any of its Subsidiaries that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(l)            Each Company Non-U.S. Benefit Plan and related trust, if any, (i) complies with and has been administered in all material respects in accordance with (A) the applicable Laws of the subject foreign country and (B) its terms and the terms of any Labor Agreement and (ii) each Company Non-U.S. Benefit Plan which, under the applicable Laws of the subject foreign country, is required to be registered or approved by any Governmental Entity has been so registered or approved.

Section 4.11         Labor Matters.

(a)           Neither the Company nor any of its Subsidiaries is or has been since the Company Applicable Date a party to or bound by any Labor Agreement with, and no employee of the Company or its Subsidiaries is represented by, any labor union, works council, or other labor organization. There is no pending or, to the knowledge of the Company, threatened union representation petition involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has knowledge of any activity of any labor organization or employee group to organize any such employees since the Company Applicable Date. The Company and its Subsidiaries have no notice or consultation obligations to any labor union, labor organization or works council in connection with the execution of this Agreement or consummation of the Transactions.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no unfair labor practice, charge or grievance arising out of a Labor Agreement or any other labor-related Proceeding against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened.

(c)           There is, and since the Company Applicable Date has been, no strike, organized labor slowdown, concerted work stoppage, lockout, picketing, hand-billing, or other material labor dispute pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries.

(d)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since the Company Applicable Date have been, in compliance with all applicable Laws respecting labor, employment and employment practices including, without limitation, all such Laws respecting terms and conditions of employment, wages and hours, worker classification, discrimination, retaliation, harassment, workers’ compensation, immigration, recordkeeping, family and medical leave and occupational safety, COVID-19, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, labor relations, employee leave issues, affirmative action, Office of Federal Contract Compliance Programs regulations, child labor, unemployment insurance, and health requirements, and there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or individual classified as an independent contractor or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied Contract of employment. Since the Company Applicable Date, neither the Company nor any of its Subsidiaries has received any notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)           Since the Company Applicable Date, the Company and its Subsidiaries have promptly investigated all sexual harassment, or other discrimination, retaliation, or policy violation allegations of which the Company has knowledge. With respect to any such allegation with potential merit, the Company and its Subsidiaries have taken prompt corrective action that the Company (or the Subsidiary at issue, as applicable) determined was reasonably calculated to prevent further improper action. The Company and its Subsidiaries do not reasonably expect any material liabilities with respect to any such allegations and do not have any knowledge of any allegations relating to officers, directors, employees, contractors, or agents of the Company and its Subsidiaries that, if known to the public, would bring the Company and its Subsidiaries into material disrepute.

(f)            To the knowledge of the Company, as of the date hereof, no executive officer of the Company or any Subsidiary of the Company, nor any employee of the Company or any Subsidiary of the Company with the title of Vice President or above, intends to voluntarily terminate their employment prior to the one (1) year anniversary of the Closing.

(g)           No employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, or reduction in salary or wages affecting employees of the Company or any Subsidiary of the Company has occurred since the Company Applicable Date or is as of the date of this Agreement contemplated or planned, including as a result of COVID-19. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have not experienced any material employment-related liability with respect to COVID-19.

Section 4.12         Taxes.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)            All Tax Returns required to be filed by the Company or any of its Subsidiaries have been duly and timely filed (taking into account valid extensions of time for filing), and all such Tax Returns are complete and accurate in all respects. All Taxes that are due and payable by the Company or any of its Subsidiaries (whether or not reflected on any Tax Return) have been duly and timely paid or adequate reserves in respect thereof have been established on the financial statements of the Company in accordance with GAAP. All withholding Tax requirements imposed on or with respect to payments by the Company or any of its Subsidiaries to employees, creditors, equityholders or other Persons have been satisfied, and the Company and its Subsidiaries have complied in all respects with all related information reporting and record retention requirements.

(ii)           There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any of its Subsidiaries (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), and no power of attorney that has been granted by the Company or any of its Subsidiaries with respect to a Tax matter is currently in effect.

(iii)          There is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted in writing by any Taxing Authority. There are no Proceedings with respect to Taxes pending or threatened in writing against the Company or any of its Subsidiaries.

(iv)          Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing any Tax Return (other than a group the common parent of which is the Company or any of its Subsidiaries) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by reason of assumption or by operation of Law.

(v)           Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (1) any change in method of accounting occurring prior to the Closing pursuant to Section 481 of the Code (or any similar provision of state, local, or non-U.S. Law), (2) any installment sale or open transaction made prior to Closing, (3) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to or existing as of immediately prior to the Closing, (4) any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing, or (5) any deferred revenue or prepaid amount received or paid prior to the Closing outside of the ordinary course of business.

(vi)          No written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that the Company or such Subsidiary is or may be subject to any Tax or required to file any Tax Return in such jurisdiction.

(vii)         There are no Encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries, except for Permitted Encumbrances with respect to Taxes described in clause (b) of the definition of Permitted Encumbrances.

(viii)        Each of the Company and its Subsidiaries are in compliance with all applicable transfer pricing Tax Laws, including Section 482 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of state, local or non-U.S. Tax Law.

(ix)           Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2).

(x)            Neither the Company nor any of its Subsidiaries has applied for any relief under, deferred the payment of Tax or the recognition of taxable income or gain as result of, or is otherwise subject to any Tax provision of, a Pandemic Response Law.

(b)           Neither the Company nor any of its Subsidiaries is a party to, has any obligation under or is bound by any material Tax allocation, sharing or indemnity Contract or arrangement pursuant to which it will have any potential material liability to any Person after the First Merger Effective Time (excluding (i) the Tax Matters Agreement, (ii) any Contract or arrangement solely between or among the Company and/or any of its Subsidiaries, and (iii) any customary provisions contained in any commercial agreement entered into in the ordinary course of business and not primarily relating to Tax).

(c)           Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement.

(d)           To the knowledge of the Company, the consummation of the Transactions is not reasonably expected to cause (x) the Spin to fail to qualify for tax-free treatment under Section 355 of the Code or (y) the Company shares distributed in the Spin to not be treated as “qualified property” (for purposes of Section 355(c)(2) or Section 361(c)(2) of the Code) by reason of the application of Section 355(d) or Section 355(e) of the Code).

(e)           To the knowledge of the Company, (i) no property or liabilities have been transferred to or from the Company or any of its Subsidiaries (including by contribution or distribution) as, and (ii) the Spin was not, in the case of either clause (i) or (ii), part of a plan a principal purpose of which was to avoid the purposes of Section 7874 of the Code.

(f)            To the knowledge of the Company, as of the date of this Agreement, the Company is not in material breach of any representation, warranty, or covenant under the Tax Matters Agreement.

(g)           The consummation of the Transactions is not reasonably expected to cause the Company to be in material violation of its representations, warranties, and covenants in the Tax Matters Agreement (without regard to whether the Transactions will cause (x) the Spin to fail to qualify for tax-free treatment under Section 355 or (y) the Company shares distributed in the Spin to not be treated as “qualified property” (for purposes of Section 355(c)(2) or Section 361(c)(2) of the Code) by reason of the application of Section 355(d) or Section 355(e) of the Code).

(h)           No material closing agreements, private letter rulings, technical advice memoranda or similar written agreements or rulings have been entered into with or issued by any Taxing Authority within the three (3)-year period immediately preceding the date of this Agreement with respect to the Company or any of its Subsidiaries.

Section 4.13         Litigation. Except as has not had and would not reasonably be expected to (i) have, individually or in the aggregate, a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of the Company to consummate the Transactions, there is no (a) Proceeding pending, or, to the knowledge of the Company, threatened against or by the Company or any of its Subsidiaries or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries; provided that to the extent any such representations or warranties in the foregoing pertain to Transaction Litigation, such representations and warranties are made only as of the date hereof. To the knowledge of the Company, as of the date hereof, no officer or director of the Company is a defendant in any Proceeding in connection with his or her status as an officer or director of the Company.

Section 4.14         Intellectual Property; Data Privacy & Cyber Security.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has made available all Registered Intellectual Property that is owned by, purported to be owned by or exclusively licensed to the Company or its Subsidiaries (the “Company Registered Intellectual Property”), in each case including, to the extent applicable, the owner of such filing, issuance or registration, the date of filing, issuance or registration, the filing, issuance or registration number and the name of the body where the filing, issuance or registration was made. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all registrations of the Company Registered Intellectual Property are subsisting, and (other than applications), valid and enforceable, and all applications for the Company Registered Intellectual Property are validly applied-for Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Proceedings before any Governmental Entity pending against or, to the knowledge of the Company or any of its Subsidiaries, threatened against the Company in writing, that challenge the legality, validity, enforceability, registration, use or ownership of any Company Owned Intellectual Property, except for an examiner in the normal prosecution of such Company Owned Intellectual Property.

(b)           The Company and its Subsidiaries, as applicable, solely and exclusively own all items of Company Owned Intellectual Property (other than Domain Names for which the Company or its Subsidiaries are named registrants) and have legally enforceable and sufficient rights to use and practice all other material Intellectual Property used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries, in each case, free and clear of all Encumbrances except for Permitted Encumbrances, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has granted or transferred (or is obligated to grant or transfer) to any Person or has permitted (or is obligated to permit) any Person to retain any ownership interest, including any joint ownership interest, or any exclusive rights, in any Intellectual Property that is or was the Company Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           The operation of the business of each of the Company and its Subsidiaries as previously conducted and presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Company Applicable Date, there have been and are no Proceedings pending or, to the knowledge of the Company, threatened, alleging that the Company or any of its Subsidiaries is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any third Person, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no third party is infringing on any Company Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)           The Company and its Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets that embody Company Owned Intellectual Property and that are used in the businesses of each of the Company and its Subsidiaries as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All current and former employees, consultants and contractors of the Company or any of its Subsidiaries who have developed any Intellectual Property for or on behalf of the Company or any such Subsidiary have executed Contracts that assign to the Company or one of its Subsidiaries all of such Person’s rights in and to such Intellectual Property and bind such Persons to obligations of confidentiality and non-disclosure with respect to any trade secrets or other confidential information, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the IT Assets owned and controlled by the Company and each of its Subsidiaries are reasonably sufficient for the current needs of the businesses of the Company and its Subsidiaries as currently conducted and have not malfunctioned or failed since the Company Applicable Date; and (ii) the Company has implemented reasonable measures designed to prevent the introduction of Malicious Code into any IT Assets.

(f)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Proprietary Software incorporates, calls or links to any Open Source Software that requires (or purports to require) the Company or any of its Subsidiaries to (i) distribute or otherwise make available the source code for any Company Proprietary Software, (ii) license any Company Proprietary Software for the purposes of making derivative works thereof, (iii) license the source code of any Company Proprietary Software at no cost, or (iv) grant any rights or immunities in, to or under any Company Owned Intellectual Property. The Company and its Subsidiaries are in compliance with all applicable licenses for Open Source Software, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no source code forming part of any Company Proprietary Software (“Company Source Code”) has been since the Company Applicable Date, delivered, disclosed, released, made available or licensed by the Company or any of its Subsidiaries (and no Person has been authorized by the Company or any of its Subsidiaries to deliver, disclose, release, make available or license such source code under any circumstance) to any third Person (other than any employee, consultant, service provider (including third party service providers of IT Assets)) or independent contractor of the Company and its Subsidiaries within the scope of their engagement with the Company or its applicable Subsidiary and performing services for or on behalf of the Company and its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is under an obligation to deliver, disclose, release, make available or license the Company Source Code to any escrow agent. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that Company Source Code be delivered, disclosed, released, made available or licensed to any third party, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no funding, facilities or resources of a Governmental Entity were used in the development of any Company Owned Intellectual Property; and no Person who was involved in, or who contributed to, the creation or development of any Company Owned Intellectual Property has performed services for any Governmental Entity in a manner that would adversely affect the Company’s or its Subsidiary’s rights in any Company Owned Intellectual Property.

(i)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have, since the Company Applicable Date, (i) complied with all applicable Privacy Laws, regulatory, industry, and self-regulatory guidelines and codes by which the Company and its Subsidiaries are legally bound, legally binding and published interpretations, guidelines and codes issued by governmental authorities of such Privacy Laws, and all applicable consumer protection or privacy laws governing the Company’s and its Subsidiaries’ receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information and (ii) maintained, continue to maintain and have complied with the Company and its Subsidiaries’ policies governing privacy and data security, including (A) all privacy policies and similar disclosures published on each web site of the Company and its Subsidiaries or otherwise communicated in writing to users of any such web site and other third parties and (B) any contractual commitment made by the Company and its Subsidiaries with respect to Personal Information (clauses (i) and (ii), collectively, the “Privacy Requirements”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have a privacy policy that incorporates, in all material respects, all disclosures to data subjects required by the Privacy Requirements. Since the Company Applicable Date, none of the disclosures made or contained in any privacy policy has been materially inaccurate, misleading or deceptive or in violation of the Privacy Requirements (including containing any material omission).

(j)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable organizational, physical, administrative and technical measures and procedures designed to protect Personal Information in accordance with Privacy Laws. The Company and its Subsidiaries’ information security program is reasonably designed to protect (i) the integrity, security and operations of the IT Assets, and (ii) Personal Information collected, held or controlled by the Company and its Subsidiaries, against data security incidents.

(k)           In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information collected, held, or controlled by or on behalf of the Company and its Subsidiaries, the Company and its Subsidiaries have, as and to the extent required by the Privacy Requirements, entered into agreements requiring any such third party to (i) comply with applicable Privacy Laws with respect to Personal Information, (ii) act in accordance with the instructions of the Company and its Subsidiaries, (iii) take reasonable steps designed to protect and secure Personal Information from data security incidents, (iv) restrict use of Personal Information to those authorized or required under the servicing, outsourcing, processing, or similar arrangement and (v) provide for the return or adequate disposal or destruction of Personal Information upon termination of the agreement with such third party.

(l)            Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there have been no data security incidents or personal data breaches related to Personal Information in the custody and control of the Company and its Subsidiaries or any service provider or subcontractor acting on behalf of the Company and its Subsidiaries since the Company Applicable Date. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no breach or violation of the information security systems of the Company and its Subsidiaries has occurred or, to the knowledge of the Company, is threatened since the Company Applicable Date.

(m)          The consummation of any of the Transactions will not violate, in any material respect, any Privacy Requirements.

(n)           There have not been since the Company Applicable Date any Proceedings related to any data security incidents or any violations of any Privacy Requirements by the Company and its Subsidiaries, and to the knowledge of the Company as of the date of this Agreement, there are no facts or circumstances which would reasonably be expected to serve as the basis for any such allegations or claims. The Company and its Subsidiaries have not received prior to the date of this Agreement any written correspondence relating to, or written notice of any Proceedings or alleged violations of, Privacy Laws with respect to Personal Information from any person or Governmental Entity, and, to the knowledge of the Company, there is no such ongoing Proceeding, claim, investigation or allegation.

(o)           All consents legally required pursuant to the Privacy Laws for the use of cookies or similar identifiers to collect information from any individual by the Company and its Subsidiaries have been obtained in material compliance with applicable Privacy Laws and all information legally required to be disclosed in order to use such identifiers in accordance with applicable Privacy Laws has been disclosed prior to collecting the identifier in material compliance with such appliable Privacy Laws.

Section 4.15        Real Property. Schedule 4.15(i) of the Company Disclosure Letter identifies the real property owned by the Company and its Subsidiaries (collectively, the “Company Owned Real Property”). Schedule 4.15(ii) of the Company Disclosure Letter contains a list of all of the real property leased or subleased by the Company and any of its Subsidiaries (collectively, the “Company Leased Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (a) the Company and its Subsidiaries have good, valid and marketable title to all Company Owned Real Property and valid leasehold estates in the Company Leased Real Property (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiaries free and clear of all Encumbrances, except Permitted Encumbrances, (b) to the knowledge of the Company, there are no pending disputes related to the Company Owned Real Property, (c) there is no pending or, to the knowledge of the Company, threatened, condemnation or eminent domain Proceedings that affect any of the Company Owned Real Property or the Company Leased Real Property, (d) the Company Owned Real Property and the Company Leased Real Property is in good order, condition and repair and is reasonably sufficient for the Company’s business as currently conducted, (e) to the knowledge of the Company, the Company Owned Real Property and the Company Leased Real Property comply with all applicable Laws and (f) each agreement under which the Company or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Leased Real Property (each, a “Company Real Property Lease”) is in full force and effect and is valid and enforceable against the Company or such Subsidiary and, to the knowledge of the Company, the other parties thereto, in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Company Real Property Lease and to the knowledge of the Company as of the date of this Agreement no facts or circumstances exist which with the passage of time and/or notice would constitute a default under any Company Real Property Lease.

Section 4.16         Environmental Matters. Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)           the Company and its Subsidiaries and their respective operations and assets are, and since the Company Applicable Date have been, in compliance with Environmental Laws, which compliance includes, and since the Company Applicable Date has included, obtaining, maintaining and complying with all Company Permits required under Environmental Laws for their respective operations and occupancy of any real property;

(b)           the Company and its Subsidiaries (and their respective properties and operations) are not subject to any pending or, to the Company’s knowledge, threatened Proceedings under Environmental Laws;

(c)           there has been no exposure of any Person to any Hazardous Materials, nor Release of Hazardous Materials at any property currently owned or operated (or to the Company’s knowledge, formerly owned or operated) by the Company or any of its Subsidiaries, in each case, which has resulted in liability to the Company or its Subsidiaries under Environmental Laws, and, since the Company Applicable Date, neither the Company nor any of its Subsidiaries has received any written notice asserting a violation of, or liability or obligation under, any Environmental Laws with respect to any Release of any Hazardous Materials at or from any property currently or formerly owned or operated by the Company, by or in connection with the Company’s operations, or at or from any offsite location where Hazardous Materials from the Company’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling, in each case that remains unresolved; and

(d)           except for customary indemnities in standard service agreements or leases, neither the Company nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person under any Environmental Law.

Section 4.17         Certain Business Practices; International Trade Laws.

(a)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries and their respective directors and officers, and, to the knowledge of the Company, each of their respective employees and all other Persons, in each case while acting for and on behalf of the Company or its Subsidiaries, have complied at all times since the Company Applicable Date, and are in compliance, with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (x) have instituted policies and procedures reasonably designed to promote compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company or any of its Subsidiaries operate and (y) have not revoked such policies and procedures.

(b)           Since the Company Applicable Date, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have been and are in compliance with all applicable import, export control, and economic and trade sanctions Laws, including the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (the “International Trade Laws”) and have obtained, or are otherwise qualified to rely upon, all necessary import and export licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations or other authorizations from, and made any filings with, any Governmental Entity required for (i) the import, export, and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals. Without limiting any of the foregoing, since the Company Applicable Date, none of the Company nor its Subsidiaries has engaged in any unlawful business or dealings, directly or indirectly, involving or relating to (x) any country or territory that is, or whose government is, the target of comprehensive sanctions imposed by the United States, Canada, the European Union or the United Kingdom (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of the Ukraine, and the so-called Donetsk and Luhansk People’s Republics) or (y) a Person that is designated on, or is owned at least 50%, directly or indirectly, individually or in the aggregate, or is controlled by, Person(s) designated on, any list of sanctioned parties maintained by the United States, including the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, Canada, the United Kingdom, or the European Union.

(c)           Since the Company Applicable Date, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers, directors or employees are or have been the subject of any allegation, government inquiry, voluntary disclosure, investigation (whether internal or external), prosecution or other enforcement action related to any actual, alleged, or suspected violation of the International Trade Laws, the FCPA, or any other applicable anti-corruption or anti-bribery Law, in each case concerning the business of the Company or its Subsidiaries.

Section 4.18         CFIUS. None of the Company or its Subsidiaries (i) produce, design, test, manufacture, fabricate, or develop one or more “critical technologies” as that term is defined in 31 C.F.R. § 800.215; (ii) perform the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure” as that term is defined in 31 C.F.R. § 800.212; or (iii) maintain or collect, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241.  The Company has conducted an assessment to confirm the foregoing and has confirmed that neither the Company nor its Subsidiaries are a “TID U.S. business” within the meaning of 31 C.F.R. § 800.248.

Section 4.19         Material Contracts.

(a)           Schedule 4.19 of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (provided that Schedule 4.19 of the Company Disclosure Letter need not list any Material Contract that is also a Company Benefit Plan listed in Schedule 4.10(a) of the Company Disclosure Letter):

(i)            each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) to which the Company or any of its Subsidiaries is a party;

(ii)           each Contract (other than agreements solely between or among the Company and its Subsidiaries) (A) evidencing Indebtedness of the Company or any of its Subsidiaries or (B) that creates a capitalized lease obligation of the Company or any of its Subsidiaries, in each case with an aggregate principal amount in excess of $20,000,000;

(iii)          each Contract to which the Company or any Subsidiary of the Company is a party that (A) restricts in any material respect the ability of the Company or any Affiliate of the Company to compete in any business (or line of business) or with any Person in any geographical area, (B) requires the Company or any Affiliate of the Company to conduct any business on a “most favored nations” basis with any third party or (C) provides for “exclusivity” or any similar requirement in favor of any third party;

(iv)          any acquisition or divestiture Contract that contains “earn out”, indemnification or other similar contingent obligations, that would reasonably be expected to result in payments by or to the Company or any of its Subsidiaries in excess of $10,000,000;

(v)           each Contract for the lease of personal property or real property by the Company or any of its Subsidiaries involving payments in excess of $5,000,000 in any calendar year that are not terminable without penalty or other liability to the Company or any of its Subsidiaries within sixty (60) days;

(vi)          each Contract that would reasonably be expected to require the disposition of any material assets or line of business of the Company or its Subsidiaries (or, after the First Merger Effective Time, Parent or its Subsidiaries);

(vii)         each Contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Company or its Subsidiaries, taken as a whole, in each case excluding unexercised purchase options under Company Real Property Leases;

(viii)        each joint venture, partnership or other similar agreements or arrangements in which the Company or any of its Subsidiaries owns any interest valued at more than $10,000,000, without regard to voting or economic interest;

(ix)           each Contract among the Company and/or any of its Subsidiaries and Former Impala Parent and or any of its Subsidiaries with continuing obligations of any party thereto;

(x)            each Contract relating to a Company Related Party Transaction;

(xi)           each Contract with (A) any agent, distributor or sales representative, (B) any insurance company, or (C) any other vehicle supplier (including used-vehicle dealers, rental car and fleet lease companies, auto lenders and charitable organizations), in each case involving aggregate net proceeds or other payments to the Company and its Subsidiaries in excess of $10,000,000 for the Company’s fiscal year ended January 2, 2022;

(xii)          each Contract where the Company or any of its Subsidiaries grants any license, covenant not to assert, release, agreement not to enforce or prosecute, or other similar immunity to any Person under or to any material item of Company Owned Intellectual Property, other than Ordinary Course Licenses;

(xiii)        each Contract where the Company or any of its Subsidiaries is granted any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity by any Person under or to any third Person Intellectual Property that are material to the Company and its Subsidiaries, taken as a whole, other than Ordinary Course Licenses and licenses for Open Source Software;

(xiv)        each customer Contract with any Top Company Customer;

(xv)         any written indemnification agreement between the Company and any of its Subsidiaries and any Indemnified Person;

(xvi)        each Contract entered into in connection with the settlement of a pending or threatened Proceeding with material ongoing obligations of the Company or any of its Subsidiaries (other than solely ongoing confidentiality obligations) other than (A) releases that are immaterial in nature or amount entered into in the ordinary course of business, or (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $2,000,000 in any individual case; and

(xvii)       each Contract (excluding any leases of real or personal property and any Contract of a type covered by clause (xi) above) that by its terms calls for annual payments to or by the Company or any of its Subsidiaries in excess of $10,000,000.

(b)           Collectively, the Contracts described in Section 4.19(a) are herein referred to as the “Company Contracts”. A complete and correct copy of each of the Company Contracts (including all amendments, modifications, waivers and supplements thereto) as of the date of this Agreement has been made available to Parent. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or, to the knowledge of the Company, any other party thereto. There are no pending disputes, to the knowledge of the Company, alleging the material failure of the Company or its Subsidiaries to comply with any material term of any Company Contract, and, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Contract to terminate (in whole or in part) for default, convenience or otherwise any Company Contract, nor to the knowledge of the Company, is any such party threatening to do so.

Section 4.20        Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the insurance policies held by the Company or any of its Subsidiaries (collectively, the “Company Insurance Policies”) is in full force and effect on the date of this Agreement. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all premiums payable under the Company Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Company Insurance Policies. From the Company Applicable Date through the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Company Insurance Policy other than in connection with the replacement or expiration of the relevant policy in the ordinary course or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.21        Opinion of Financial Advisor. The Company Board has received the opinion of J.P. Morgan Securities LLC (the “Company FA”) addressed to the Company Board to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other factors set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed copy of such opinion shall be delivered to Parent promptly after receipt thereof by the Company, for information purposes only.

Section 4.22        Brokers. Except for the fees and expenses payable to the Company FA, no broker, investment banker, advisor, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.23        Related Party Transactions. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to any transaction or arrangement with any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of the Company or any of its Subsidiaries whose status as a 5% holder is known to the Company as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing Persons described in clause (a) or (b) (but only, with respect to the Persons in clause (b), to the knowledge of the Company), in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (each of the foregoing, a “Company Related Party Transaction”).

Section 4.24        Takeover Laws. The approval of the Company Board of this Agreement and the Transactions represents all the action necessary to render inapplicable to this Agreement and the Transactions the restrictions of any Takeover Law or any anti-takeover provision in the Company’s Organizational Documents that is applicable to the Company, the shares of Company Common Stock, this Agreement or the Transactions.

Section 4.25         Tax Treatment. After reasonable diligence, neither the Company nor any of its Subsidiaries is aware of any fact, agreement, plan or other circumstance, or has taken or agreed to take any action, other than any fact, agreement, plan, circumstance or action expressly contemplated by this Agreement, that would reasonably be expected to (a) prevent the Mergers from qualifying for the Reorganization Treatment, (b) other than fluctuations in the fair market values of the Parent Capital Shares and/or the Company Capital Stock after the date of this Agreement that may prevent satisfaction of the Substantiality Test, cause the stockholders of the Company (other than any Excepted Shareholder) to recognize gain pursuant to Section 367(a)(1) of the Code, (c) other than fluctuations in the fair market values of the Parent Capital Shares and/or the Company Capital Stock after the date of this Agreement, cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Mergers or (d) other than fluctuations in the fair market values of the Parent Capital Shares and/or the Company Capital Stock after the date of this Agreement, prevent or impede the Company from delivering the executed Company Tax Certificate in connection with the Registration Statement and at Closing. As of the date of this Agreement, the Company reasonably believes that it will be able to provide the Company Tax Certificate in connection with the Registration Statement and at Closing.

Section 4.26        Investment Canada Act. The Company is not a “cultural business” within the meaning of subsection 14.1(6) of the Investment Canada Act.

Section 4.27        Top Company Customers. Schedule 4.27 of the Company Disclosure Letter contains a true, correct and complete list of the Company’s top ten (10) consignors or sellers based on unit volume during each of (i) the fiscal year ended January 2, 2022 and (ii) the nine (9) months ended October 2, 2022 (collectively, the “Top Company Customers”) and includes the aggregate unit volume from each such Top Company Customer in each period described in clause (i) and (ii). All Top Company Customers continue to be customers of the Company or the applicable Subsidiary as of the date hereof and, from October 2, 2022 through the date hereof, no Top Company Customer has terminated or canceled its business with the Company and its Subsidiaries or materially reduced its aggregate unit volumes (other than in the ordinary course of business) from the levels for the nine (9) month period set forth above, or provided notice in writing at any time to the Company or any of its Subsidiaries of an intention to do any of the foregoing that would be effective at any time after the date hereof.

Section 4.28        Investment Company Status. None of the Company or its Subsidiaries is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 4.29         No Additional Representations.

(a)           Except for the representations and warranties made in this ARTICLE IV, or any certificate delivered herewith, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, US Holdings, Merger Sub 1, Merger Sub 2 or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this ARTICLE IV or any certificate delivered herewith, any oral or written information presented to Parent, US Holdings, Merger Sub 1 or Merger Sub 2 or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 4.29 shall limit Parent’s, Merger Sub 1’s or Merger Sub 2’s remedies with respect to claims of fraud arising from or relating to the express written representations and warranties made by the Company in this ARTICLE IV or any certificate delivered herewith.

(b)           Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, US Holdings, Merger Sub 1, Merger Sub 2 or any other Person has made or is making any representations or warranties relating to Parent or its Subsidiaries (including US Holdings, Merger Sub 1 and Merger Sub 2) whatsoever, express or implied, beyond those expressly given by Parent, US Holdings, Merger Sub 1 and Merger Sub 2 in ARTICLE V or any certificate delivered herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Affiliates or Representatives, and that the Company has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available to the Company or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Mergers or the other Transactions) and that the Company has not relied on any such other representation or warranty not set forth in this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT, US HOLDINGS, MERGER SUB 1 AND MERGER SUB 2

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent, US Holdings, Merger Sub 1 and Merger Sub 2 to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Parent Public Documents filed with or furnished to the SEC or the Canadian Securities Regulatory Authorities and available on EDGAR or SEDAR, as applicable, since the Parent Applicable Date and prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature (but, for clarity, including any historical factual information contained within such headings, disclosure or statements)), Parent, US Holdings, Merger Sub 1 and Merger Sub 2 jointly and severally represent and warrant to the Company as follows:

Section 5.1           Organization, Standing and Power. Each of Parent and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and, where such concept is recognized, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, other than, in the case of Parent’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to (a) have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole (a “Parent Material Adverse Effect”) or (b) prevent, materially delay or materially impair the ability of Parent to consummate the Transactions. Each of Parent and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets or its properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to (i) have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of Parent to consummate the Transactions. Parent has heretofore made available to the Company complete and correct copies of its Organizational Documents and the Organizational Documents of each of US Holdings, Merger Sub 1 and Merger Sub 2, each as amended prior to the execution of this Agreement, and each such Organizational Document as made available to Parent is in full force and effect. None of Parent, any of such Subsidiaries and any Significant Subsidiary of Parent is in violation of any of the provisions of such Organizational Documents in any material respect, and no other Subsidiary of Parent is in violation of its Organizational Documents, except in the case of this clause for such violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2           Capital Structure.

(a)           As of the date of this Agreement, the authorized share capital of Parent consists of (i) unlimited number of Parent Common Shares and (ii) unlimited number of Senior Preferred Shares, without par value (the “Senior Preferred Shares”) and unlimited number of Junior Preferred Shares, without par value, (the “Junior Preferred Shares” and together, with the Senior Preferred Shares, collectively, the “Parent Preferred Shares” and, together with the Parent Common Shares, the “Parent Capital Shares”). At the close of business on the Measurement Date: (A) 110,872,179 Parent Common Shares were issued and outstanding and (B) no Parent Preferred Shares were issued and outstanding. Since the Measurement Date until the date of this Agreement, Parent has not issued any securities (including derivative securities) except for Parent Common Shares issued upon exercise or settlement of awards under the Parent Equity Plans as were outstanding at the close of business on the Measurement Date.

(b)           At the close of business on the Measurement Date, (i) there were (a) 78,513.20 Parent Common Shares subject to outstanding Parent RSU Awards, (b) 759,874.67 Parent Common Shares subject to outstanding Parent PSU Awards, assuming target achievement, (c) 126,328.17 Parent Common Shares subject to outstanding Parent DSU Awards and (d) 3,845,645 Parent Common Shares subject to Parent Option Awards; (ii) no Parent Common Shares remain available for issuance pursuant to Parent’s Amended and Restated Long Term Incentive Plan; (iii) 97,943.88 Parent Common Shares remain available for issuance pursuant to the Parent ESPP; and (iv) 9,935,637 Parent Common Shares remain available for issuance pursuant to the Parent Equity Plans.

(c)           Except as set forth in Section 5.2(a) and Section 5.2(b), pursuant to the Parent Shareholder Rights Agreement, rights of holders of Parent equity awards to receive dividend equivalents, and for changes since the close of business on the Measurement Date permitted under Section 6.2(b)(i) (including the introductory paragraph thereto), there are outstanding: (i) no Parent Capital Shares or any Voting Debt or other voting securities of or ownership interests in Parent; (ii) no securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for Parent Capital Shares, Voting Debt or other voting securities of or ownership interest in Parent; and (iii) no restricted shares, options, warrants, subscriptions, calls, rights (including preemptive, anti-dilution and appreciation rights), phantom stock, commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional Parent Capital Shares or any Voting Debt or other voting securities of or ownership interests in Parent, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such restricted share, option, warrant, subscription, call, right, phantom stock, commitment or agreement.

(d)           All outstanding Parent Capital Shares have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. The Parent Common Shares to be issued as Share Consideration pursuant to this Agreement, when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and not subject to preemptive rights or Encumbrances (other than any Encumbrances under applicable securities Laws). All outstanding Parent Capital Shares have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable Contracts (including the Parent Equity Plans and the Parent ESPP). The Parent Common Shares to be issued pursuant to this Agreement, when issued, will be issued in compliance in all material respects with (A) applicable securities Laws and other applicable Law and (B) all requirements set forth in applicable Contracts to which Parent is a party. As of the date hereof, there are no stockholder agreements, voting trusts or other agreements to which Parent or any of its Subsidiaries is a party or by which any of them is bound relating to the voting of any shares of capital stock or other equity interest of Parent or any of its Subsidiaries. As of the date hereof, neither Parent nor any of its Subsidiaries are party to any Contract requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to, any Parent Capital Shares or any common shares or other equity interests in any of the Subsidiaries of Parent. No Subsidiary of Parent owns any Parent Common Shares or any other Parent Capital Shares.

(e)           As of the date of this Agreement, neither Parent nor any of its Subsidiaries has (i) any interests in a joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person or (ii) any obligations, whether contingent or otherwise, to consummate any additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 5.2(e) of the Parent Disclosure Letter. All outstanding shares of capital stock or other equity interests of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly owned Subsidiary of Parent, are free and clear of all Encumbrances, other than Permitted Encumbrances, and have been duly authorized, validly issued, fully paid and nonassessable.

(f)            As of the date of this Agreement, (i) US Holdings owns all of the outstanding equity interests in each of Merger Sub 1 and Merger Sub 2 and (ii) Parent directly owns 83.6% of the outstanding equity interests in US Holdings and Ritchie Bros. Auctioneers (Canada) Ltd., an indirect wholly-owned subsidiary of Parent, owns 16.4% of the outstanding equity interests in US Holdings, all of which are voting interests. There are no other outstanding ownership interests (including options, warrants, convertible securities or any other rights to acquire ownership interests) in US Holdings.

Section 5.3           Authority; No Violations; Consents and Approvals.

(a)           Each of Parent, US Holdings, Merger Sub 1 and Merger Sub 2 has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Parent, US Holdings, Merger Sub 1 and Merger Sub 2 and the consummation by each of Parent, US Holdings, Merger Sub 1 and Merger Sub 2 of the Transactions have been duly authorized by all necessary action on the part of each of Parent (subject to obtaining Parent Shareholder Approval), Merger Sub 1 (other than the adoption of this Agreement by US Holdings as sole member of Merger Sub 1, which shall occur promptly after the execution and delivery of this Agreement), and Merger Sub 2 (other than the adoption of this Agreement by US Holdings as sole member of Merger Sub 2, which shall occur promptly after the execution and delivery of this Agreement) and the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by each of Parent, US Holdings, Merger Sub 1 and Merger Sub 2, and assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent, US Holdings, Merger Sub 1 and Merger Sub 2 enforceable against Parent, US Holdings, Merger Sub 1 and Merger Sub 2 in accordance with its terms, subject, as to enforceability to Creditors’ Rights. The Parent Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions, including the Parent Share Issuance are in the best interests of Parent, (ii) approved this Agreement and the Transactions, including the Parent Share Issuance, and (iii) resolved to recommend that the holders of Parent Common Shares approve the Parent Share Issuance at the Parent Shareholders Meeting (such recommendation described in clause (iii), the “Parent Board Recommendation”). The Board of Directors of US Holdings has, by unanimous written consent, (i) determined that this Agreement and the Transactions are in the best interests of US Holdings and the stockholders of US Holdings and (ii) approved and declared advisable this Agreement and the Transactions, including the Mergers. The only component of the Transaction and the consummation thereof that requires the approval of Parent’s shareholders is the Parent Share Issuance.

(b)           The execution, delivery and performance of this Agreement by each of Parent, US Holdings, Merger Sub 1 and Merger Sub 2 does not, and the consummation of the Transactions by Parent, US Holdings, Merger Sub 1 and Merger Sub 2 will not (i) contravene, conflict with or result in a breach or violation of any provision of the Organizational Documents of Parent (assuming that Parent Shareholder Approval is obtained) or any of its Subsidiaries (including US Holdings, Merger Sub 1 and Merger Sub 2), (ii) with or without notice, lapse of time or both, result in a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any Contract to which Parent or any of its Subsidiaries is a party, or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made and the Parent Shareholder Approval has been obtained, contravene, conflict with or result in a breach or violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, breaches, violations, defaults, acceleration, losses, or Encumbrances that would not reasonably be expected to (A) have, individually or in the aggregate, a Parent Material Adverse Effect or (B) prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.

(c)           Except for this Agreement, Parent is not party to any Contract, arrangement or other commitment that would or would reasonably be expected to entitle any Person to appoint one or more directors to the Parent Board.

Section 5.4           Consents. No Consent from any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent, US Holdings, Merger Sub 1 and Merger Sub 2 or the consummation by Parent, US Holdings, Merger Sub 1 and Merger Sub 2 of the Transactions, except for: (a) the filing of a premerger notification report by Parent under the HSR Act, and the expiration or termination of the applicable waiting period with respect thereto, (b) compliance with any applicable requirements of other Antitrust Laws or Foreign Investment Laws, (c) the filing with the SEC and the Canadian Securities Regulatory Authorities of (i) the Joint Proxy Statement relating to (x) the Company Stockholders Meeting and (y) the Parent Shareholders Meeting, (ii) the filing with the SEC and declaration of effectiveness under the Securities Act of the Registration Statement and (iii) such other reports under the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions, (d) the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware, (e) filings with the NYSE and the TSX, (f) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (g) such filings with the applicable Canadian Securities Regulatory Authorities as may be required by applicable Canadian Securities Laws in connection with this Agreement and the Transactions, (h) such filings as may be required by applicable Canadian corporate Laws in connection with this Agreement and the Transactions and (i) any such other Consent that the failure to obtain or make would not reasonably be expected to (i) have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.

Section 5.5           SEC Documents; Financial Statements; Canadian Securities Law Matters.

(a)           Since January 1, 2020 (the “Parent Applicable Date”), Parent has filed or furnished with the SEC and the applicable Canadian Securities Regulatory Authorities, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act, the Exchange Act and Canadian Securities Laws, respectively (such forms, reports, certifications, schedules, statements and documents, collectively, the “Parent Public Documents”). As of their respective dates, each of the Parent Public Documents, as amended through the date hereof, complied, or if not yet filed or furnished, will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, Canadian Securities Laws and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent Public Documents, and none of the Parent Public Documents contained, when filed (or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended), or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The consolidated financial statements of Parent included in the Parent Public Documents, including all notes and schedules thereto, complied, or, in the case of Parent Public Documents filed after the date of this Agreement, will comply in all material respects, when filed (or if amended prior to the date of this Agreement, as of the date of such amendment) with the rules and regulations of the SEC with respect thereto, were, or, in the case of Parent Public Documents filed after the date of this Agreement, will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal and customary year-end audit adjustments, none of which would be material individually or in the aggregate) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.

(c)           Parent has established and maintains a system of “internal control over financial reporting” and “disclosure controls and procedures” (as such terms are defined in Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are reasonably designed and maintained to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms; and such system of internal control over financial reporting is reasonably designed and maintained to provide reasonable assurance (i) regarding the reliability of Parent’s financial reporting and the preparation of the Parent financial statements for external purposes in accordance with GAAP, (ii) that transactions are executed in accordance with the appropriate officer’s general or specific authorization, (iii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and (iv) that access to the material property and assets of Parent is permitted in accordance with management’s general or specific authorization. Based on their most recent evaluation of such internal controls of financial reporting (as defined in Rule 13a-15(f) under the Exchange Act), neither Parent nor, to the knowledge of Parent, the Parent’s independent registered public accounting firm has been made aware of (x) any “significant deficiency” or “material weakness” (each as defined in Rule 13a-15(f) of the Exchange Act) in the design or operation of internal controls utilized by Parent or its Subsidiaries that has not been subsequently remediated, (y) since the Parent Applicable Date, any illegal act or fraud that involves management or other employees who have a significant role in Parent’s internal controls or in the preparation of the financial statements. Since the Parent Applicable Date, there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Parent Public Documents, and neither Parent nor its principal executive officer or principal financial officer has received notice from any Governmental Entity challenging or questioning that the statements contained in such certifications were complete and correct as of the dates they were made.

(d)           The issued and outstanding Parent Common Shares are listed and posted for trading on the TSX, and Parent is in compliance in all material respects with the rules and policies of the TSX. Parent is not subject to any cease trade or other order of the TSX or any applicable Canadian Securities Regulatory Authority and, to the knowledge of Parent, no investigation or other proceeding involving Parent that may operate to prevent or restrict trading of any securities of Parent is currently in progress or pending before the TSX or any applicable Canadian Securities Regulatory Authority. Parent is a reporting issuer in each of the Canadian provinces, and Parent is not on the list of defaulting reporting issuers in any such province. There is no material fact or material change in the affairs of Parent that has not been publicly disclosed that is required to be disclosed in accordance with Canadian Securities Laws, except as resulting from this Agreement or actions expressly required or permitted by this Agreement. Parent has not filed any confidential material change report with any Canadian Securities Regulatory Authority which remains confidential.

Section 5.6           Absence of Certain Changes or Events.

(a)           Since December 31, 2021 through the date of this Agreement, there has not been any Parent Material Adverse Effect or any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(b)           From June 30, 2022 through the date of this Agreement, Parent and its Subsidiaries have conducted their business in the ordinary course of business in all material respects and there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the First Merger Effective Time without the Company’s consent, would have constituted a breach of Section 6.2(b).

Section 5.7           No Undisclosed Material Liabilities. There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the consolidated balance sheet of Parent dated as of December 31, 2021 (including the notes thereto) contained in Parent’s Annual Report on Form 10-K for the twelve (12) months ended December 31, 2021, (b) liabilities not required to be presented on the face of a balance sheet in accordance with GAAP (or disclosed in the notes thereto) or in the consolidated balance sheets (including the notes thereto) contained in Parent’s Quarterly Reports on Form 10-Q filed with the SEC after January 1, 2022 and prior to the date of this Agreement, (c) liabilities incurred in the ordinary course of business subsequent to December 31, 2021, (d) liabilities incurred in connection with the Transactions, (e) liabilities incurred as expressly permitted or required under this Agreement and (f) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.8           Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Joint Proxy Statement, will, at the date it is first mailed to stockholders of the Company and to shareholders of Parent and at the time of the Company Stockholders Meeting and the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that, in the case of clause (a) and (b), no representation is made by Parent with respect to statements made therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein. Subject to the accuracy of the first sentence of Section 4.8, the Joint Proxy Statement and the Registration Statement will comply as to form in all material respects with the applicable Canadian Securities Laws and Canadian corporate Laws, the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder.

Section 5.9           Parent Permits; Compliance with Applicable Law.

(a)               Parent and its Subsidiaries hold and at all times since the Parent Applicable Date have held all permits, licenses, certifications, registrations, Consents, authorizations, variances, exemptions, orders, franchises, and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Parent Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment has not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. All Parent Permits are in full force and effect and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, and Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to be in full force and effect or failure to so comply has not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(b)           The businesses of Parent and its Subsidiaries are not currently being conducted, and at no time since the Parent Applicable Date have been conducted, in violation of any applicable Law, except for violations that have not had and would not reasonably be expected to (i) have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of Parent to consummate the Transactions. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, other than those the outcome of which would not reasonably be expected to (x) have, individually or in the aggregate, a Parent Material Adverse Effect or (y) prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.

Section 5.10         Compensation; Benefits.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Benefit Plan has been established, operated and administered in compliance with all applicable Laws, including ERISA, the Code and the Affordable Care Act, and with its terms.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Parent, threatened against, or with respect to, any of the Parent Benefit Plans, and there are no Proceedings by a Governmental Entity with respect to any of the Parent Benefit Plans.

(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, all contributions required to be made by Parent or any of its ERISA Affiliates to the Parent Benefit Plans pursuant to their terms or applicable Law have been made within the time periods prescribed by the terms of such plan and applicable Law or have been accrued in accordance with the terms of such plan and applicable Law.

(d)           Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance and, to the knowledge of Parent, no event or omission has occurred that would cause any Parent Benefit Plan to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification. With respect to any Parent Benefit Plan, none of Parent or any of its Subsidiaries, or, to the knowledge of Parent, any other Person, has engaged in a transaction in connection with which Parent or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material. Parent and its Subsidiaries do not have any liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e)           Neither Parent nor any ERISA Affiliate of Parent sponsors, maintains, contributes to or has an obligation to contribute to, or in the past six (6) years has sponsored, maintained, contributed to or had an obligation to contribute to, or has had any liability or obligation under or with respect to, and no Parent Benefit Plan is a plan that is or was (i) subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code, (ii) a welfare benefit fund (as such term is defined in Section 419 of the Code), (iii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither Parent nor any ERISA Affiliate of Parent has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(f)            Other than continuation coverage pursuant to Section 4980B of the Code or any similar state Law (or for a limited period of time following a termination of employment pursuant to the terms of an existing employment, severance or similar agreement in effect as of the date hereof), no Parent Benefit Plan provides retiree or post-employment or post-service medical, disability, life insurance or other welfare benefits to any Person.

(g)           None of the execution and delivery of this Agreement, the Parent Shareholder Approval or the consummation of the Transactions will, alone or in combination with any other event, (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee of Parent or any Subsidiary thereof (a “Parent Employee”) or to any current or former director, officer or other individual service provider of Parent or any Subsidiary of Parent or (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) to Parent Employee or officer, director or other service provider of Parent or any Subsidiary of Parent

(h)           Neither Parent nor any Subsidiary of Parent has any obligation to provide, and no Parent Benefit Plan or other agreement provides, any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(i)            Each Parent Benefit Plan or any other agreement, arrangement, or plan of Parent or any of its Subsidiaries that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(j)            Each Parent Non-U.S. Benefit Plan and related trust, if any, (i) complies with and has been administered in all material respects in accordance with (A) the applicable Laws of the subject foreign country and (B) its terms and the terms of any Labor Agreement and (ii) each Parent Non-U.S. Benefit Plan which, under the applicable Laws of the subject foreign country, is required to be registered or approved by any Governmental Entity has been so registered or approved.

Section 5.11         Labor Matters.

(a)           Neither the Parent nor any of its Subsidiaries is or has been since the Parent Applicable Date a party to or bound by any Labor Agreement with, and no employee of the Parent or its Subsidiaries is represented by, any labor union, works council, or other labor organization. There is no pending or, to the knowledge of Parent, threatened union representation petition involving employees of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has knowledge of any activity of any labor organization or employee group to organize any such employees since the Parent Applicable Date. Parent and its Subsidiaries have no notice or consultation obligations to any labor union, labor organization or works council in connection with the execution of this Agreement or consummation of the Transactions.

(b)           There is, and since the Parent Applicable Date has been, no strike, organized labor slowdown, concerted work stoppage, lockout, picketing, hand-billing, or other material labor dispute pending, or, to the knowledge of Parent, threatened, against or involving Parent or any of its Subsidiaries.

(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are, and since the Parent Applicable Date have been, in compliance with all applicable Laws respecting labor, employment and employment practices including, without limitation, all such Laws respecting terms and conditions of employment, wages and hours, worker classification, discrimination, retaliation, harassment, workers’ compensation, immigration, recordkeeping, family and medical leave and occupational safety, COVID-19, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, labor relations, employee leave issues, affirmative action, Office of Federal Contract Compliance Programs regulations, child labor, unemployment insurance, and health requirements, and there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or individual classified as an independent contractor or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied Contract of employment. Since the Parent Applicable Date, neither Parent nor any of its Subsidiaries has received any notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)           Since the Parent Applicable Date, Parent and its Subsidiaries have promptly investigated all sexual harassment, or other discrimination, retaliation, or policy violation allegations of which Parent has knowledge. With respect to any such allegation with potential merit, Parent and its Subsidiaries have taken prompt corrective action that Parent (or the Subsidiary at issue, as applicable) determined was reasonably calculated to prevent further improper action. Parent and its Subsidiaries do not reasonably expect any material liabilities with respect to any such allegations and do not have any knowledge of any allegations relating to officers, directors, employees, contractors, or agents of the Company and its Subsidiaries that, if known to the public, would bring the Company and its Subsidiaries into material disrepute.

Section 5.12         Taxes.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i)            All Tax Returns required to be filed by Parent or any of its Subsidiaries have been duly and timely filed (taking into account valid extensions of time for filing), and all such Tax Returns are complete and accurate in all respects. All Taxes that are due and payable by Parent or any of its Subsidiaries (whether or not reflected on any Tax Return) have been duly and timely paid or adequate reserves in respect thereof have been established on the financial statements of Parent in accordance with GAAP. All withholding Tax requirements imposed on or with respect to payments by Parent or any of its Subsidiaries to employees, creditors, equityholders or other Persons have been satisfied, and Parent and its Subsidiaries have complied in all respects with all related information reporting and record retention requirements.

(ii)           There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by Parent or any of its Subsidiaries (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), and no power of attorney that has been granted by Parent or any of its Subsidiaries with respect to a Tax matter is currently in effect.

(iii)          There is no outstanding claim, assessment or deficiency against Parent or any of its Subsidiaries for any Taxes that has been asserted in writing by any Taxing Authority. There are no Proceedings with respect to Taxes pending or threatened in writing against Parent or any of its Subsidiaries.

(iv)          Neither Parent nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing any Tax Return (other than a group the common parent of which is Parent or any of its Subsidiaries) or has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by reason of assumption or by operation of Law.

(v)           Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (1) any change in method of accounting occurring prior to the Closing pursuant to Section 481 of the Code (or any similar provision of state, local, or non-U.S. Law), (2) any installment sale or open transaction made prior to Closing, (3) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to or existing as of immediately prior to the Closing, (4) any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing, or (5) any deferred revenue or prepaid amount received or paid prior to the Closing outside of the ordinary course of business.

(vi)          No written claim has been made by any Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries does not currently file a Tax Return that Parent or such Subsidiary is or may be subject to any Tax or required to file any Tax Return in such jurisdiction.

(vii)         There are no Encumbrances for Taxes on any of the assets of Parent or any of its Subsidiaries, except for Permitted Encumbrances with respect to Taxes described in clause (b) of the definition of Permitted Encumbrances.

(viii)        Each of Parent and its Subsidiaries are in compliance with all applicable transfer pricing Tax Laws, including Section 482 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of state, local or non-U.S. Tax Law.

(ix)           Neither Parent nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2).

(x)            Neither Parent nor any of its Subsidiaries has applied for any Tax relief under, deferred the payment of Tax or the recognition of taxable income or gain as result of, or is otherwise subject to any Tax provision of, a Pandemic Response Law.

(b)           Neither Parent nor any of its Subsidiaries is a party to, has any obligation under or is bound by any material Tax allocation, sharing or indemnity Contract or arrangement pursuant to which it will have any potential material liability to any Person after the First Merger Effective Time (excluding (i) any Contract or arrangement solely between or among Parent and/or any of its Subsidiaries, and (ii) any customary provisions contained in any commercial agreement entered into in the ordinary course of business and not primarily relating to Tax).

(c)           Neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(d)           The consummation of the Transactions is not reasonably expected to cause (x) the Spin to fail to qualify for tax-free treatment under Section 355 or (y) the Company shares distributed in the Spin to not be treated as “qualified property” (for purposes of Section 355(c)(2) or Section 361(c)(2) of the Code) by reason of the application of Section 355(d) or Section 355(e) of the Code).

(e)           No material closing agreements, private letter rulings, technical advice memoranda or similar written agreements or rulings have been entered into with or issued by any Taxing Authority within the three (3)-year period immediately preceding the date of this Agreement with respect to Parent or any of its Subsidiaries.

(f)            To the knowledge of Parent, (i) no property or liabilities have been transferred to or from Parent or any of its Subsidiaries (including by contribution or distribution) as, and (ii) the Spin was not, in the case of either clause (i) or (ii), part of a plan a principal purpose of which was to avoid the purposes of Section 7874 of the Code.

Section 5.13        Litigation. Except as has not had and would not reasonably be expected to (i) have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) prevent, materially delay or materially impair the ability of Parent to consummate the Transactions, there is no (a) Proceeding pending, or, to the knowledge of Parent, threatened against or by Parent or any of its Subsidiaries or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries; provided that to the extent any such representations or warranties in the foregoing pertain to Transaction Litigation, such representations and warranties are made only as of the date hereof. To the knowledge of Parent, as of the date hereof, no officer or director of Parent is a defendant in any Proceeding in connection with his or her status as an officer or director of Parent.

Section 5.14         Intellectual Property; Data Privacy & Cyber Security.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent has made available all Registered Intellectual Property that is owned by, purported to be owned by or exclusively licensed to Parent or its Subsidiaries (the “Parent Registered Intellectual Property”), in each case including, to the extent applicable, the owner of such filing, issuance or registration, the date of filing, issuance or registration, the filing, issuance or registration number and the name of the body where the filing, issuance or registration was made. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all registrations of the Parent Registered Intellectual Property are subsisting, and (other than applications), valid and enforceable, and all applications for the Parent Registered Intellectual Property are validly applied-for. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no Proceedings before a Governmental Entity pending against or, to the knowledge of Parent, threatened against Parent in writing, that challenge the legality, validity, enforceability, registration, use or ownership of any Parent Owned Intellectual Property, except for an examiner in the normal prosecution of such Parent Owned Intellectual Property.

(b)           Parent and its Subsidiaries, as applicable, solely and exclusively own all items of Parent Owned Intellectual Property (other than Domain Names for which Parent or its Subsidiaries are named registrants) and have legally enforceable and sufficient rights to use and practice all other material Intellectual Property used in or necessary for the operation of the businesses of each of Parent and its Subsidiaries, in each case, free and clear of all Encumbrances except for Permitted Encumbrances, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries has granted or transferred (or is obligated to grant or transfer) to any Person or has permitted (or is obligated to permit) any Person to retain any ownership interest, including any joint ownership interest, or any exclusive rights, in any Intellectual Property that is or was the Parent Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           The operation of the business of each of Parent and its Subsidiaries as previously conducted and presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the Parent Applicable Date, there have been and are no Proceedings pending or, to the knowledge of Parent, threatened, alleging that Parent or any of its Subsidiaries is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any third Person, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, no third party is infringing on any Parent Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)           Parent and its Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets that embody Parent Owned Intellectual Property and that are used in the businesses of each of Parent and its Subsidiaries as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All current and former employees, consultants and contractors of Parent or any of its Subsidiaries who have developed any Intellectual Property for or on behalf of Parent or any such Subsidiary have executed Contracts that assign to Parent or one of its Subsidiaries all of such Person’s rights in and to such Intellectual Property and bind such Persons to obligations of confidentiality and non-disclosure with respect to any trade secrets or other confidential information, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) the IT Assets owned and controlled by Parent and each of its Subsidiaries are reasonably sufficient for the current needs of the businesses of Parent and its Subsidiaries as currently conducted and have not malfunctioned or failed since the Parent Applicable Date; and (ii) Parent has implemented reasonable measures designed to prevent the introduction of Malicious Code into any IT Assets.

(f)            Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no Parent Proprietary Software incorporates, calls or links to any Open Source Software that requires (or purports to require) Parent or any of its Subsidiaries to (i) distribute or otherwise make available the source code for any Parent Proprietary Software, (ii) license any Parent Proprietary Software for the purposes of making derivative works thereof, (iii) license the source code of any Parent Proprietary Software at no cost, or (iv) grant any rights or immunities in, to or under any Company Owned Intellectual Property. Parent and its Subsidiaries are in compliance with all applicable licenses for Open Source Software, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(g)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no source code forming part of any Parent Proprietary Software (“Parent Source Code”) has been, since the Parent Applicable Date, delivered, disclosed, released, made available or licensed by Parent or any of its Subsidiaries (and no Person has been authorized by Parent or any of its Subsidiaries to deliver, disclose, release, make available or license such source code under any circumstance) to any third Person (other than any employee, consultant, service provider (including third party service providers of IT Assets)) or independent contractor of Parent and its Subsidiaries within the scope of their engagement with Parent or its applicable Subsidiary and performing services for or on behalf of Parent and its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is under an obligation to deliver, disclose, release, make available or license the Parent Source Code to any escrow agent. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that Parent Source Code be delivered, disclosed, released, made available or licensed to any third party, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(h)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no funding, facilities or resources of a Governmental Entity were used in the development of any Parent Owned Intellectual Property; and no Person who was involved in, or who contributed to, the creation or development of any Parent Owned Intellectual Property has performed services for any Governmental Entity in a manner that would adversely affect Parent’s or its Subsidiary’s rights in any Parent Owned Intellectual Property

(i)            Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have, since the Parent Applicable Date, (i) complied with all applicable Privacy Laws, regulatory, industry, and self-regulatory guidelines and codes by which Parent and its Subsidiaries are legally bound, legally binding and published interpretations, guidelines and codes issued by governmental authorities of such Privacy Laws, and all applicable consumer protection or privacy laws governing Parent’s and its Subsidiaries’ receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information and (ii) maintained, continues to maintain and have complied with Parent and its Subsidiaries’ policies governing privacy and data security, including (A) all privacy policies and similar disclosures published on each web site of Parent and its Subsidiaries or otherwise communicated in writing to users of any such web site and other third parties and (B) any contractual commitment made by Parent and its Subsidiaries with respect to Personal Information, (clauses (i) and (ii), collectively, the “Parent Privacy Requirements”). Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have a privacy policy that incorporates, in all material respects, all disclosures to data subjects required by the Parent Privacy Requirements. Since the Parent Applicable Date, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (1) none of the disclosures made or contained in any privacy policy has been materially inaccurate, misleading or deceptive or in violation of the Parent Privacy Requirements (including containing any material omission) and (2) Parent and its Subsidiaries have been in material compliance with the applicable requirements of the Payment Card Industry Data Security Standards.

(j)            Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have taken reasonable organizational, physical, administrative and technical measures and procedures as and to the extent required by the Parent Privacy Requirements. Parent and its Subsidiaries’ information security program is reasonably designed to protect (i) the integrity, security and operations of the IT Assets, and (ii) Personal Information collected, held or controlled by Parent and its Subsidiaries, against data security incidents.

(k)           In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information collected, held, or controlled by or on behalf of Parent and its Subsidiaries, Parent and its Subsidiaries have, as and to the extent required by the Parent Privacy Requirements, entered into agreements requiring any such third party to (i) comply with applicable Privacy Laws with respect to Personal Information, (ii) act in accordance with the instructions of Parent and its Subsidiaries, (iii) take reasonable steps designed to protect and secure Personal Information from data security incidents, (iv) restrict use of Personal Information to those authorized or required under the servicing, outsourcing, processing, or similar arrangement and (v) provide for the return or adequate disposal or destruction of Personal Information upon termination of the agreement with such third party.

(l)            Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there have been no data security incidents or personal data breaches related to Personal Information in the custody and control of Parent and its Subsidiaries or any service provider or subcontractor acting on behalf of Parent and its Subsidiaries since the Parent Applicable Date. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no breach or violation of the information security systems of Parent and its Subsidiaries has occurred or is threatened since the Parent Applicable Date.

(m)          The consummation of any of the Transactions will not violate, in any material respect, any Parent Privacy Requirements.

(n)           There have not been since the Parent Applicable Date any Proceedings related to any data security incidents or any violations of any Parent Privacy Requirements by Parent and its Subsidiaries, and to the knowledge of Parent as of the date of this Agreement, there are no facts or circumstances which would reasonably be expected to serve as the basis for any such allegations or claims. Parent and its Subsidiaries have not received prior to the date of this Agreement any written correspondence relating to, or written notice of any Proceedings or alleged violations of, Privacy Laws with respect to Personal Information from any person or Governmental Entity, and, to the knowledge of the Company, there is no such ongoing Proceeding, claim, investigation or allegation.

(o)           All consents legally required pursuant to the Privacy Laws for the use of cookies or similar identifiers to collect information from any individual by the Parent and its Subsidiaries have been obtained in material compliance with applicable Privacy Laws and all information legally required to be disclosed in order to use such identifiers in accordance with applicable Privacy Laws has been disclosed prior to collecting the identifier in material compliance with such appliable Privacy Laws.

Section 5.15        Real Property. Except for those matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent and its Subsidiaries have good, valid and marketable title to all the real property owned by Parent and its Subsidiaries (collectively, the “Parent Owned Real Property”) and valid leasehold estates in all of the real property leased or subleased by Parent and any of its Subsidiaries (collectively, the “Parent Leased Real Property”) (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Parent or any Subsidiaries free and clear of all Encumbrances in all material respects, except Permitted Encumbrances, (b) to the knowledge of Parent, there are no pending disputes related to the Parent Owned Real Property, (c) each agreement under which Parent or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Parent Leased Real Property (each, a “Parent Real Property Lease”) is in full force and effect and is valid and enforceable against Parent or such Subsidiary and, to the knowledge of Parent, the other parties thereto, in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither Parent nor any of its Subsidiaries, or to the knowledge of Parent, any other party thereto, has received written notice of any default under any Parent Real Property Lease and to the knowledge of Parent as of the date of this Agreement no facts or circumstances exist which with the passage of time and/or notice would constitute a default under any Parent Real Property Lease, (d) there is no pending or, to the knowledge of Parent, threatened, condemnation or eminent domain Proceedings that affect any of the Parent Owned Real Property or the Parent Leased Real Property, (e) the Parent Owned Real Property and the Parent Leased Real Property is in good order, condition and repair and is reasonably sufficient for Parent’s business as currently conducted and (f) to the knowledge of Parent, the Parent Owned Real Property and the Parent Leased Real Property comply in all material respects with all applicable Laws.

Section 5.16        Environmental Matters. Except for those matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)           Parent and its Subsidiaries and their respective operations and assets are, and since the Parent Applicable Date have been, in compliance with Environmental Laws, which compliance includes, and since the Parent Applicable Date has included, obtaining, maintaining and complying with all Parent Permits required under Environmental Laws for their respective operations and occupancy of any real property;

(b)           Parent and its Subsidiaries (and their respective properties and operations) are not subject to any pending or, to Parent’s knowledge, threatened Proceedings under Environmental Laws;

(c)           there has been no exposure of any Person to any Hazardous Materials, nor Release of Hazardous Materials at any property currently owned or operated (or to Parent’s knowledge, formerly owned or operated) by Parent or any of its Subsidiaries, in each case, which has resulted in liability to Parent or its Subsidiaries under Environmental Laws, and, since the Parent Applicable Date, neither Parent nor any of its Subsidiaries has received any written notice asserting a violation of, or liability or obligation under, any Environmental Laws with respect to any Release of any Hazardous Materials at or from any property currently or formerly owned or operated by Parent, by or in connection with Parent’s operations, or at or from any offsite location where Hazardous Materials from Parent’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling, in each case that remains unresolved; and

(d)           except for customary indemnities in standard service agreements or leases, neither Parent nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person under any Environmental Law.

Section 5.17         Certain Business Practices; International Trade Laws.

(a)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries and their respective directors and officers, and, to the knowledge of Parent, each of their respective employees and all other Persons, in each case while acting for and on behalf of Parent or its Subsidiaries, have complied at all times since the Parent Applicable Date, and are in compliance, with the provisions of the FCPA, and all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which Parent and its Subsidiaries operate and in which any agent thereof is conducting or has conducted business involving Parent or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries (x) have instituted policies and procedures reasonably designed to promote compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which Parent or any of its Subsidiaries operate and (y) have not revoked such policies and procedures.

(b)           Since the Parent Applicable Date, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have been and are in compliance with all applicable import, export control, and economic and trade sanctions Laws, including the International Trade Laws and have obtained, or are otherwise qualified to rely upon, all necessary import and export licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations or other authorizations from, and made any filings with, any Governmental Entity required for (i) the import, export, and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals. Without limiting any of the foregoing, since the Parent Applicable Date, neither Parent nor its Subsidiaries has engaged in any unlawful business or dealings, directly or indirectly, involving or relating to (x) any country or territory that is, or whose government is, the target of comprehensive sanctions imposed by the United States, Canada, the European Union or the United Kingdom (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of the Ukraine, and the so-called Donetsk and Luhansk People’s Republics) or (y) a Person that is designated on, or is owned at least 50%, directly or indirectly, individually or in the aggregate, or is controlled by, Person(s) designated on, any list of sanctioned parties maintained by the United States, including the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, Canada, the United Kingdom, or the European Union.

(c)           Since the Parent Applicable Date, neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any of their respective officers, directors or employees are or have been the subject of any allegation, government inquiry, voluntary disclosure, investigation (whether internal or external), prosecution or other enforcement action related to any actual, alleged, or suspected violation of the International Trade Laws, the FCPA, or any other applicable anti-corruption or anti-bribery Law, in each case concerning the business of Parent or its Subsidiaries.

Section 5.18         Material Contracts.

(a)           Schedule 5.18 of the Parent Disclosure Letter sets forth a true and complete list, excluding any Parent Benefit Plans, as of the date of this Agreement, of:

(i)            each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act or Part 12 of National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Regulatory Administrators) to which Parent or any of its Subsidiaries is a party;

(ii)           each Contract (other than agreements solely between or among Parent and its Subsidiaries) (A) evidencing Indebtedness of Parent or any of its Subsidiaries or (B) that creates a capitalized lease obligation of Parent or any of its Subsidiaries, in each case with an aggregate principal amount in excess of $20,000,000;

(iii)          each Contract to which Parent or any Subsidiary of Parent is a party that (A) restricts in any material respect the ability of Parent or any Subsidiary of Parent to compete in any business (or line of business) or with any Person in any geographical area, (B) requires Parent or any Subsidiary of Parent to conduct any business on a “most favored nations” basis with any third party or (C) provides for “exclusivity” or any similar requirement in favor of any third party;

(iv)          any acquisition or divestiture Contract that contains “earn out”, indemnification or other similar contingent obligations, that would reasonably be expected to result in payments by or to Parent or any of its Subsidiaries in excess of $10,000,000;

(v)           each Contract that would reasonably be expected to require the disposition of any material assets or line of business of Parent or its Subsidiaries;

(vi)          each Contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of Parent or its Subsidiaries, taken as a whole, in each case excluding unexercised purchase options under Parent Real Property Leases;

(vii)         each Contract involving a joint venture, partnership or other similar agreements or arrangements in which Parent or any of its Subsidiaries owns any interest valued at more than $10,000,000, without regard to voting or economic interest;

(viii)        each Contract relating to a Parent Related Party Transaction;

(ix)           each Contract with any Top Parent Customer; and

(x)            each Contract that by its terms calls for aggregate payments to or by Parent or any of its Subsidiaries in excess of $10,000,000 over the term of such Contract in the accordance with its terms.

(b)           Collectively, the Contracts described in Section 5.18(a) are herein referred to as the “Parent Contracts”. A complete and correct copy of each of the Parent Contracts (including all amendments, modifications, waivers and supplements thereto) as of the date of this Agreement has been made available to the Company. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or its Subsidiaries, or, to the knowledge of Parent, any other party thereto. There are no pending disputes, to the knowledge of Parent, alleging the material failure of Parent or its Subsidiaries to comply with any material term of any Parent Contract, and, as of the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notice of the intention of any other party to any Parent Contract to terminate (in whole or in part) for default, convenience or otherwise any Parent Contract, nor to the knowledge of Parent, is any such party threatening to do so.

Section 5.19         Opinion of Financial Advisor. The Parent Board has received the opinion of each of Goldman Sachs & Co. LLC and Guggenheim Securities, LLC addressed to the Parent Board to the effect that, as of the date of each such opinion, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by as set forth therein, the Merger Consideration is fair, from a financial point of view, to Parent. A signed copy of each such opinion shall be delivered to the Company as soon as practicable after receipt thereof by Parent, for information purposes only.

Section 5.20        Brokers. Neither Parent nor any Subsidiary of Parent has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission from the Company or any of its Subsidiaries in connection with this Agreement or upon consummation of the Transactions based on arrangements made by Parent or any of its Subsidiaries.

Section 5.21        Related Party Transactions. Neither Parent nor any of its Subsidiaries is a party to any transaction or arrangement with any (i) present or former executive officer or director of Parent or any of its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of Parent or any of its Subsidiaries whose status as a 5% holder is known to Parent as of the date of this Agreement or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing Persons described in clause (i) or (ii) (but only, with respect to the Persons in clause(ii), to the knowledge of Parent), in each case as would be required to be disclosed by Parent pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (each of the foregoing, a “Parent Related Party Transaction”).

Section 5.22        Business Conduct. Merger Sub 1 was formed on November 2, 2022, and Merger Sub 2 was formed on November 2, 2022. Since the inception of each of Merger Sub 1 and Merger Sub 2, neither entity has engaged in any activity, other than such actions in connection with (x) its organization or formation, as applicable, and (y) the preparation, negotiation and execution of this Agreement and the Transactions. Each of Merger Sub 1 and Merger Sub 2 has no operations, has not generated any revenues and has no assets or liabilities other than those incurred in connection with the foregoing and in association with the Mergers as provided in this Agreement.

Section 5.23         Tax Treatment.

(a)           After reasonable diligence, neither Parent nor any of its Subsidiaries is aware of any fact, agreement, plan or other circumstance, or has taken or agreed to take any action, other than any fact, agreement, plan, circumstance or action expressly contemplated by this Agreement, that would reasonably be expected to (i) prevent the Mergers from qualifying for the Reorganization Treatment, (ii) other than fluctuations in the fair market values of the Parent Capital Shares and/or the Company Capital Stock after the date of this Agreement that may prevent satisfaction of the Substantiality Test, cause the stockholders of the Company (other than any Excepted Shareholder) to recognize gain pursuant to Section 367(a)(1) of the Code, (iii) other than fluctuations in the fair market values of the Parent Capital Shares and/or the Company Capital Stock after the date of this Agreement, cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Mergers or (iv) other than fluctuations in the fair market values of the Parent Capital Shares and/or the Company Capital Stock after the date of this Agreement, prevent or impede Parent from delivering the executed Parent Tax Certificate in connection with the Registration Statement and at Closing. As of the date of this Agreement, Parent reasonably believes that it will be able to provide the Parent Tax Certificate in connection with the Registration Statement and at Closing.

(b)           For U.S. federal income Tax purposes, at all times from the date of this Agreement through the Second Merger Effective Time: (i) US Holdings is and will be treated as a corporation that is directly and indirectly wholly owned by Parent, (ii) Parent is and will be in control of US Holdings within the meaning of Sections 368(a)(2)(D) and 368(c) of the Code, (iii) Merger Sub 1 is and will be an entity that is disregarded as separate from US Holdings, and (iv) Merger Sub 2 is and will be an entity that is disregarded as separate from US Holdings.

Section 5.24        Top Parent Customers. Schedule 5.24 of the Parent Disclosure Letter contains a true, correct and complete list of Parent’s top ten (10) consignors or sellers based on unit volume during each of (i) the fiscal year ended December 31, 2021 and (ii) the nine (9) months ended September 30, 2022 (collectively, the “Top Parent Customers”) and includes the aggregate amount of net proceeds or payments received by Parent or any of its Subsidiaries from each such Top Parent Customer in each period described in clause (i) and (ii). All Top Parent Customers continue to be customers of Parent or the applicable Subsidiary as of the date hereof, and from September 30, 2022 through the date hereof, no Top Parent Customer has terminated or canceled its business with Parent or any of its Subsidiaries or materially reduced its aggregate amount of net proceeds or payments (other than in the ordinary course of business) from the levels for the nine (9) month period set forth above, or provided notice in writing at any time to Parent or any of its Subsidiaries of an intention to do any of the foregoing that would be effective at any time after the date hereof.

Section 5.25         Financing Commitment.

(a)           Parent has delivered to the Company true and correct copies, as of the date hereof, of a fully executed commitment letter (together with all exhibits and annexes thereto) and (subject to redactions of fee amounts, percentages, flex provisions and any other economic terms and other provisions that are customarily redacted in connection with transactions of this type, so long as such redaction does not cover terms that would adversely affect the conditionality or termination of the Debt Financing) fee letters from the financial institutions and Financing Sources identified therein (collectively, the “Debt Commitment Letter”) to provide, on the terms and subject only to the conditions stated therein (subject to any “market flex” provisions included in the fee letter), debt financing in the amounts set forth therein (the “Debt Financing”). As of the date hereof, the obligations of the Financing Sources to fund the Debt Financing under the Debt Commitment Letter are not subject to any conditions precedent or other contingencies, except as expressly set forth in the Debt Commitment Letter. As of the date hereof, there are no Contracts with respect to the Debt Financing other than the Debt Commitment Letter and a customary engagement letter relating to the Debt Financing (which does not contain any terms that impact the conditionality or termination of the Debt Financing). As of the date hereof, the Debt Commitment Letter has not been terminated, amended or modified, and no terms thereunder have been waived, in each case, in writing, and, to the knowledge of Parent no such termination, amendment, modification or waiver is currently contemplated. Parent, US Holdings, Merger Sub 1 and Merger Sub 2 have fully paid any and all commitment fees and other fees in connection with the Debt Commitment Letter and the Debt Financing, in each case, required to be paid in cash as of the date hereof. Assuming the Debt Financing is funded in accordance with the Debt Commitment Letter, the net cash proceeds contemplated by the Debt Commitment Letter, together with other available sources and amounts, will, in the aggregate be sufficient for Parent, US Holdings, Merger Sub 1 and Merger Sub 2 to pay all cash amounts required to be paid by Parent, US Holdings, Merger Sub 1 and Merger Sub 2 thereby on the Closing Date (the “Required Amount”), including the Merger Consideration owed, due and payable in cash at Closing, any cash fees under the Debt Commitment Letter that are earned and due at Closing, and all related expenses owed and due in cash on the Closing Date by Parent, US Holdings, Merger Sub 1 or Merger Sub 2 (assuming and giving effect to the maximum amount of “market flex” (including original issue discount flex) provided under the fee letter).

(b)           The Debt Commitment Letter is, as to Parent, US Holdings, Merger Sub 1 and Merger Sub 2 and, to the knowledge of Parent, the other parties thereto, enforceable against such Persons in accordance with their terms, in each case, as enforcement may be limited by Creditors’ Rights. The Debt Commitment Letter is in full force and effect in all material respects and, to the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would constitute an event of default on the part of Parent, US Holdings, Merger Sub 1 or Merger Sub 2 under the Debt Commitment Letter. Assuming satisfaction of all of the conditions set forth in this Agreement and the truthfulness, accuracy and completeness of the representations and warranties set forth in ARTICLE IV and the completion of the Marketing Period, as of the date hereof, Parent does not have any actual reason to believe that any of the conditions to the funding of the full amount of the Debt Financing will not be satisfied or that the full amount of the Debt Financing will not be available to Parent, US Holdings, Merger Sub 1 or Merger Sub 2, in each case, on the date of the Closing. The obligations of Parent, US Holdings, Merger Sub 1 and Merger Sub 2 under this Agreement are not subject to any conditions precedent regarding Parent’s, Merger Sub 1’s or Merger Sub 2’s ability to obtain the Debt Financing or any other financing.

Section 5.26        Investment Company Status. None of Parent or any of its Subsidiaries is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 5.27        Solvent. Solely to the extent the representations and warranties made by the Company in ARTICLE IV are true, correct and complete and the Company and its Subsidiaries are Solvent immediately prior to the First Merger Effective Time and immediately prior to the Second Merger Effective Time, immediately after the First Merger Effective Time and immediately after the Second Merger Effective Time, Parent and its Subsidiaries on a consolidated basis will be Solvent. Neither Parent nor Merger Sub 1 nor Merger Sub 2 is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of itself or the Company or any of its Subsidiaries.

Section 5.28        Shareholder Rights Plan. The execution of this Agreement and the consummation of the Transactions, including the Parent Share Issuance, are not subject to the Parent Shareholder Rights Agreement.

Section 5.29        Investment Canada Act. Parent is a “WTO investor” and/or a “trade agreement investor”, that is not a “state-owned enterprise” within the meaning of subsection 14.1(6) of the Investment Canada Act.

Section 5.30        No Additional Representations.(a) Except for the representations and warranties made in this ARTICLE V or any certificate delivered herewith, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Parent in this ARTICLE V or any certificate delivered herewith, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 5.30 shall limit the Company’s remedies with respect to claims of fraud arising from or relating to the express written representations and warranties made by Parent, US Holdings, Merger Sub 1 and Merger Sub 2 in this ARTICLE V or any certificate delivered herewith.

(b)           Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in ARTICLE IV or any certificate delivered herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, or any of its Affiliates or Representatives, and that none of Parent, US Holdings, Merger Sub 1 and Merger Sub 2 has relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available to Parent or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Mergers or the other Transactions) and that none of Parent, US Holdings, Merger Sub 1 and Merger Sub 2 has relied on any such other representation or warranty not set forth in this Agreement.

ARTICLE VI
COVENANTS AND AGREEMENTS

Section 6.1           Conduct of the Company Business Pending the Mergers.

(a)           Except (i) as set forth on Schedule 6.1(a) of the Company Disclosure Letter, (ii) as expressly required by this Agreement, (iii) as may be required by applicable Law or stock exchange requirement or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company covenants and agrees that, until the earlier of the First Merger Effective Time and the termination of this Agreement pursuant to ARTICLE VIII, it shall, and shall cause each of its Subsidiaries to, use reasonable efforts to (x) conduct its businesses in the ordinary course in all material respects, including by using reasonable efforts to preserve substantially intact its present business organization, goodwill and assets, (y) keep available the services of its current officers and key employees and (z) preserve in all material respects its existing relationships with Governmental Entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it; provided that the Parties agree that, with respect to any matter specifically addressed by any provision of Section 6.1(b), such specific provision shall govern over the more general provisions of this Section 6.1(a).

(b)           Except (i) as set forth on Schedule 6.1(b) of the Company Disclosure Letter, (ii) as expressly required by this Agreement, (iii) as may be required by applicable Law or stock exchange requirement or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the First Merger Effective Time and the termination of this Agreement pursuant to ARTICLE VIII, the Company shall not, and shall cause its Subsidiaries not to:

(i)            declare, set aside or pay any dividends, (whether in cash, stock or property or any combination thereof) on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its Subsidiaries except for dividends and distributions by a wholly owned Subsidiary of the Company to the Company or another Subsidiary of the Company;

(ii)           offer, issue, deliver, grant, sell or purchase, or authorize or propose to offer, issue, deliver, grant, sell or purchase, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (A) the grant of Company RSU Awards under the Company Equity Plan in the ordinary course of business consistent with past practice (1) to employees hired after the date hereof and (2) in connection with promotions in each case subject to the limitations set forth in Schedule 6.1(b)(x) of the Company Disclosure Letter, (B) the issuance of Company Common Stock issuable pursuant to the vesting, exercise or settlement, as applicable, of Company Stock Options or Company RSU Awards or Company PRSU Awards that are outstanding on the date of this Agreement or that are granted after the date of this Agreement not in contravention of this Agreement, in each case pursuant to their terms, (C) pursuant to the ESPP (as permitted under Section 3.3(f)), (D) sales of shares to satisfy Tax withholding obligations related to the exercise of Company Stock Options or the settlement of Company RSU Awards or Company PRSU Awards and (E) issuances by a wholly owned Subsidiary of the Company of such Subsidiary’s capital stock or other equity interests to the Company or any other wholly owned Subsidiary of the Company;

(iii)          amend or propose to amend (A) the Company’s Organizational Documents or (B) the Organizational Documents of any of the Company’s Subsidiaries (other than ministerial changes);

(iv)          (A) merge, consolidate, combine or amalgamate with any Person (other than transactions between the Company and its wholly-owned Subsidiaries or between the Company’s wholly-owned Subsidiaries), (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any controlling equity interest in or a majority of the assets of, or acquiring an exclusive license to, in each case, as applicable) any business or division of another Person or assets comprising a business or division or (C) acquire or agree to acquire (including by acquiring an exclusive license to, but excluding non-exclusive licenses of commercial software in the ordinary course of business) any assets of another Person not described in clause (B) other than in the case of clauses (B) and (C), acquisitions for which the consideration is less than $25,000,000 in the aggregate or the acquisition of inventory, equipment, consigned goods (including related prepaid charges), materials, consumables and similar assets in the ordinary course of business;

(v)           sell, lease, swap, exchange, transfer, license, Encumber (other than Permitted Encumbrances) or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, license, Encumber (other than Permitted Encumbrances) or otherwise dispose of, any material portion of its assets or properties, other than (A) sales or dispositions of inventory in the ordinary course of business, (B) non-exclusive licenses in the ordinary course of business, (C) dispositions of obsolete or worthless equipment or other assets in the ordinary course of business, (D) dispositions, leases, swaps and exchanges of the Company Leased Real Property in the ordinary course of business and (E) other sales or dispositions of assets for which the consideration is less than $20,000,000 in the aggregate; provided that, in the case of clause (D), the Company Leased Real Property set forth on Schedule 6.1(b)(v) of the Company Disclosure Letter shall not be disposed of, leased, swapped or exchanged;

(vi)          authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than such transactions among wholly owned Subsidiaries of the Company;

(vii)         change in any material respect its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by applicable Law, GAAP or stock exchange requirement;

(viii)        make, change or revoke any material Tax election (but excluding any election that must be made periodically and is made consistent with past practice), change an annual Tax accounting period, change any material Tax accounting method, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle or compromise any material Proceeding regarding any Taxes, surrender any right to claim a material Tax refund or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Taxes (other than extensions of time to file Tax Returns);

(ix)           take any action (other than any action required or expressly contemplated by this Agreement) or fail to take any action (other than any action prohibited by this Agreement), but, for the avoidance of doubt, without taking into account fluctuations in the fair market value of the Parent Capital Shares and/or the Company Capital Stock after the date of this Agreement, where such action or failure to act would reasonably be expected to (A) prevent or impede the Mergers from qualifying for the Reorganization Treatment, (B) cause the stockholders of the Company (other than any Excepted Shareholder) to recognize gain pursuant to Section 367(a)(1) of the Code, (C) cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Mergers, (D) prevent or impede the Company or Parent from delivering the executed Tax Certificates in connection with the Registration Statement and at Closing or (E) without regard to whether the Transactions will cause (1) the Spin to fail to qualify for tax-free treatment under Section 355 or (2) the Company shares distributed in the Spin to not be treated as “qualified property” (for purposes of Section 355(c)(2) or Section 361(c)(2) of the Code) by reason of the application of Section 355(d) or Section 355(e) of the Code, cause the Company to be in material violation of any of its representations, warranties, and covenants in the Tax Matters Agreement;

(x)            except as required pursuant to an existing Company Benefit Plan as in effect on the date hereof or established after the date hereof not in contravention of this clause (x), (A) grant or commit to grant any increases in the compensation, bonus, severance, termination pay or other benefits payable or that may become payable to any current or former directors, officers, or employees of the Company or any Subsidiary other than increases in the base salary or wages or cash incentive compensation of employees in the ordinary course of business as described on Schedule 6.1(b)(x) of the Company Disclosure Letter, (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (C) grant or commit to grant any equity based awards or accelerate the vesting of any Company RSU Awards, Company PRSU Awards or Company Stock Options except as permitted by Section 6.1(b)(ii), (D) enter into any new, or amend any existing, employment, severance, termination change-in-control or similar agreement with any director, officer or employee, (E) pay or commit to pay any bonuses, other than payment of annual or other short-term cash bonuses for completed performance periods in accordance with Company Benefits Plans existing as of the date hereof, (F) establish, enter into or adopt any Company Benefit Plan which was not in existence as of the date of this Agreement (or any arrangement that would be a Company Benefit Plan if it had been in existence as of the date of this Agreement), or amend or terminate any Company Benefit Plan, in each case, except for changes to the contractual terms of health and welfare plans made in the ordinary course of business, (G) hire, engage, terminate (other than for cause), furlough, or temporarily lay off any employee or independent contractor with an annualized base salary in excess of $250,000 or with a title of Director or above or (H) waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any current or former director, officer, employee or independent contractor;

(xi)          voluntarily recognize any labor union, works council, or other labor organization as the bargaining representative of any employees;

(xii)         (A) incur, create, assume, waive or release any Indebtedness for borrowed money (including any bonds, notes or debentures) or guarantee any such Indebtedness of another Person or (B) incur, create or assume any Encumbrances on any property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing shall not restrict the incurrence of revolving Indebtedness in the ordinary course of business (1) under the Company Credit Facility, as in effect on the date hereof, or (2) the creation of any Encumbrances securing as of the date hereof any Indebtedness permitted by the foregoing clause (1), so long as borrowings under the Company Credit Facility do not exceed at any one time outstanding the amounts set forth on Schedule 6.1(b)(xii) of the Company Disclosure Letter;

(xiii)         make any loans, advances or capital contributions to, or non-controlling investments in, any other Person in excess of $10,000,000 in the aggregate, except for (A) extensions of credit or incentive payments to customers in the ordinary course of business, (B) advances to directors, officers and other employees for business-related expenses incurred in connection with such person’s role at the Company or one of its Subsidiaries in the ordinary course of business, (C) passive investments in marketable securities in the ordinary course of business and (D) loans, advances or capital contributions to, any direct or indirect wholly owned Subsidiaries of the Company;

(xiv)         (A) enter into any Contract that would be a Company Contract under clauses (i), (iii), (ix), (x) or (xv) of Section 4.19(a) or (B) subject to Schedule 6.1(b)(xiv)(B) of the Company Disclosure Letter, except in the ordinary course of business, and as would not (x) otherwise be prohibited by this Section 6.1(b) or (y) reasonably be expected to have any adverse economic or other impact on the Company or its Subsidiaries in any material respect when viewed in the context of the benefits received by the Company and its Subsidiaries as a result thereof (1) enter into any Contract that would be a Company Contract (other than a Contract set forth in clause (A) above) if it were in effect on the date of this Agreement or (2) materially modify, materially amend, terminate or assign or waive or assign any material rights under any Company Contract (other than, in the case of assignments, assignments to the Company or another Subsidiary of the Company); provided that this clause (xiv) shall not prohibit or restrict the Company or any of its Subsidiaries from entering into or performing a Contract to the extent such entry or performance implements a transaction or action that is specifically permitted by any of the other subclauses of this Section 6.1(b);

(xv)         waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceedings (excluding any Proceeding in respect of Taxes (which shall be governed by Section 6.1(b)(viii)) or any Transaction Litigation (which shall be governed by Section 6.11)) except solely for monetary payments not covered by insurance of no more than $1,000,000 individually or $15,000,000 in the aggregate (or, if a reserve for such Proceeding has been established on the consolidated balance sheet of the Company as of July 3, 2022 as included in the Company’s latest quarterly report on Form 10-Q filed with the SEC prior to the date hereof, such greater amount that is covered by such reserve) on a basis that would not (A) prevent or materially delay consummation of the Mergers or the Transactions, or (B) result in the imposition of any term or condition that would restrict the future activity or conduct of Parent or its Subsidiaries in any material respect (including the Company or any of its Subsidiaries following the First Merger Effective Time, other than customary confidentiality and de minimis contractual obligations included in a settlement agreement that are incidental to an award of monetary damages thereunder) or a finding or admission of liability or a violation of Law;

(xvi)         make or commit to make any capital expenditures in an amount in the aggregate in excess of 110% of the capital expenditure budget set forth in Schedule 6.1(b)(xvi) of the Company Disclosure Letter and subject to the limitations set forth therein, other than to the extent reasonably necessary to repair or replace damaged facilities, property, equipment or other assets damaged following a casualty event or accident;

(xvii)       split, combine, subdivide or reclassify any shares of capital stock or other equity interests of the Company;

(xviii)      enter into any stockholder agreements, voting trusts or other agreements relating to the voting of, or providing registration rights with respect to, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries; or

(xix)         agree or commit to take any action that is prohibited by this Section 6.1(b).

Section 6.2           Conduct of Parent Business Pending the Merger.

(a)           Except (i) as set forth on Schedule 6.2(a) of the Parent Disclosure Letter, (ii) as expressly required by this Agreement, (iii) as may be required by applicable Law or stock exchange requirement or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, until the earlier of the First Merger Effective Time and the termination of this Agreement pursuant to ARTICLE VIII, it shall, and shall cause each of its Subsidiaries to, use reasonable efforts to (x) conduct its businesses in the ordinary course in all material respects, including by using reasonable efforts to preserve substantially intact its present business organization, goodwill and assets, (y) keep available the services of its current officers and key employees and (z) preserve in all material respects its existing relationships with Governmental Entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it; provided that the Parties agree that, with respect to any matter specifically addressed by any provision of Section 6.2(b), such specific provision shall govern over the more general provisions of this Section 6.2(a).

(b)           Except (i) as set forth on Schedule 6.2(b) of the Parent Disclosure Letter, (ii) as expressly required by this Agreement, (iii) as may be required by applicable Law or stock exchange requirement or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the First Merger Effective Time and the termination of this Agreement pursuant to ARTICLE VIII, Parent shall not, and shall cause its Subsidiaries not to:

(i)            offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (A) the grant of any awards (including Parent RSU Awards, Parent PSU Awards or Parent DSU Awards) under the Parent Equity Plans in the ordinary course of business (1) as set forth on Schedule 6.2(b)(i) of the Parent Disclosure Letter, (2) to non-employee directors of Parent, (3) to employees hired after the date hereof and (4) in connection with promotions, (B) pursuant to the Parent ESPP, (C) the issuance of Parent Common Shares issuable pursuant to the vesting, exercise or settlement of any equity awards pursuant to agreements in effect as of the date of this Agreement or entered into as permitted by this Section 6.2(b)(i), (D) dividend equivalent rights with respect to outstanding equity awards consistent with past practice in connection with Parent’s regular quarterly dividend, (E) pursuant to the Parent Shareholder Rights Agreement, and (F) issuances by a wholly owned Subsidiary of Parent of such Subsidiary’s capital stock or other equity interests to Parent or any other wholly owned Subsidiary of Parent;

(ii)           amend or propose to amend (i) Parent’s Organizational Documents or (ii) the Organizational Documents of any of US Holdings, Merger Sub 1 and Merger Sub 2 (other than ministerial changes);

(iii)          split, combine, subdivide or reclassify any shares of capital stock or other equity interests of Parent;

(iv)          (A) merge, consolidate, combine or amalgamate with any Person (other than transactions between Parent and its wholly-owned Subsidiaries or between Parent’s wholly-owned Subsidiaries) or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any controlling equity interest in or a majority of the assets of, licensing, or by any other manner) any assets, properties, operations or businesses or any corporation, partnership, association or other business organization or division thereof, in the case of each of clause (A) and (B), to the extent that (1) the purchase price for any such individual transaction or series of related transactions exceeds $50,000,000 or (2) such action would, or would reasonably be expected to, prevent, materially delay or materially impair the consummation of the Transactions;

(v)           authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries, other than such transactions among wholly owned Subsidiaries of Parent;

(vi)          make, change or revoke any material Tax election (but excluding any election that must be made periodically and is made consistent with past practice), change an annual Tax accounting period, change any material Tax accounting method, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle or compromise any material Proceeding regarding any Taxes, surrender any right to claim a material Tax refund or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Taxes (other than extensions of time to file Tax Returns), in each case to the extent that any such action would, or would reasonably be expected to, (A) prevent, materially delay or materially impair the consummation of the Transactions or (B) prevent or impede the Company or Parent from delivering the executed Tax Certificates in connection with the Registration Statement and at Closing;

(vii)         take any action (other than any action required or expressly contemplated by this Agreement) or fail to take any action (other than any action expressly prohibited by this Agreement) but, for the avoidance of doubt, without taking into account fluctuations in the fair market value of the Parent Capital Shares or the Company Capital Stock after the date of this Agreement, where such action or failure to act would reasonably be expected to (A) prevent or impede the Mergers from qualifying for the Reorganization Treatment, (B) cause the stockholders of the Company (other than any Excepted Shareholder) to recognize gain pursuant to Section 367(a)(1) of the Code, (C) cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Mergers, or (D) prevent or impede the Company or Parent from delivering the executed Tax Certificates in connection with the Registration Statement and at Closing;

(viii)        sell, lease, swap, exchange, transfer, license, Encumber (other than Permitted Encumbrances) or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, license, Encumber (other than Permitted Encumbrances) or otherwise dispose of, any material portion of its assets or properties, other than (A) sales or dispositions of inventory in the ordinary course of business, (B) non-exclusive licenses in the ordinary course of business, (C) dispositions of obsolete or worthless equipment or other assets in the ordinary course of business, (D) leases, swaps, exchanges, Encumbrances and other dispositions of Parent Leased Real Property or Parent Owned Real Property in the ordinary course of business or as set forth in Section 6.2(b)(viii) of the Parent Disclosure Letter and (E) other sales or dispositions of assets for which the consideration is less than $25,000,000 in the aggregate;

(ix)           change in any material respect its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by applicable Law, GAAP or stock exchange requirement; or

(x)            agree or commit to take any action that is prohibited by this Section 6.2.

(c)           Subject to Schedule 6.2(c) of the Parent Disclosure Letter, in the event that Parent or its Subsidiaries declares, sets aside or pays any dividends (whether in cash, stock or property or any combination thereof) on, or make any other distribution in respect of any outstanding common shares of, or other equity interests in, Parent or its Subsidiaries (each, a “Parent Distribution”), except

(i)            for dividends and distributions by a wholly owned Subsidiary of Parent to Parent or another Subsidiary of Parent,

(ii)            regular quarterly dividends in accordance with Parent’s dividend policy not to exceed $0.27 per share, or

(iii)          dividends or distributions with a record date after the First Merger Effective Time,

then the Merger Consideration to be paid per each share of Company Common Stock, the Exchange Ratio and any other dependent items shall be equitably adjusted to provide to the Company and its shareholders the same economic effect as contemplated by this Agreement and the Mergers but for such circumstances arising and to reflect the same good faith mutual intent of the Parties as of the date of this Agreement, and as so adjusted shall, from and after the date of such circumstances having arisen, be the Merger Consideration to be paid per each share of Company Common Stock, the Exchange Ratio or other dependent item, subject to further adjustment in accordance with this Section 6.2. Nothing in this Section 6.2(c) shall derogate from the covenants, terms and conditions in this Agreement or be construed to permit Parent or any of its Subsidiaries to take any action that is otherwise prohibited by the terms of this Agreement.

Section 6.3           No Solicitation by the Company.

(a)           From and after the date of this Agreement and until the earlier of the First Merger Effective Time and termination of this Agreement pursuant to ARTICLE VIII, the Company will, will cause its Subsidiaries and its and their respective directors and officers to, and will use its reasonable best efforts to cause the employees and the other Representatives of the Company and its Subsidiaries to, immediately cease, and cause to be terminated, any discussions or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Competing Proposal. The Company will immediately terminate any physical and electronic data access related to any potential Company Competing Proposal previously granted to such Persons, and within two (2) Business Days following the execution of this Agreement, request that all non-public information previously provided by or on behalf of the Company or any of its Subsidiaries to any Person with whom a confidentiality agreement was entered into during the twelve-month period immediately preceding the date hereof relating to a potential Company Competing Proposal be promptly returned or destroyed in accordance with the terms of such confidentiality agreement.

(b)           From and after the date of this Agreement and until the earlier of the First Merger Effective Time and termination of this Agreement pursuant to ARTICLE VIII, the Company will not, will cause its Subsidiaries and its and their respective directors and officers not to, and will use its reasonable best efforts to cause the employees and other Representatives of the Company and its Subsidiaries not to, directly or indirectly:

(i)            initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Competing Proposal;

(ii)           engage in, continue or otherwise participate in any discussions or negotiations with any Person with respect to, relating to, or in furtherance of a Company Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal; or

(iii)          furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to any Company Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal;

provided that notwithstanding anything to the contrary in this Agreement, the Company or any of its Representatives may, (A) in response to an unsolicited inquiry or proposal, seek to clarify the terms and conditions of such inquiry or proposal (including by requesting that an oral inquiry or proposal be made in writing) to determine whether such inquiry or proposal constitutes a Company Superior Proposal and (B) in response to an unsolicited inquiry or proposal from a third party, inform such third party or its Representative of the restrictions imposed by the provisions of this Section 6.3 (without conveying, requesting or attempting to gather any other information except as otherwise expressly permitted hereunder).

(c)           From and after the date of this Agreement, the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent of the receipt by the Company or, to the knowledge of the Company, any of its Representatives, of any Company Competing Proposal or any expression of interest, inquiry, proposal or offer with respect to a Company Competing Proposal made on or after the date of this Agreement, any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal (including the identity of such Person unless disclosure of the name of such Person is prohibited by a confidentiality agreement in effect on the date of this Agreement), and the Company shall provide to Parent promptly (and in any event within twenty-four (24) hours) (i) an unredacted copy of any such expression of interest, inquiry, proposal or offer with respect to a Company Competing Proposal made in writing provided to the Company or any of its Subsidiaries or (ii) if any such expression of interest, inquiry, proposal or offer with respect to a Company Competing Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter the Company shall (A) keep Parent reasonably informed, on a reasonably prompt basis of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any material amendments thereto) and (B) provide to Parent as soon as practicable after receipt or delivery thereof (and in any event within twenty-four (24) hours) copies of all material written correspondence and other material written materials provided to the Company or its Representatives from any Person with respect to a Company Competing Proposal.

(d)           Except as permitted by Section 6.3(e), the Company Board, or any committee thereof, and its officers and directors will not, and will cause the Company’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly:

(i)            withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Parent, US Holdings, Merger Sub 1 or Merger Sub 2, the Company Board Recommendation;

(ii)           fail to include the Company Board Recommendation in the Joint Proxy Statement;

(iii)          approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Company Competing Proposal;

(iv)          publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 6.3(e)(ii) entered into in compliance with Section 6.3(e)(ii)) relating to a Company Competing Proposal (a “Company Alternative Acquisition Agreement”);

(v)           in the case of a Company Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock (other than by Parent or any of its Subsidiaries), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14d-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three (3) Business Days prior to the date of the Company Stockholders Meeting (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third (3rd) Business Day prior to the date of the Company Stockholders Meeting) and (B) ten (10) business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

(vi)          if a Company Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing Section 6.3(d)(v)), fail to publicly reaffirm the Company Board Recommendation upon Parent’s written request on or prior to the earlier of (A) five (5) Business Days after Parent so requests in writing and (B) three (3) Business Days prior to the date of the Company Stockholders Meeting (or promptly after announcement or disclosure of such Company Competing Proposal if announced or disclosed on or after the third (3rd) Business Day prior to the date of the Company Stockholders Meeting); provided that in no event shall the Company be required to reaffirm the Company Board Recommendation with respect to a Company Competing Proposal (x) on more than three (3) occasions or (y) after the Company has delivered a notice pursuant to Section 6.3(e)(iii) with respect thereto; or

(vii)         cause or permit the Company to enter into a Company Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v), and (vi), a “Company Change of Recommendation”).

(e)           Anything in this Agreement to the contrary notwithstanding:

(i)            the Company Board may, after consultation with its outside legal counsel, cause the Company to make such disclosures (A) as the Company Board determines in good faith are necessary to comply with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (B) required to be made in the Joint Proxy Statement by applicable U.S. federal securities Laws or (C) the failure of which to be made would be inconsistent with the fiduciary duties owed by the Company Board under applicable Law; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Company Board Recommendation, (x) such disclosure shall be deemed to be a Company Change of Recommendation, (y) such Company Change of Recommendation shall not be made other than in accordance with Section 6.3(e)(iii) or (iv), as applicable, and (z) Parent shall have the right to terminate this Agreement as set forth in Section 8.1(c)(i), it being understood that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not, in and of itself, be deemed to be a Company Change of Recommendation;

(ii)           prior to, but not after, the receipt of the Company Stockholder Approval, the Company and its Representatives may engage in the activities prohibited by Section 6.3(b) with any Person (including such Person’s Representatives and financing sources) from whom the Company receives a bona fide written Company Competing Proposal from such particular Person that did not result from a material breach of the obligations set forth in this Section 6.3; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 6.3(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement, as determined by the Company Board in good faith after consultation with its legal counsel (it being understood and agreed that (i) such confidentiality agreement with such other party need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Company Competing Proposal on a confidential basis and (ii) such confidentiality agreement shall not contain any provisions that prohibit the Company from providing any information to Parent in accordance with this Section 6.3 or that otherwise prohibit the Company from complying with the provisions of this Section 6.3), (B) if the Company makes non-public information regarding the Company or any of its Subsidiaries available to such Person, any such non-public information that has not previously been made available to Parent shall be provided to Parent prior to or substantially concurrently with the time such information is made available to such Person, (C) prior to taking any such actions, the Company Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such Company Competing Proposal is, or would reasonably be expected to lead to, a Company Superior Proposal and (D) prior to taking such actions, the Company Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the Company Board under applicable Law;

(iii)          prior to, but not after, the receipt of the Company Stockholder Approval, in response to a bona fide written Company Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement in material breach of any of the obligations set forth in this Section 6.3, if the Company Board so chooses, the Company Board may effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d)(ii) if (and only if):

(A)          the Company Board determines in good faith after consultation with the Company’s financial advisor and outside legal counsel that such the Company Competing Proposal constitutes a Company Superior Proposal;

(B)           the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Company Change of Recommendation or terminate this Agreement, as applicable, in response to such the Company Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board under applicable Law;

(C)           the Company provides Parent written notice of such proposed action and the basis thereof four (4) Business Days in advance, which notice shall set forth in writing that the Company Board intends to take such action and include a copy of the proposed Company Competing Proposal and any other material applicable transaction and financing documents;

(D)           after giving such notice and prior to effecting such Company Change of Recommendation, the Company will make itself available to negotiate (and cause its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with Parent (to the extent Parent wishes to negotiate) to permit Parent to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation in response thereto;

(E)           at the end of such four (4) Business Day period, prior to taking action to effect a Company Change of Recommendation or terminate this Agreement, as applicable, the Company Board takes into account any binding adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith (1) after consultation with the Company’s financial advisor and outside legal counsel, that the Company Competing Proposal remains a Company Superior Proposal and (2) after consultation with the Company’s outside legal counsel, that the failure to effect a Company Change of Recommendation or terminate this Agreement, as applicable, in response to such Company Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board under applicable Law; provided that in the event of any material amendment or material modification to any Company Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Company Superior Proposal shall be deemed material), the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(e)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(e)(iii) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original four (4) Business Day notice period; and

(iv)          prior to, but not after, the receipt of the Company Stockholder Approval, in response to a Company Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a material breach of this Agreement, the Company may, if the Company Board so chooses, effect a Company Change of Recommendation under Section 6.3(d)(i) and/or Section 6.3(d)(ii) if (and only if):

(A)          the Company Board determines in good faith after consultation with the Company’s financial advisor and outside legal counsel that a Company Intervening Event has occurred;

(B)          the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board under applicable Law;

(C)          the Company provides Parent written notice of such proposed action and the basis thereof four (4) Business Days in advance, which notice shall set forth in writing that the Company Board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Company Intervening Event;

(D)          after giving such notice and prior to effecting such Company Change of Recommendation, the Company will make itself available to negotiate (and cause its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with Parent (to the extent Parent wishes to negotiate) to permit Parent make such adjustments or revisions to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation in response thereto; and

(E)           at the end of such four (4) Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board takes into account any binding adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith after consultation with the Company’s outside legal counsel, that the failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board under applicable Law; provided that in the event of any material changes regarding any Company Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(e)(iv) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original four (4) Business Day notice period.

(f)            During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the First Merger Effective Time and termination of this Agreement in accordance with ARTICLE VIII, the Company shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party; provided that, notwithstanding any other provision in this Section 6.3, prior to, but not after, the time the Company Stockholder Approval is obtained, if the Company Board determines that failure to do so would be inconsistent with its fiduciary duties under applicable Law, it may waive any such “standstill” or similar provision to the extent necessary to permit a third party to make a Company Competing Proposal, on a confidential basis, to the Company Board and communicate such waiver to the applicable third party.

(g)               Notwithstanding anything to the contrary in this Section 6.3, any action, or failure to take action, that is taken by or at the direction of a director or officer of the Company in violation of this Section 6.3 shall be deemed to be a breach of this Section 6.3 by the Company.

Section 6.4           No Solicitation by Parent.

(a)               From and after the date of this Agreement and until the earlier of the First Merger Effective Time and termination of this Agreement pursuant to ARTICLE VIII, Parent will not, will cause its Subsidiaries and its and their respective directors and officers not to, and will use its reasonable best efforts to cause the employees and other Representatives of Parent and its Subsidiaries not to, directly or indirectly:

(i)                 initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Competing Proposal;

(ii)              engage in, continue or otherwise participate in any discussions or negotiations with any Person with respect to, relating to, or in furtherance of a Parent Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Competing Proposal; or

(iii)            furnish any non-public information regarding Parent or its Subsidiaries, or access to the properties, assets or employees of Parent or its Subsidiaries, to any Person in connection with or in response to any Parent Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Competing Proposal;

provided that notwithstanding anything to the contrary in this Agreement, Parent or any of its Representatives may, (A) in response to an unsolicited inquiry or proposal, seek to clarify the terms and conditions of such inquiry or proposal (including by requesting that an oral inquiry or proposal be made in writing) to determine whether such inquiry or proposal constitutes a Parent Superior Proposal and (B) in response to an unsolicited inquiry or proposal from a third party, inform such third party or its Representative of the restrictions imposed by the provisions of this Section 6.4 (without conveying, requesting or attempting to gather any other information except as otherwise expressly permitted hereunder).

(b)               From and after the date of this Agreement, Parent shall promptly (and in any event within twenty-four (24) hours) notify the Company of the receipt by Parent or, to the knowledge of Parent, any of its Representatives of any Parent Competing Proposal or any expression of interest, inquiry, proposal or offer with respect to a Parent Competing Proposal made on or after the date of this Agreement, any request for non-public information or data relating to Parent or any of its Subsidiaries made by any Person in connection with a Parent Competing Proposal or any request for discussions or negotiations with Parent or a Representative of Parent relating to a Parent Competing Proposal (including the identity of such Person unless disclosure of the name of such Person is prohibited by a confidentiality agreement in effect on the date of this Agreement), and Parent shall provide to the Company promptly (and in any event within twenty-four (24) hours) (i) an unredacted copy of any such expression of interest, inquiry, proposal or offer with respect to a Parent Competing Proposal made in writing provided to Parent or any of its Subsidiaries or (ii) if any such expression of interest, inquiry, proposal or offer with respect to a Parent Competing Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter Parent shall (A) keep the Company reasonably informed, on a reasonably prompt basis, of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any material amendments thereto) and (B) provide to the Company as soon as practicable after receipt or delivery thereof (and in any event within twenty-four (24) hours) copies of all material written correspondence and other material written materials provided to Parent or its Representatives from any Person with respect to a Parent Competing Proposal.

(c)               Except as permitted by Section 6.4(d), the Parent Board, or any committee thereof, and its officers and directors will not, and will cause Parent’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of Parent and its Subsidiaries not to, directly or indirectly:

(i)                 withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to the Company, the Parent Board Recommendation;

(ii)              fail to include the Parent Board Recommendation in the Joint Proxy Statement;

(iii)            approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Parent Competing Proposal;

(iv)             publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 6.4(d)(ii) entered into in compliance with Section 6.4(d)(ii)) relating to a Parent Competing Proposal (an “Parent Alternative Acquisition Agreement”);

(v)               in the case of a Parent Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding Parent Common Shares (other than by the Company or any of its Subsidiaries), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three (3) Business Days prior to the date of the Parent Shareholders Meeting (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third (3rd) Business Day prior to the date of the Parent Shareholders Meeting) and (B) ten (10) business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

(vi)             if a Parent Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Parent Board Recommendation upon the Company’s written request on or prior to the earlier of (A) five (5) Business Days after the Company so requests in writing and (B) three (3) Business Days prior to the date of the Parent Shareholders Meeting (or promptly after announcement or disclosure of such Parent Competing Proposal if announced or disclosed on or after the third (3rd) Business Day prior to the date of the Parent Shareholders Meeting); provided that in no event shall Parent be required to reaffirm the Parent Board Recommendation with respect to a Parent Competing Proposal (x) on more than three (3) occasions or (y) after Parent has delivered a notice pursuant to Section 6.4(d)(iii) with respect thereto; or

(vii)          cause or permit Parent to enter into a Parent Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v), and (vi), a “Parent Change of Recommendation”).

(d)               Anything in this Agreement to the contrary notwithstanding:

(i)                 the Parent Board may, after consultation with its outside legal counsel, cause Parent to make such disclosures (A) as the Parent Board determines in good faith are necessary to comply with applicable Canadian Securities Laws, Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (B) required to be made in the Joint Proxy Statement by applicable U.S. federal securities Laws or (C) the failure of which to be made would be inconsistent with the fiduciary duties owed by the Parent Board under applicable Law; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Parent Board Recommendation, (x) such disclosure shall be deemed to be a Parent Change of Recommendation, (y) such Parent Change of Recommendation shall not be made other than in accordance with Section 6.4(d)(iii) or (iv), as applicable, and (z) the Company shall have the right to terminate this Agreement as set forth in Section 8.1(d)(i); it being understood that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not, in and of itself, be deemed to be a Parent Change of Recommendation;

(ii)              prior to, but not after, the receipt of the Parent Shareholder Approval, Parent and its Representatives may engage in the activities prohibited by Section 6.4(a) with any Person (including such Person’s Representatives and financing sources) from whom Parent receives a bona fide written Parent Competing Proposal from such particular Person that did not result from a material breach of the obligations set forth in this Section 6.4; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 6.4(a) may be furnished until Parent receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of Parent that are no less favorable to Parent in the aggregate than the terms of the Confidentiality Agreement, as determined by the Parent Board in good faith after consultation with its legal counsel (it being understood and agreed that (i) such confidentiality agreement with such other party need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Parent Competing Proposal on a confidential basis and (ii) such confidentiality agreement shall not contain any provisions that prohibit Parent from providing any information to the Company in accordance with this Section 6.4 or that otherwise prohibit Parent from complying with the provisions of this Section 6.4), (B) if Parent makes non-public information available to such Person, any such non-public information regarding Parent or any of its Subsidiaries that has not previously been made available to the Company shall be provided to the Company prior to or substantially concurrently with the time such information is made available to such Person, (C) prior to taking any such actions, the Parent Board determines in good faith, after consultation with Parent’s financial advisors and outside legal counsel, that such Parent Competing Proposal is, or would reasonably be expected to lead to, a Parent Superior Proposal and (D) prior to taking any such action, the Parent Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the Parent Board’s fiduciary duties under applicable Law;

(iii)            prior to, but not after, the receipt of the Parent Shareholder Approval, in response to a bona fide written Parent Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement in material breach of the obligations set forth in this Section 6.4, if the Parent Board so chooses, the Parent Board may effect a Parent Change of Recommendation or terminate this Agreement pursuant to Section 8.1(c)(ii) if (and only if):

(A)             the Parent Board determines in good faith after consultation with Parent’s financial advisors and outside legal counsel that such Parent Competing Proposal constitutes a Parent Superior Proposal;

(B)              the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Parent Change of Recommendation or terminate this Agreement, as applicable, in response to such Parent Superior Proposal would be inconsistent with the Parent Board’s fiduciary duties under applicable Law;

(C)              Parent provides the Company written notice of such proposed action and the basis thereof four (4) Business Days in advance, which notice shall set forth in writing that the Parent Board intends to consider whether to take such action and include a copy of the proposed Parent Competing Proposal and any other material applicable transaction and financing documents;

(D)             after giving such notice and prior to effecting such Parent Change of Recommendation, Parent will make itself available to negotiate (and cause its officers, employees, financial advisors and outside legal counsel to be available to negotiate) with the Company (to the extent the Company wishes to negotiate) to permit the Company to make such adjustments or revisions to the terms of this Agreement as would permit the Parent Board not to effect a Parent Change of Recommendation in response thereto;

(E)              at the end of such four (4) Business Day period, prior to taking action to effect a Parent Change of Recommendation or terminate this Agreement, as applicable, the Parent Board takes into account any binding adjustments or revisions to the terms of this Agreement proposed by the Company in writing and any other information offered by the Company in response to the notice, and determines in good faith (1) after consultation with Parent’s financial advisors and outside legal counsel, that the Parent Competing Proposal remains a Parent Superior Proposal and (2) after consultation with Parent’s outside legal counsel, that the failure to effect a Parent Change of Recommendation or terminate this Agreement, as applicable, in response to such Parent Superior Proposal would be inconsistent with the Parent Board’s fiduciary duties under applicable Law; provided that in the event of any material amendment or material modification to any Parent Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Parent Superior Proposal shall be deemed material), Parent shall be required to deliver a new written notice to the Company and to comply with the requirements of this Section 6.4(d)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.4(d)(iii) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original four (4) Business Day notice period; and

(iv)             prior to, but not after, the receipt of the Parent Shareholder Approval, in response to a Parent Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a material breach of this Agreement by Parent, Parent may, if the Parent Board so chooses, effect a Parent Change of Recommendation under Section 6.4(c)(i) and/or Section 6.4(c)(ii) if (and only if):

(A)             the Parent Board determines in good faith after consultation with Parent’s financial advisors and outside legal counsel that a Parent Intervening Event has occurred; and

(B)              the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Parent Change of Recommendation in response to such Parent Intervening Event would be inconsistent with the Parent Board’s fiduciary duties under applicable Law.

(C)              Parent provides the Company written notice of such proposed action and the basis thereof four (4) Business Days in advance, which notice shall set forth in writing that the Parent Board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Parent Intervening Event;

(D)             after giving such notice and prior to effecting such Parent Change of Recommendation, Parent will make itself available to negotiate (and cause its officers, employees, financial advisors and outside legal counsel to be available to negotiate) with the Company (to the extent the Company wishes to negotiate) to permit the Company make such adjustments or revisions to the terms of this Agreement as would permit the Parent Board not to effect a Parent Change of Recommendation in response thereto; and

(E)              at the end of such four (4) Business Day period, prior to taking action to effect a Parent Change of Recommendation, the Parent Board takes into account any binding adjustments or revisions to the terms of this Agreement proposed by the Company in writing and any other information offered by the Company in response to the notice, and determines in good faith after consultation with Parent’s outside legal counsel, that the failure to effect a Parent Change of Recommendation in response to such Parent Intervening event would be inconsistent with the Parent Board’s fiduciary duties under applicable Law; provided that in the event of any material changes regarding any Parent Intervening Event, Parent shall be required to deliver a new written notice to the Company and to comply with the requirements of this Section 6.4(d)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.4(d)(iv) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original four (4) Business Day notice period.

(e)               During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the First Merger Effective Time and termination of this Agreement in accordance with ARTICLE VIII, Parent shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party; provided that, notwithstanding any other provision in this Section 6.4, prior to, but not after, the time the Parent Shareholder Approval is obtained, if the Parent Board determines that failure to do so would be inconsistent with its fiduciary duties under applicable Law, it may waive any such “standstill” or similar provision to the extent necessary to permit a third party to make a Parent Competing Proposal, on a confidential basis, to the Parent Board and communicate such waiver to the applicable third party.

(f)                Notwithstanding anything to the contrary in this Section 6.4, any action, or failure to take action, that is taken by or at the direction of a director or officer of Parent in violation of this Section 6.4 shall be deemed to be a breach of this Section 6.4 by Parent.

Section 6.5           Preparation of Joint Proxy Statement.

(a)               The Company will promptly furnish to Parent such data and information relating to it, its Subsidiaries and the holders of its capital stock, as Parent may reasonably request for the purpose of including such data and information in the Registration Statement, the Joint Proxy Statement and any amendments or supplements thereto. Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries (including US Holdings, Merger Sub 1 and Merger Sub 2) and the holders of its share capital, as the Company may reasonably request for the purpose of including such data and information in the Joint Proxy Statement and any amendments or supplements thereto.

(b)               Promptly following the date hereof, the Company and Parent shall cooperate in preparing, and Parent shall (with the Company’s cooperation) cause to be filed with the SEC and the applicable Canadian Securities Regulatory Authorities as promptly as practicable following the execution of this Agreement (it being understood that the Parties shall each use reasonable best efforts to cause the initial Registration Statement to be filed within thirty (30) Business Days of the date of this Agreement), a mutually acceptable (A) Joint Proxy Statement relating to matters to be submitted to the holders of Company Common Stock at the Company Stockholders Meeting and matters to be submitted to holders of Parent Common Shares at the Parent Shareholders Meeting and (B) the Registration Statement (of which the Joint Proxy Statement will be a part). The Company and Parent shall each use reasonable best efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC and any applicable Canadian Securities Laws and to respond as promptly as practicable to any comments of the SEC or its staff or any Canadian Securities Regulatory Authority. Parent and the Company shall each use reasonable best efforts to cause the Registration Statement to become effective under the Securities Act promptly after the filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. The Company and Parent shall each file the Joint Proxy Statement in definitive form with the SEC and the applicable Canadian Securities Regulatory Authorities and mail the Joint Proxy Statement to its stockholders or shareholders, as applicable, as promptly as practicable following the Registration Statement being declared effective and being approved by the applicable Canadian Securities Regulatory Authorities. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC or any Canadian Securities Regulatory Authority for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC or any Canadian Securities Regulatory Authority for additional information. Each of Parent and the Company agrees to permit the other (in each case, to the extent practicable), and their respective counsels, to participate in all meetings and conferences with the SEC or any Canadian Securities Regulatory Authority. Each of the Company and Parent shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC or any Canadian Securities Regulatory Authority in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder and the applicable requirements of the Canadian Securities Laws. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or filing or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or any Canadian Securities Regulatory Authority with respect thereto, each of the Company and Parent will (A) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) consider in good faith for inclusion in such document or response all comments reasonably and promptly proposed by the other and (C) not file or mail such document or respond to the SEC or any applicable Canadian Securities Regulatory Authority prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed; provided that the foregoing clauses (A) through (C) shall not apply to any amendment or supplement or response of (x) the Company to the extent relating primarily to a Company Change of Recommendation made in accordance with Section 6.3 or (y) Parent to the extent relating primarily to a Parent Change of Recommendation made in accordance with Section 6.4.

(c)               Parent and the Company shall make as promptly as reasonably practicable all necessary filings with respect to the Mergers and the Transactions under the Securities Act, the Exchange Act, Canadian Securities Laws and applicable blue sky laws and the rules and regulations thereunder. Each Party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or the suspension of the qualification of the Parent Common Shares issuable in connection with the First Merger for offering or sale in any jurisdiction. Each of the Company and Parent will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(d)               If at any time prior to the First Merger Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC or any Canadian Securities Regulatory Authority and, to the extent required by applicable Law, disseminated to the stockholders of the Company and the shareholders of Parent.

Section 6.6           Stockholders Meetings.

(a)               The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as practicable following the clearance of the Joint Proxy Statement by the SEC and the applicable Canadian Securities Regulatory Authorities and the Registration Statement being declared effective by the SEC (and in any event will use reasonable best efforts to convene such meeting within fifty (50) days thereof). Unless there has been a Company Change of Recommendation in accordance with Section 6.3, the Company Board shall recommend that the stockholders of the Company adopt and approve this Agreement at the Company Stockholders Meeting and the Company Board shall solicit from stockholders of the Company proxies in favor of the adoption and approval of this Agreement and the Transactions, and the Joint Proxy Statement shall include the Company Board Recommendation. The Company shall not adjourn or postpone the Company Stockholders Meeting without Parent’s prior written consent; provided that, anything to the contrary contained in this Agreement notwithstanding, (i) the Company shall adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Joint Proxy Statement is provided to the Company’s stockholders, and (ii) the Company may adjourn or postpone the Company Stockholders Meeting (and, in the case of clauses (A) and (B), will adjourn or postpone the Company Stockholders Meeting to the extent requested by Parent in writing, except that Parent may not deliver more than two (2) such requests and the Company shall not be required to adjourn or postpone the Company Stockholders Meeting for more than ten (10) Business Days on any one occasion or more than twenty (20) Business Days in the aggregate pursuant to this parenthetical) (A) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval (whether or not a quorum is present); provided, however, that unless otherwise agreed to by the Parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than (x) ten (10) Business Days after the immediately preceding date for which the meeting was previously scheduled or (y) sixty (60) days after the Company Stockholders Meeting was initially scheduled; and provided, further that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after three (3) Business Days prior to the Outside Date. If requested by Parent, the Company shall promptly provide Parent with all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Parent reasonably informed regarding the status of the solicitation and any material oral or written communications from or to the Company’s stockholders with respect thereto. Unless there has been a Company Change of Recommendation in accordance with Section 6.3, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Company’s stockholders or any other Person to prevent the Company Stockholder Approval from being obtained; provided that the Company shall control the strategy for such defense. Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Organizational Documents or in connection with a postponement or adjournment of the Company Stockholders Meeting permitted hereunder. Without the prior written consent of Parent, and except as may be required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption and approval of this Agreement, obtaining the Company Stockholder Approval and a proposal with respect to adjournment of the Company Stockholders Meeting shall be the only matters which the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholders Meeting.

(b)               Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold a meeting of its holders of Parent Common Shares for the purpose of obtaining the Parent Shareholder Approval, to be held as promptly as practicable following the clearance of the Joint Proxy Statement by the SEC and the Registration Statement being declared effective by the SEC (and in any event will use reasonable best efforts to convene such meeting within fifty (50) days thereof). Unless there has been a Parent Change of Recommendation in accordance with Section 6.4, the Parent Board shall recommend that the holders of Parent Common Shares approve the Parent Share Issuance and the Parent Board shall solicit from holders of Parent Common Shares proxies in favor of the Parent Share Issuance, and the Joint Proxy Statement shall include the Parent Board Recommendation. Parent shall not adjourn or postpone the Parent Shareholders Meeting without the Company’s prior written consent; provided that, anything to the contrary contained in this Agreement notwithstanding, (i) Parent shall adjourn or postpone the Parent Shareholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Joint Proxy Statement is provided to holders of Parent Common Shares and (ii) Parent may adjourn or postpone the Parent Shareholders Meeting (and, in the case of clauses (A) and (B), will adjourn or postpone the Parent Shareholders Meeting to the extent requested by the Company in writing, except that the Company may not deliver more than two (2) such requests and Parent shall not be required to adjourn or postpone the Parent Shareholders Meeting for more than ten (10) Business Days on any one occasion or more than twenty (20) Business Days in the aggregate pursuant to this parenthetical) (A) if, as of the time for which the Parent Shareholders Meeting is scheduled, there are insufficient Parent Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Shareholders Meeting and (B) if, as of the time for which the Parent Shareholders Meeting is scheduled, there are insufficient Parent Common Shares represented (either in person or by proxy) to obtain the Parent Shareholder Approval (whether or not a quorum is present); provided, however, that unless otherwise agreed to by the Parties, the Parent Shareholders Meeting shall not be adjourned or postponed to a date that is more than (x) ten (10) Business Days after the immediately preceding date for which the meeting was previously scheduled or (y) sixty (60) days after the Parent Shareholders Meeting was initially scheduled; and provided, further that the Parent Shareholders Meeting shall not be adjourned or postponed to a date on or after three (3) Business Days prior to the Outside Date. If requested by the Company, Parent shall promptly provide the Company with all voting tabulation reports relating to the Parent Shareholders Meeting that have been prepared by Parent or Parent’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep the Company reasonably informed regarding the status of the solicitation and any material oral or written communications from or to holders of Parent Common Shares with respect thereto. Unless there has been a Parent Change of Recommendation in accordance with Section 6.4, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any holders of Parent Common Shares or any other Person to prevent the Parent Shareholder Approval from being obtained; provided that Parent shall control the strategy for such defense. Once Parent has established a record date for the Parent Shareholders Meeting, Parent shall not change such record date or establish a different record date for the Parent Shareholders Meeting without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Organizational Documents or in connection with a postponement or adjournment of the Parent Shareholders Meeting permitted hereunder. Without the prior written consent of the Company, and except as may be required by applicable Law to be voted on by holders of Parent Common Shares in connection with the Parent Share Issuance, obtaining the Parent Shareholder Approval and a proposal with respect to adjournment of the Parent Shareholders Meeting shall be the only matters which Parent shall propose to be acted on by Parent’s shareholders at the Parent Shareholders Meeting.

(c)               The Parties shall cooperate and use their reasonable best efforts to set the record dates for and hold the Company Stockholders Meeting and the Parent Shareholders Meeting, as applicable, on the same day and at approximately the same time. Each of the Parties shall, in consultation with each other, conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act as soon as practicable after the date hereof to enable such record dates to be so set.

(d)               Without limiting the generality of the foregoing, unless this Agreement shall have been terminated pursuant to ARTICLE VIII, each of the Company and Parent agrees that its obligations to call, give notice of, convene and hold the Company Stockholders Meeting and the Parent Shareholders Meeting, as applicable, pursuant to this Section 6.6 shall not be affected by the making of a Company Change of Recommendation or a Parent Change of Recommendation, as applicable, and its obligations pursuant to this Section 6.6 shall not be affected by the commencement, announcement, disclosure, or communication to the Company or Parent, as applicable, of any Company Competing Proposal or Parent Competing Proposal or other proposal (including, with respect to the Company, a Company Superior Proposal) or the occurrence or disclosure of any Company Intervening Event or Parent Intervening Event.

(e)               Promptly after the execution of this Agreement, US Holdings shall (i) duly approve and adopt this Agreement in its capacity as the sole member of Merger Sub 1 in accordance with applicable Law and the Organizational Documents of Merger Sub 1 and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement and (ii) duly approve and adopt this Agreement in its capacity as the sole member of Merger Sub 2 in accordance with applicable Law and the Organizational Documents of Merger Sub 2 and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement.

Section 6.7           Access to Information.

(a)               Subject to applicable Law and the other provisions of this Section 6.7, the Company and Parent each shall (and shall cause its Subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Registration Statement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions. The Company shall also provide Parent with the information set forth in, and otherwise comply with, Schedule 6.7(a) of the Company Disclosure Letter. Each Party shall, and shall cause each of its Subsidiaries to, afford to the other Party and its Representatives, during the period prior to the earlier of the First Merger Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to their books, records, Contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish promptly to the other Party and its Representatives such information concerning its and its Subsidiaries’ business, properties, Contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the other Party (other than any of the foregoing to the extent specifically related to the negotiation and execution of this Agreement, or, except as expressly provided in Section 6.3 or Section 6.4, to any Company Competing Proposal or Parent Competing Proposal, as applicable). Each Party and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other Party or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the other Party and its Subsidiaries of their normal duties. Notwithstanding the foregoing:

(i)                 no Party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information, as applicable, to the other Party or any of its Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information, as applicable, is prohibited by applicable Law or an existing Contract or agreement (provided, however, the Company or Parent, as applicable, shall inform the other Party as to the general nature of what is being withheld and the Company and Parent shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of reasonable best efforts to (A) if reasonably requested by the Party requesting the relevant information, obtain the required Consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege);

(ii)              any access to the properties of a Party shall be subject to such Party’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing;

(iii)            nothing in this Section 6.7 shall be construed to require a Party to prepare any financial statements, projections, reports, analyses, appraisals or opinions that are not readily available or prepared by such Party in the ordinary course;

(iv)             no Party shall have access to personnel records of the other Party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other personnel information that in the other Party’s good faith opinion the disclosure of which could subject the other Party or any of its Subsidiaries to risk of liability; and

(v)               no information provided pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by any Party and no Party shall, and each Party shall cause their respective Representatives to not, use any information obtained pursuant to this Section 6.7 for any purpose unrelated to the consummation of the Transactions or integration planning.

(b)               The Mutual Nondisclosure and Standstill Agreement dated as of October 21, 2021 and amended as of July 21, 2022, between Parent and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement until the later of (i) the expiration of the term set forth therein and (ii) the earlier of the First Merger Effective Time or the termination of this Agreement in accordance with ARTICLE VIII, and shall apply to all information furnished thereunder or hereunder. All information provided to any Party or its Representative pursuant to or in connection with this Agreement is deemed to be “Confidential Material” as defined under the Confidentiality Agreement. From and after the date of this Agreement until the earlier of the First Merger Effective Time and termination of this Agreement in accordance with ARTICLE VIII, each Party shall continue to provide access to the other Party and its Representatives to the electronic data room relating to the Transactions maintained by or on behalf of it to which the other Party and its Representatives were provided access prior to the date of this Agreement.

Section 6.8           Reasonable Best Efforts; HSR and Other Approvals.(a) Except to the extent that the Parties’ obligations (or the standard or time period for performance thereof) are specifically set forth elsewhere in this Agreement, upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable and in any event prior to the Outside Date, the Mergers and the other Transactions.

(b)               In furtherance of the foregoing, Parent and the Company shall use their reasonable best efforts to (i) promptly prepare and file all forms, notifications, declarations, registrations, notices and other submissions required to be filed with any Governmental Entity prior to the consummation of the Transactions and (ii) obtain (and cooperate with each other in obtaining) any Consent, clearance, authorization, order or approval of, or any exemption by, or termination or expiration of any waiting period, by any third party, including any Governmental Entity (which actions shall include, but not be limited to, responding to any request for information and documentary material required or requested under the HSR Act, in respect of obtaining the Competition Act Approval, or under any other Antitrust Laws or any Foreign Investment Laws) required to be obtained or made by Parent, the Company or any of their respective Subsidiaries in connection with or that are necessary to consummate the Transactions; provided that the Company shall not be required to seek the Consent of any third party to assign or otherwise transfer any Contract or permit other than to the extent requested by Parent. The foregoing or anything to the contrary in this Agreement notwithstanding, in no event shall the Company, Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, Consent or waiver, or expiration or termination of any waiting period, to effectuate the Transactions, other than the required filing fees. Other than to the extent specifically permitted by this Agreement (including Section 6.3, Section 6.4 or Section 6.6), Parent and the Company shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Consent, clearance, authorization, order or approval, or expiration or termination of any waiting period, from any Governmental Entity necessary to be obtained prior to Closing. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions and are transferrable under applicable Law, the Parties shall use reasonable best efforts to effect such transfers to the extent requested by Parent.

(c)               Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining all required Consents, clearances, authorizations, orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 6.8 (it being understood that Section 6.5 shall govern with respect to the Registration Statement and the Joint Proxy Statement and related interactions with the SEC and Canadian Securities Regulatory Authorities). In that regard, each Party shall promptly consult with the other Party to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other Party (or its counsel) copies of), all filings, notices or other material submissions made by such Party with any Governmental Entity or any other information supplied by such Party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Transactions. Each Party shall promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any material communication from any Governmental Entity regarding the Transactions, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written or oral communication with any such Governmental Entity. If either Party or any Representative of such Party receives a request for information or documentary material from any Governmental Entity with respect to the Transactions, then such Party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Party, an appropriate response. Neither Parent nor the Company shall participate in any meeting or teleconference with any Governmental Entity where material issues would be reasonably expected to be discussed in connection with this Agreement and the Transactions unless it consults with the other Party in advance and, unless prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. The materials provided pursuant to this Section 6.8 may be restricted to outside counsel only, provided that those versions restricted to outside counsel only may be redacted (i) to remove references concerning the valuation of the Company, Parent and the Transactions, (ii) as necessary to comply with contractual requirements and (iii) as necessary to preserve any applicable privilege under Law (and any assertion of privilege must only be reasonably made). For any such materials to be shared with the other Party, a Party may redact any information covered by (i)-(iii) above, as well as competitively sensitive information. Notwithstanding anything to the contrary in this Agreement, Parent and the Company shall have joint responsibility for the clearance strategy for obtaining required Consents, clearances, authorizations, orders or approvals of any Governmental Entity under applicable Antitrust Laws and Foreign Investment Laws with respect to the Transactions; provided that in the event of a disagreement on strategy, after good faith consultation between counsel of Parent and the Company, the determination of Parent shall be final. Neither Party shall commit to or agree with any Governmental Entity to stay, toll, or extend any applicable waiting period under the HSR Act, or any other applicable Antitrust Law or Foreign Investment Law, or pull and refile under any such Laws or agree not to consummate the Mergers for any period of time, without the prior written consent of the other Party (not to be unreasonably withheld, delayed or conditioned).

(d)               Unless the Parties mutually agree to the contrary, by no later than November 18, 2022, the Parent and the Company shall file (i) the notification and report forms required under the HSR Act, (ii) a submission in support of a request for an ARC or a No Action Letter in respect of the Transactions, and (iii) notifications pursuant to paragraph 114(1) of the Competition Act. Unless the Parties mutually agree to the contrary, Parent and the Company shall use reasonable best efforts to file by November 18, 2022 (and shall in any event file as promptly as practicable thereafter) any other relevant applications, filings or notices in the jurisdictions set forth on Schedule 7.1(b) of the Parent Disclosure Letter.

(e)               In furtherance of the foregoing, the Parties shall, and shall cause their respective Affiliates to, use reasonable best efforts to (x) obtain Competition Act Approval, the expiration or termination of the applicable waiting period under the HSR Act and any other Consent, clearance, authorization, order or approval of, or termination or expiration of any waiting period by, any Governmental Entity under Antitrust Laws or Foreign Investment Laws applicable to the Mergers and the Transactions as promptly as reasonably practicable and in any event by the Outside Date in order to satisfy the conditions set forth in Section 7.1(b) and (y) in furtherance of clause (x), eliminate each and every impediment under any Antitrust Laws or Foreign Investment Laws applicable to the Mergers and the Transactions in order to satisfy the condition set forth in Section 7.1(c), and, to the extent necessary in connection therewith, Parent shall, and shall cause its Affiliates to, and, solely to the extent requested by Parent, the Company shall, and shall cause its Affiliates to, offer, consent to and effect any requirement, condition, limitation, understanding, agreement or order regarding (i) the sale, divestiture, transfer, license or other disposition of any assets or businesses of the Parties or any of their respective Affiliates (or interests held by the Parties or any of their Affiliates), (ii) behavioral, conduct, ownership and operational limitations on, including actions and agreements that would limit the freedom of action with respect to, or the ability to own or operate, any assets or businesses of the Parties or any of their respective Affiliates (or interests held by the Parties or any of their Affiliates), (iii) the creation, termination, modification, transfer or other action with respect to any relationships, agreements and contractual rights and obligations of the Parties or any of their Affiliates or (iv) any other action that limits or affects the Parties’ or their Affiliates’ freedom of action (any of the foregoing in clauses (i) through (iv), a “Remedy”); provided that nothing in this Section 6.8 shall require Parent or the Company or any of their respective Affiliates to (A) contest, defend or appeal any Proceedings or orders arising under any Antitrust Laws or Foreign Investment Laws, on the merits, whether judicial or administrative, challenging this Agreement, the consummation of the Mergers or any of the other Transactions through the Outside Date or (B) take, or commit to take, any Remedy that (1) is not conditioned upon the consummation of the Transactions, including the Mergers, or (2) that would reasonably be expected to have, individually or in the aggregate, (I) a material adverse impact on the value of Parent and its Subsidiaries, taken as a whole, or (II) a material adverse impact on the value of the Company and its Subsidiaries, taken as a whole.

Section 6.9           Employee Matters.

(a)               For the period following Closing and ending on the one (1) year anniversary of the Closing Date or, if earlier, the termination date of an applicable Continuing Employee, Parent and its Subsidiaries shall (and Parent shall cause the Surviving LLC and its Subsidiaries to) maintain for the benefit of each employee of Parent or any of its Subsidiaries that remain employed following the Closing (including, for the avoidance of doubt, employees of the Surviving LLC or any of its Subsidiaries) (collectively, “Continuing Employees”) (i) base salary or wage rate that is no less favorable than in effect for such Continuing Employee immediately prior to the First Merger Effective Time, (ii) target short-term and long-term incentive opportunities (including the value of equity or equity-based incentives, it being understood that Parent shall not be required to issue long-term equity awards as a result of this clause (ii) and may instead award cash-based incentive opportunities) that are, in the aggregate, no less favorable than those in effect for such Continuing Employee immediately prior to the First Merger Effective Time; and (iii) employee benefits (including severance, but excluding, in each case, nonqualified deferred compensation, defined benefit pension, retiree health or welfare benefits, retention and change in control compensation) that are substantially comparable, in the aggregate, to those in effect for such Continuing Employee immediately prior to the First Merger Effective Time.

(b)               Effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate any and all Company Benefit Plans intended to include a Code Section 401(k) arrangement (each, a “Company 401(k) Plan”) (unless Parent provides written notice to the Company that any or all such 401(k) Plans shall not be terminated). No later than three (3) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that each Company 401(k) Plan has been terminated (effective as of no later than day immediately preceding the Closing Date) pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to review and approval of Parent, which such approval shall not be unreasonably withheld or delayed. The Company also shall take such other actions in furtherance of terminating each Company 401(k) Plan as Parent may reasonably require. In the event that termination of a Company 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees (other than administrative expenses in the ordinary course of business), then such charges and/or fees shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than five (5) Business Days prior to the Closing Date. In the event that the Company 401(k) Plan is terminated, Parent shall, or shall cause one of its Affiliates to, have in effect a tax qualified defined contribution retirement plan as of the Closing Date that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Parent 401(k) Plan”) in which each Continuing Employee who is actively employed at the Closing shall be eligible to participate as of the Closing, and as soon as practicable following the Closing, the assets thereof shall be distributed to the participants, and Parent shall, to the extent permitted by the Parent 401(k) Plan, permit such Continuing Employees to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” within the meaning of Section 401(a)(31) of the Code (including promissory notes evidencing outstanding participant loans), in the form of cash (and in kind in the case of participant loan notes), in an amount equal to the full account balance distributed to such Continuing Employee from the Company 401(k) Plan.

(c)               Each Continuing Employee shall receive service credit for all purposes (including, for purposes of eligibility to participate, vesting and benefit accrual, but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving LLC or any of their respective Affiliates under which such Continuing Employee may be eligible to participate on or after the Closing (each, a “Parent Plan”) to the same extent recognized by the Company or any of its Subsidiaries under comparable Company Benefit Plans immediately prior to the Closing; provided, however, that such crediting of service shall not operate to duplicate any benefit for the same period of service. Such plan, program or arrangement shall credit each such Continuing Employee for service accrued or deemed accrued on or prior to the Closing with the Company, any Subsidiary and all Affiliates where service with the Affiliate was credited under a comparable Company Benefit Plan prior to the Closing. In addition, Parent shall use reasonable best efforts to waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions, exclusions, actively-at work requirements and waiting periods under any Parent Plan, except to the extent such condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable plan of the Company and its Subsidiaries prior to the Closing, and use reasonable best efforts to recognize, for purposes of the annual deductible and out-of-pocket limits under its medical and dental plans, the deductible and out-of-pocket expenses paid by Continuing Employees and their covered dependents in the calendar year in which the Closing occurs. Any vacation or paid time off accrued but unused by a Company Employee as of immediately prior to the Closing shall be credited to such Continuing Employee following the Closing.

(d)               Parent shall, and shall cause the Surviving LLC and its Subsidiaries to pay at the ordinary time such payments are made (and in any event no later than March 2024), in accordance with the terms of the Company Equity Plan, to each service provider of the Company and its Subsidiaries who participates in an annual incentive plan or similar incentive plan in respect of the fiscal year in which the Closing occurs (each, a “2023 Bonus Participant”) a cash bonus in respect of such fiscal year based on actual performance of the applicable performance goals (the “2023 Bonus”); subject to the 2023 Bonus Participant’s continued employment with Parent or one of its Affiliates through the payment date; provided that in the event that a 2023 Bonus Participant’s employment is terminated without cause (or, to the extent such 2023 Bonus Participant’s employment agreement includes severance payable upon a “Good Reason” termination, a termination by such 2023 Bonus Participant for “Good Reason” (as defined in the applicable employment agreement)), such 2023 Bonus Participant shall be entitled to payment of his or her 2023 Bonus, prorated based on the number of calendar days elapsed during the 2023 fiscal year through the date of termination and based on actual performance through the date of termination, upon or within sixty (60) days following termination, subject to the execution by the 2023 Bonus Participant of a general release of claims in favor of Parent and its affiliates and the effectiveness of such release.

(e)               Nothing in this Agreement shall constitute an establishment or termination of, or an amendment to, or be construed as establishing, terminating or amending, any Parent Plan, Parent Benefit Plan, Company Benefit Plan or other Employee Benefit Plan sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries. The provisions of this Section 6.9 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or other current or former employee of the Company, Parent or any of their respective Affiliates), other than Parties and their respective permitted successors and assigns, any third party beneficiary, legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.9) under or by reason of any provision of this Section 6.9. Nothing in this Section 6.9 is intended to (i) prevent Parent, the Surviving Corporation, Merger Sub 2 or any of their Affiliates from terminating the employment or service of any Person, including a Company Employee, at any time and for any reason, (ii) provide any Person any right to employment or service or continued employment or service with Parent or any of its Subsidiaries (including following the First Merger Effective Time, the Surviving Corporation and following the consummation of the Second Merger, Merger Sub 2) or any particular term or condition of employment or service, or (iii) prevent Parent, the Surviving Corporation, Merger Sub 2 or any of their Affiliates from terminating, revising or amending any Parent Plan, Parent Benefit Plan, Company Benefit Plan or other Employee Benefit Plan sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries.

Section 6.10       Indemnification; Directors’ and Officers’ Insurance.

(a)               Parent and Merger Sub 2 agree that, until the six (6) year anniversary date of the First Merger Effective Time, none of Parent, the Surviving Corporation nor the Surviving LLC shall amend, repeal or otherwise modify any provision in their Organizational Documents or those of their Subsidiaries in any manner that would affect adversely the rights thereunder of any Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the First Merger Effective Time, (x) a director or officer of the Company or any of its Subsidiaries or (y) a member, trustee, fiduciary, director or officer at the request or for the benefit of the Company or any of its Subsidiaries, in each case of clause (x) and (y), when acting in such capacity (each, an “Indemnified Person”) to indemnification, exculpation and advancement, except to the extent required by applicable Law. Parent shall, and shall cause the Surviving LLC and its Subsidiaries to, fulfill and honor any written indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any Indemnified Person existing as of the date of this Agreement and in effect immediately prior to the First Merger Effective Time.

(b)               The Company shall, in consultation with Parent, obtain as of the First Merger Effective Time prepaid “tail” insurance policies under the Company’s existing directors’ and officers’ liability insurance and fiduciary liability insurance coverage (“D&O Insurance”) in a form reasonably acceptable to Parent for a period of six (6) years from the First Merger Effective Time (the “Tail Policy”) with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Persons than under the existing D&O Insurance, in each case with respect to claims arising out of or relating to events which occurred before or at the First Merger Effective Time (including in connection with the Transactions contemplated by this Agreement), provided, however, that in no event shall the aggregate cost of the Tail Policy exceed 300% of the current aggregate annual premium paid the Company for the D&O Insurance; and provided, further, that if the cost of the Tail Policy exceeds such amount, the Company shall obtain a policy or policies with the greatest coverage available for a cost not exceeding such amount. Parent shall, and shall cause the Surviving LLC to, maintain the Tail Policy in full force and effect, and continue to honor the obligations thereunder.

(c)               Until the six (6) year anniversary date of the First Merger Effective Time, Parent and the Surviving LLC (together with their successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Person against all losses, claims, damages, liabilities, fees, expenses (including reasonable and documented attorneys’ fees), judgments, amounts paid in settlement or fines incurred by such Indemnified Person in connection with any pending or threatened Proceeding to the extent based on or arising out of the fact that such Indemnified Person is or was (or any acts or omissions by such Indemnified Person in his her or capacity as) a director or officer of the Company or any of its Subsidiaries at or prior to the First Merger Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the First Merger Effective Time (whether asserted or claimed prior to, at or after the First Merger Effective Time), including any such matter arising under any claim with respect to the Transactions. Without limiting the foregoing, from the First Merger Effective Time until the sixth anniversary date of the First Merger Effective Time, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Law, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 6.10(c) within fifteen (15) days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 6.10(c).

(d)               In the event that Parent, the Surviving LLC or any of their Subsidiaries or any of their respective successors or assignees (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving LLC, as the case may be, shall assume the obligations set forth in this Section 6.10. Except as required by applicable Law, the obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in this Section 6.10 (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.10, and his or her heirs and Representatives. The rights of the Indemnified Persons under this Section 6.10 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Law.

Section 6.11       Transaction Litigation. In the event any Proceeding against a Party by any Governmental Entity or other Person is commenced or, to the knowledge of such Party, threatened, that questions the validity or legality of the Transactions or seeks damages or an injunction in connection therewith, including stockholder litigation (“Transaction Litigation”), such Party shall promptly notify the other Party of such Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof, except that in no event will the foregoing require a Party to disclose documents or information that would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; provided, however, that such Party shall inform the other Party as to the general nature of what is being withheld and the Company and Parent shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments. The defendant-Party in any Transaction Litigation shall (a) give the other Party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation (at the other Party’s cost) to the extent requested by the other Party and (b) other than to the extent that such Transaction Litigation relates to a Company Competing Proposal or Parent Competing Proposal, as applicable, in respect of which the Parties have adverse interests (i) consider in good faith, acting reasonably, the other Party’s advice with respect to such Transaction Litigation and (ii) not offer or agree to settle any Transaction Litigation without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.12       Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. Thereafter, no Party shall, and each will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the other Party. The foregoing notwithstanding, a Party, its Subsidiaries or their respective Representatives may issue a public announcement or other public disclosures (a) required by applicable Law or court process, (b) required by the rules of any stock exchange upon which such Party’s or its Subsidiary’s capital stock is traded or (c) consistent with any previous public announcement or public disclosure (including the Registration Statement or the Joint Proxy Statement) made by the Parties in accordance with this Section 6.12; provided that, in the case of each of clause (a) and (b), such Party uses reasonable best efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon. The foregoing notwithstanding, neither Party shall be required by any provision of this Agreement to consult with or obtain any approval from any other Party with respect to a public announcement or press release issued in connection with (i) the receipt and existence of a Company Competing Proposal or a Parent Competing Proposal, as applicable, and matters related thereto, (ii) a Company Change of Recommendation or a Parent Change of Recommendation, in the case of each of clause (i) and (ii), other than as set forth in Section 6.3 or Section 6.4, as applicable or (iii) any dispute between the Parties regarding this Agreement or the Transactions.

Section 6.13       Control of Business. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Party and their respective Subsidiaries’ operations prior to the First Merger Effective Time. Prior to the First Merger Effective Time, each of the Parties shall exercise, consistent with all of the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.14       Section 16 Matters. Prior to the First Merger Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.15       Stock Exchange Listing and Deregistration. Parent shall take all action necessary to cause the Parent Common Shares to be issued pursuant to this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, and the TSX, subject to customary listing conditions, in each case, prior to the First Merger Effective Time. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from the NYSE and the deregistration of the shares of Company Common Stock under the Exchange Act promptly after the First Merger Effective Time. If the Surviving Corporation is required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date within the fifteen (15) days following the Closing Date, the Company shall use reasonable best efforts to make available to Parent, prior to the Closing Date, a substantially final draft of any such annual or quarterly report (subject to normal year or quarter end closing procedures) reasonably likely to be required to be filed during such period. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Parent shall promptly notify the Company of any material communications or correspondence received by Parent from the NYSE or the TSX with respect to the listing of Parent Common Shares to be issued pursuant to this Agreement, and any potential suspension or delisting action contemplated or threatened by the NYSE or the TSX.

Section 6.16       Tax Matters.

(a)               Each of Parent, US Holdings and the Company shall use its reasonable best efforts to cause the Mergers, taken together, to qualify for Reorganization Treatment and for an exception to the general rule of Section 367(a)(1) of the Code, provided that this Section 6.16(a) shall not require any Person to take any action that is inconsistent with any action required or expressly contemplated by this Agreement.

(b)               The Company shall use its reasonable best efforts to obtain the opinion of Tax Counsel referred to in Section 7.3(e) (the “Closing Tax Opinion”), and the Company shall use its reasonable best efforts to obtain any similar opinion from Tax Counsel required to be delivered in connection with the effectiveness of the Registration Statement. In connection with the foregoing, Parent shall use its reasonable best efforts to deliver to Tax Counsel, a representation letter dated as of the Closing Date (and, if requested, dated as of the effective date of the Registration Statement, or such other date(s) as determined necessary by Tax Counsel in connection with the filing of the Registration Statement or the Joint Proxy Statement) and signed by an officer of Parent, substantially in the form set forth in Schedule 6.16(b) of the Parent Disclosure Letter (with such modifications as are reasonably required to address any changes in facts or Law after the date hereof) (the “Parent Tax Certificate”), and the Company shall use its reasonable best efforts to deliver to Tax Counsel a representation letter dated as of the Closing Date (and, if requested, dated as of the effective date of the Registration Statement, or such other date(s) as determined necessary by Tax Counsel in connection with the filing of the Registration Statement or the Joint Proxy Statement) and signed by an officer of the Company, substantially in the form set forth in Schedule 6.16(b) of the Company Disclosure Letter (with such modifications as are reasonably required to address any changes in facts or Law after the date hereof) (the “Company Tax Certificate” and together with the Parent Tax Certificate, the “Tax Certificates”).

(c)               If the Company receives the Closing Tax Opinion (or in the event that the Company does not receive the Closing Tax Opinion and the condition in Section 7.3(e) is waived by the Company, then as reasonably determined by Parent in good faith consultation with the Company), (i) the parties hereto agree to treat and report the Mergers for all U.S. federal income Tax purposes (including on all applicable U.S. federal income Tax Returns) in accordance with the Mergers constituting (A) a “reorganization” within the meaning of Section 368(a) of the Code and (B) qualifying for an exception to the general rule of Section 367(a)(1) of the Code, (ii) Parent shall, and shall cause US Holdings to, (1) comply with the reporting requirements of Treasury Regulations § 1.367(a)-3(c)(6), and (2) reasonably cooperate with any “five-percent transferee shareholder” of Parent within the meaning of Treasury Regulations § 1.367(a)-3(c)(5)(ii), which certifies to Parent in writing that it is such a shareholder and furnishes to Parent documentation reasonably satisfactory to Parent supporting such certification, to enable such Person to enter into a valid gain recognition agreement under Treasury Regulations § 1.367(a)-8.

(d)               Each of Parent, US Holdings, Merger Sub 1, Merger Sub 2 and the Company shall notify the other Parties promptly after becoming aware of any fact, other than fluctuations in the fair market value of the Parent Capital Shares or the Company Capital Stock after the date of this Agreement and other than any fact expressly contemplated by this Agreement, that would reasonably be expected to (i) prevent or impede the Mergers from qualifying for the Reorganization Treatment, (ii) cause the stockholders of the Company (other than any Excepted Shareholder) to recognize gain pursuant to Section 367(a)(1) of the Code or (iii) cause Parent to be treated as a “domestic corporation” pursuant to Section 7874(b) of the Code as a result of the Mergers.

(e)               This Agreement is intended to constitute, and the Parties adopt this Agreement as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a).

Section 6.17       Takeover Laws. None of the Parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws, if any, of any jurisdiction that purport to apply to this Agreement or the Transactions.

Section 6.18       Obligations of Merger Sub 1 and Merger Sub 2. Parent and US Holdings shall cause Merger Sub 1 and Merger Sub 2 to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.19       Prepayment of Payoff Credit Facility Indebtedness.

(a)               Credit Facility. The Company and its Subsidiaries shall deliver to Parent at least one (1) Business Day prior to the Closing Date a duly executed payoff letter in form and substance customary for transactions of this type with respect to each Payoff Credit Facility Indebtedness (the “Payoff Letters”) (and at least three (3) Business Days prior to the Closing Date, draft Payoff Letters, it being understood that the Company shall include any reasonable comments from Parent to the draft Payoff Letters in the comments the Company submits to the counterparties thereto), in each case setting forth the total amounts payable pursuant to such Payoff Credit Facility Indebtedness to fully satisfy all principal, interest, penalties (if any), fees, costs, and expenses owed to each holder of such Payoff Credit Facility Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter), together with appropriate wire instructions and any applicable documents necessary to evidence the release and termination of all liens on the Company and its Subsidiaries and their respective assets and equity interests securing, and any guarantees by the Company and its Subsidiaries in respect of, such Payoff Credit Facility Indebtedness, including, without limitation, UCC-3 financing statement terminations, intellectual property terminations, control agreement terminations and landlord waiver terminations and provide that all guarantees and Encumbrances granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such Payoff Credit Facility Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the Payoff Letter at or prior to the First Merger Effective Time, be automatically released and terminated.

(b)               Senior Notes.

(i)                 Notwithstanding anything to the contrary in this Agreement, prior to the First Merger Effective Time, the Company shall give any notices and use its reasonable best efforts to take all other actions specifically required to be taken under the terms of the Indenture and the Senior Notes as a result of the consummation of the Transactions, which actions shall include, without limitation, the Company (or its Subsidiaries) using its reasonable best efforts to (i) give any notices that may be required in connection with the Mergers and the other Transactions contemplated by this Agreement prior to the First Merger Effective Time, (ii) prepare any supplemental indentures required in connection with the Mergers and the other Transactions contemplated by this Agreement and the consummation thereof to be executed and delivered to the Trustee at or prior to the First Merger Effective Time, in form and substance reasonably satisfactory to the Trustee, and (iii) deliver any opinions of counsel required to be delivered prior to the First Merger Effective Time and any officer’s certificates or other documents or instruments, as may be necessary to comply with all of the terms and conditions of the Indenture in connection with the Mergers and the other Transactions contemplated by this Agreement; provided that opinions of counsel required by the Indenture, as may be necessary to comply with all of the terms and conditions of the Indenture in connection with the Mergers and the other Transactions contemplated by this Agreement shall be delivered by Parent and its counsel to the extent required to be delivered at or after the First Merger Effective Time. The foregoing notwithstanding, neither the Company nor any of its Subsidiaries shall be required to execute and deliver any document or instrument (or cause any document or instrument to be executed or delivered) (i) that would be inaccurate in light of the facts and circumstances at the time delivered or (ii) not conditioned on or delivered substantially concurrently with the occurrence of the First Merger Effective Time.

(ii)              The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, supplemental indentures, legal opinions, officer’s certificates or other documents or instruments required to be delivered pursuant to or in connection with the Indenture or the Senior Notes in connection with the Mergers and the other Transactions contemplated by this Agreement prior to the dispatch or making thereof, and the Company shall promptly respond to any reasonable questions from, and consider in good faith any reasonable comments made by, Parent or its counsel with respect thereto prior to the dispatch or making thereof.

(iii)            If requested by Parent in writing at least seven (7) Business Days in advance of the due date for such notice under the Indenture, the Company shall, to the extent permitted by the Senior Notes and the Indenture, issue on the Closing Date (or on such earlier time as Parent may request) a notice of optional redemption for all of the outstanding aggregate principal amount of the Senior Notes pursuant to the optional redemption provisions of the Indenture (which notice of optional redemption may be, at Parent’s request and to the extent permitted by the Indenture, conditional on the consummation of the Merger or the other Transactions, including subsequent supplemental notices of optional redemption to the extend necessary to extend the redemption date set forth in the original notice to match the ultimate Closing Date) (such redemption of the Senior Notes, the “Senior Notes Redemption”); provided that in connection with the delivery of any such notice of optional redemption, the Company shall deliver and shall use reasonable best efforts to cause counsel for the Company to deliver, customary officer’s certificates and customary legal opinions, respectively, to the Trustee, to the extent such certificates and opinions are required by the terms of the Senior Notes or the Indenture; it being understood that (i) in no event shall the Company be required to prepare or commence any documentation or action for any Senior Notes Redemption that will result in such redemption being effective prior to the First Merger Effective Time or incur any cost or expense in connection with such Senior Notes Redemption unless Parent promptly reimburses the Company for all costs and expenses incurred by the Company in connection therewith and (ii) any opinions of counsel required by the Indenture as may be necessary to comply with all of the terms and conditions of the Indenture in connection with the Senior Notes Redemption shall be delivered by Parent and its counsel to the extent required to be delivered at or after the First Merger Effective Time.

Section 6.20       Debt Financing.

(a)               Each of Parent, US Holdings, Merger Sub 1 and Merger Sub 2 shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, reasonably proper or reasonably advisable to arrange, obtain and consummate by no later than immediately prior to the First Merger Effective Time the Debt Financing and obtain the net cash proceeds thereof (after taking into account any original issue discount and other deductions from the loan amount) on the terms and conditions described in the Debt Commitment Letter (including the “market flex” provisions of the fee letter) in an amount sufficient, together with other immediately available cash sources and amounts (none of which are subject to any conditions to funding) available to Parent on the Closing Date, to equal at least the Required Amount. None of Parent, US Holdings, Merger Sub 1 or Merger Sub 2 shall permit any (x) termination of the Debt Commitment Letter except in connection with any entry into an Alternative Financing permitted under Section 6.20(b) (it being understood that the automatic reduction or termination of commitments in accordance with the terms of the Debt Commitment Letter shall not constitute such a termination) or (y) amendment or restatement to be made to, or any waiver of any provision under, the Debt Commitment Letter if such amendment, restatement, or waiver (i) with respect to the Debt Commitment Letter, reduces the aggregate cash amount of the Debt Financing below the amount necessary, when taken together with all other immediately available cash sources and amounts available to Parent, US Holdings, Merger Sub 1 and Merger Sub 2 (none of which are subject to any conditions to funding) to equal at least the Required Amount, (ii) imposes new or additional conditions precedent to the Debt Financing, in each case in a manner that would materially delay or prevent the consummation of the Transactions or the funding of the full cash amount of the Debt Financing on the Closing Date that is necessary, together with other immediately available sources and amounts, to equal at least the Required Amount, and (iii) adversely affects the ability of Parent or its applicable Subsidiary to enforce its rights against other parties to the Debt Commitment Letter or the Definitive Agreements as so amended, modified, waived or replaced, relative to the ability of Parent and its Subsidiaries to enforce their respective rights against such other parties to the Debt Commitment Letter as in effect on the date hereof; provided that, notwithstanding anything to the contrary contained in this Section 6.20, (A) Parent, US Holdings, Merger Sub 1 or Merger Sub 2 may effect any such amendment or restatement to or waiver of any of its rights under the Debt Commitment Letter and/or substitution of other debt financing for all or any portion of the Debt Financing, in each case, so long as the foregoing complies with the provisions of this sentence that appear before this proviso and (B) Parent, US Holdings, Merger Sub 1 or Merger Sub 2 may amend or restate the Debt Commitment Letter to implement any “market flex” provisions of any fee letter relating to the Debt Financing as in effect on the date hereof (or that come into effect after the date hereof, but that are not in violation of the provisions of the sentence that appears before this proviso) to the extent required to be implemented by the Financing Sources or otherwise pursuant to the terms of any such fee letter or to add lenders, purchasers, investors, lead arrangers, bookrunners, syndication agents or other Financing Sources who had not executed the Debt Commitment Letter as of the date hereof in accordance with the Debt Commitment Letter as in effect on the date hereof and, in connection therewith, amend or restate the economic and other arrangements to the extent relating to the appointment of such additional lenders, purchasers, investors, lead arrangers, bookrunners, syndication agents or other Financing Sources. Parent, US Holdings, Merger Sub 1 and Merger Sub 2 shall not agree to the termination of any commitment in respect of the Debt Financing without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) (except any termination or reduction of commitments in accordance with the terms of the Debt Commitment Letter). Parent shall deliver to the Company copies of any amended or restated Debt Commitment Letter or any written waiver thereto promptly following the execution thereof (provided that any fee letter (or any amendment, restatement or waiver to any such fee letter) may be subject to redactions of fee amounts, percentages, flex provisions and any other economic terms and other provisions that are customarily redacted in connection with transactions of this type, so long as such redaction does not cover terms that would adversely affect the conditionality or termination of the Debt Financing). For purposes of this Agreement, as applicable, (X) references to “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, restated, modified, supplemented or replaced by this Section 6.20(a) and any Alternative Financing permitted by Section 6.20(b) and (Y) references to “Debt Commitment Letter” shall include such documents as permitted to be amended, restated, modified, supplemented or replaced by this Section 6.20(a) or any commitment letters for Alternative Financing permitted by Section 6.20(b).

(b)               Each of Parent, US Holdings, Merger Sub 1 and Merger Sub 2 shall use its reasonable best efforts to (i) maintain in full force and effect the Debt Commitment Letter (and to the extent that the Required Revolving Amendment (as defined in the Debt Commitment Letter) (the “Amendment”) is consummated in accordance with the Debt Commitment Letter such that commitments thereunder are automatically reduced or terminated, the Parent Credit Facility), (ii) promptly negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letter, taking into account any market flex provisions (or, except to the extent agreed to by Parent, US Holdings, Merger Sub 1 and Merger Sub 2, on terms no less favorable to Parent, US Holdings, Merger Sub 1 or Merger Sub 2 than the terms and conditions in the Debt Commitment Letter), (iii) satisfy (unless waived) on a timely basis (taking into account the timing of the Marketing Period) all conditions precedent to funding in the Debt Commitment Letter (and following the consummation of the Amendment, the Parent Credit Facility) and to consummate the Debt Financing at or prior to the Closing, (iv) comply with its obligations under the Debt Commitment Letter (and following the consummation of the Amendment, the Parent Credit Facility) and (v) consummate the Debt Financing at or prior to the Closing Date (including drawing on any interim or bridge financing provided under the Debt Commitment Letter or drawing on the revolving credit facility under the Parent Credit Facility on the Closing Date to the extent necessary to obtain the Required Amount). Parent shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), take any action or enter into any transaction that would or would be reasonably expected to materially delay or prevent consummation of all or any portion of the cash amount of the Debt Financing necessary, after taking into account other immediately available sources and amounts available on or prior to the Closing Date (none of which are subject to any conditions to funding), to fund in cash at least the Required Amount. Parent shall, upon reasonable written request by the Company, keep the Company informed, in all reasonable detail on a reasonably prompt basis, of the status of its efforts to arrange and consummate the Debt Financing. Without limiting the foregoing, Parent, US Holdings, Merger Sub 1 and Merger Sub 2 shall promptly, and in any event within 48 hours following the occurrence thereof, in each case to the extent Parent has knowledge thereof, notify the Company if at any time prior to the Closing Date (A) the Debt Commitment Letter is terminated by the Financing Sources party thereto, (B) any Financing Source party to the Debt Commitment Letter indicates in writing to Parent that it will not provide the cash Debt Financing contemplated by the Debt Commitment Letter (except for automatic reductions of commitments thereunder in accordance with the terms of the Debt Commitment Letter), or (C) Parent, US Holdings, Merger Sub 1 or Merger Sub 2 or, to the knowledge of Parent, any Financing Source party to the Debt Commitment Letter defaults under or breaches, in each case in any material manner, or repudiates the Debt Commitment Letter. Upon the occurrence of any circumstance referred to in clause (A), (B) or (C) of the preceding sentence or if all or any portion of the Debt Financing otherwise becomes unavailable, and such portion is required in order for Parent, US Holdings, Merger Sub 1 and Merger Sub 2 to have immediately available cash sources and amounts (none of which are subject to any conditions to funding), together with any available portion of the Debt Financing, equal at least the Required Amount as of or immediately prior to the First Merger Effective Time, Parent, US Holdings, Merger Sub 1 and Merger Sub 2 shall use their reasonable best efforts to arrange and obtain as promptly as practicable (and in any event prior to the Closing Date) in replacement thereof alternative financing from the same or alternative sources (“Alternative Financing”) in an amount sufficient, when funded in accordance with its terms (assuming the maximum amount of “market flex” under any applicable fee letter) for Parent, US Holdings, Merger Sub 1 and Merger Sub 2 to have immediately available cash sources and amounts (none of which are subject to any conditions to funding) equal at least the Required Amount as of immediately prior to the First Merger Effective Time. Parent shall use reasonable best efforts to arrange and obtain such Alternative Financing on terms and conditions not materially less favorable, in the aggregate (unless agreed to by the Company, such consent not to be unreasonably withheld, delayed or conditioned), to Parent and its Subsidiaries, taken as a whole, after the Closing than the terms and conditions in the Debt Commitment Letter and any fee letter (including with respect to funding and timing of funding); provided that, notwithstanding anything to the contrary in this Agreement, Parent, US Holdings, Merger Sub 1 and Merger Sub 2 shall not be required to pay more fees, OIDs or other amounts or incur an increase in pricing (other than immaterial increases relative to the overall financing cost of the Transaction), in the aggregate, relative to the pricing, amounts, percentages or fee terms of the Debt Commitment Letter or any fee letter, as applicable, as in effect on the date of this Agreement, taking into account any “market flex” terms, or seek equity financing from any Person. Parent shall deliver to the Company true and correct copies of all commitment letters related to any such Alternative Financing; provided that fee amounts, percentages, flex provisions and any other economic terms and other provisions that are customarily redacted in connection with transactions of this type in any documents related to such Alternative Financing may be redacted, so long as such redaction does not cover terms that would affect the conditionality or termination of the Debt Financing. Parent, US Holdings, Merger Sub 1 and Merger Sub 2 acknowledge and agree that the obtaining of the Debt Financing, or any Alternative Financing, is not a condition to Closing. For purposes of this Agreement, the definition of “Debt Commitment Letter” shall include any amendment, restatement, supplement or other modification or waiver thereto, or any replacement or substitution thereof, in each case to the extent expressly permitted under this Section 6.20 and the definition of “Debt Financing” shall include any Alternative Financing. If the Amendment is obtained, Parent shall not amend, amend and restate, supplement or otherwise modify the Parent Credit Facility in any manner that would reasonably be expected to prevent, delay or impair the consummation of the Transactions or the availability to Parent, US Holdings, Merger Sub 1 and Merger Sub 2 of immediately available cash sources and amounts (none of which are subject to any conditions to funding), together with any available portion of the Debt Financing, equal to at least the Required Amount as of or immediately prior to the First Merger Effective Time.

(c)               Prior to the Closing Date, the Company shall, and shall cause each of its Subsidiaries and each of its and their respective Representatives to, use reasonable best efforts to provide to Parent, US Holdings, Merger Sub 1 and Merger Sub 2, cooperation reasonably requested by Parent, US Holdings, Merger Sub 1, Merger Sub 2 or the Financing Sources in connection with the arrangement of the Debt Financing (including any permanent takeout financing with respect to any bridge financing), including using reasonable best efforts to (i) upon reasonable prior written notice, cause the participation by applicable management and Representatives of the Company, with appropriate seniority and expertise, in a reasonable number of meetings, presentations, roadshows, conference calls, drafting sessions, due diligence sessions and meetings with prospective lenders and other Financing Sources (including customary one-on-one meetings), investors and ratings agencies, including direct contact between Representatives of the Company and its Subsidiaries, on the one hand, and the Financing Sources, on the other hand, (ii) on reasonable prior written notice, assist Parent, US Holdings, Merger Sub 1, Merger Sub 2 or the Financing Sources with the preparation of customary bank books, confidential information memoranda, offering memoranda, private placement memoranda, lender and investor presentations, rating agency presentations and other customary documents required or requested by the Financing Sources in connection with the Debt Financing (including any Alternative Financing), including in the preparation of “public side” versions thereof and assisting Parent, US Holdings, Merger Sub 1, Merger Sub 2 and their respective Affiliates in obtaining any corporate or facility ratings from any ratings agencies contemplated by the Debt Financing, (iii) furnish Parent, US Holdings, Merger Sub 1, Merger Sub 2 and the Financing Sources reasonably promptly with the Required Financial Information and such other pertinent customary financial and other customary information (including “MD&A” and business descriptions) regarding the Company and its Subsidiaries as required or reasonably requested by Parent, US Holdings, Merger Sub 1, Merger Sub 2 or the Financing Sources and with information in response to due diligence requests of, and otherwise cooperate with the due diligence efforts of, the Financing Sources, and execute and deliver (A) customary authorization letters to accompany and customary marketing materials regarding the accuracy and completeness of information contained in such marketing materials with respect to the Company and its Subsidiaries and, with respect to any “public version” of such marketing materials, the lack of material non-public information with respect to the Company and its Subsidiaries therein and (B) customary management representation letters and CFO certificates with respect to the financial information included in the marketing materials for securities offerings, (iv) assist and provide customary information to assist Parent, US Holdings, Merger Sub 1, Merger Sub 2 and their respective Affiliates and Representatives in preparing pro forma financial statements; provided that the Company shall have no obligation to furnish any information relating to (A) the capitalization of the Company after giving effect to the Closing and (B) any assumed cost savings, synergies and similar adjustments (if any) for the transactions contemplated by this Agreement (but Parent, US Holdings, Merger Sub 1, Merger Sub 2 and their respective Affiliates and Representatives may consult with the Company’s auditors in connection with any of the foregoing), (v) furnish promptly, and in any event at least three (3) Business Days prior to the Closing Date (to the extent requested at least ten (10) Business Days prior to the Closing Date), all documentation and other information to the extent required under the Debt Commitment Letter in connection with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S.A. Patriot Act of 2001 and rules adopted by the Financial Crimes Enforcement Network of the U.S. Treasury Department, but in each case, solely as relating to the Company and its Subsidiaries, (vi) obtain, execute and deliver customary evidence of authority, customary officer’s certificates, customary solvency certificates, customary insurance certificates, in each case, as required or reasonably requested by Parent, US Holdings, Merger Sub 1, Merger Sub 2 or the Financing Sources (provided, however, that no officer of the Company or any of its Subsidiaries who is not remaining in such position following the Closing shall be obligated to execute any certificate or other document contemplated by this Section 6.20(c) in connection with the Debt Financing), (vii) provide reasonable assistance in the preparation and execution of the definitive documentation in connection with the Debt Financing, including (A) executing and delivering by the Company and its Subsidiaries, effective only upon the Closing, of, or completing any schedules, exhibits and annexes with respect to, any credit agreements, guarantees, pledge and security documents, intercreditor agreements, purchase agreements, indentures, other definitive financing documents, opinion letters (or any Investment Company Act calculations or analysis with respect thereto) or other certificates or documents contemplated by the Debt Financing, hedging agreements reasonably requested by Parent, US Holdings, Merger Sub 1, Merger Sub 2 or any Financing Source (or any counsel to any of the foregoing) and otherwise facilitating the creation, perfection and priority of any security interests in the collateral contemplated by the Debt Financing, (B) at least five (5) Business Days prior to the Closing Date, obtaining draft Payoff Letters and other customary draft lien terminations, and releases and other instruments of termination, redemption, satisfaction or discharge (including, without limitation, UCC-3 or equivalent financing terminations, intellectual property terminations, control agreement terminations and landlord waiver terminations) in respect of the Payoff Credit Facility Indebtedness (and evidence that notice of such repayment and lien release has been timely delivered), (C) preparing any documents and instruments required in connection with the Senior Notes Redemption pursuant to Section 6.19(b)(iii) and (D) obtaining such consents, acknowledgements, authorizations, approvals and instruments required or reasonably requested by Parent, US Holdings, Merger Sub 1, Merger Sub 2 or any Financing Source to permit the consummation of the Debt Financing, the payoff and termination of the Payoff Credit Facility Indebtedness and the consummation of the Senior Notes Redemption (provided that the Company shall not be required to make any payment to secure any of the foregoing in this clause (D) that is not substantially concurrently, or promptly, reimbursed by Parent, US Holdings, Merger Sub 1, Merger Sub 2 or other Person), (viii) facilitating customary cooperation and assistance of the Company’s and its Subsidiaries’ auditors, including, but not limited to, causing the Company’s and its Subsidiaries’ independent auditors to provide on a timely basis customary comfort letters (including customary “negative assurance” comfort and change period comfort) with respect to historical financial information of the Company included in any offering memoranda with respect to any non-convertible high yield debt securities included in the Debt Financing issued on a “Rule 144A for life” basis, and reasonable and customary assistance with the drafting sessions and due diligence activities of the Financing Sources (including providing reasonable access to documentation and records of the Company and its Subsidiaries) in connection with the preparation of any offering memoranda and providing customary consents, if any, to the inclusion of audit reports in any applicable offering memoranda. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall require the Company, its Subsidiaries or any of their respective Representatives, to: (A) provide cooperation that unreasonably interferes with the ongoing business or operations of the Company or its Subsidiaries, (B) provide cooperation that causes or would reasonably be expected to cause any covenant, representation or warranty in this Agreement to be breached or require any amendment or other modification of this Agreement, (C) provide cooperation that causes or would reasonably be expected to cause any closing condition precedent set forth in Section 7.3 to fail to be satisfied or would reasonably be expected to result in a breach or default (with or without notice, lapse of time, or both) under any material Contract to which the Company or any of its Subsidiaries is a party (to the extent not entered into in contemplation of the cooperation obligation set forth in this Section 6.20), (D) incur any liability or pay any commitment fee or other fee in connection with the Debt Financing prior to the Closing that would not be substantially concurrently or promptly reimbursed by Parent, US Holdings, Merger Sub 1 or Merger Sub 2, (E) execute, deliver or enter into, or perform any agreement, document, certificate or instrument taking effect prior to the Closing with respect to the Debt Financing (other than with respect to representation letters, CFO certificates and authorization letters) and the directors, members, general partners and managers (and any equivalent governing body) of the Company or its Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments taking effect prior to the Closing (except to the extent solely with respect to any continuing directors in such directors’ capacities from and after the Closing) pursuant to which the Debt Financing is obtained (including, but not limited to, any credit or other agreements, pledge or security documents, or other certificates) (other than, to the extent such resolutions are necessary to authorize the entry into any representation letters, CFO certificates or authorization letters), (F) provide any legal opinion or any information that would result in a violation of applicable Law or loss of attorney-client privilege; provided that the Company or its Subsidiaries shall notify Parent that such information is being withheld on such ground and, to the extent reasonably requested by Parent, US Holdings, Merger Sub 1, Merger Sub 2 or any Financing Source, shall use reasonable best efforts to devise an alternative means to disclose any information being withheld or the substance thereof without breach of such applicable Law or privilege, (G) encumber any of the assets of the Company or its Subsidiaries or otherwise be an issuer, guarantor or other obligor with respect to the Debt Financing, in each case of this clause (G), prior to Closing, (H) take any action that would cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability in their capacity as such, (I) prepare any financial statements or information that are not prepared in the ordinary course of its financial reporting practice, in each case, except with respect to the Required Financial Information or (J) take any action that would violate the Organizational Documents of the Company or any of its Subsidiaries (in each case, to the extent not entered into in contravention of the terms of this clause (J)) or any applicable Law.

(d)               The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and (ii) are used solely in connection with a description of the Company, its Subsidiaries, their business and products or the Mergers or related transactions (including, without limitation, in connection with any marketing materials related to the Debt Financing).

(e)               Parent, US Holdings, Merger Sub 1 and Merger Sub 2 shall reimburse the Company, whether or not the Transactions are consummated or this Agreement is terminated in accordance with its terms and upon reasonable written demand for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable and documented out-of-pocket outside attorneys’ and accountants’ fees), but in any case, other than (i) fees, costs and expenses incurred in connection with the preparation of financial statements to the extent prepared in the ordinary course of its financial reporting practice (which practice shall not be able to be changed in an effort to avoid exclusion from reimbursement hereunder), (ii) any ordinary course amounts payable to employees, agents, advisors or other Representatives of the Company or its Subsidiaries with respect to services provided prior to the Closing, (iii) any amounts incurred in connection with the repayment, redemption or satisfaction and discharge of Payoff Credit Facility Indebtedness on the Closing Date or the Payoff Letters and (iv) any other ordinary course amounts that would have been incurred in connection with the Transactions contemplated hereby (regardless of any debt financing established in connection herewith) incurred by the Company or any of its Subsidiaries or any of its or their respective Representatives in connection with the cooperation of the Company, its Subsidiaries and its and their respective Representatives contemplated by this Section 6.20 and shall indemnify and hold harmless the Company, its Subsidiaries and its and their respective Representatives (collectively, the “Financing Indemnitees”) from and against any and all costs, expenses, losses, damages, judgments, fines, claims, penalties and liabilities suffered or incurred by any of them in connection with the arrangement and consummation of the Debt Financing (including any Alternative Financing), in each case, other than to the extent any such costs, expenses, losses, damages, judgments, fines, claims, penalties and liabilities arise (A) in connection with written information provided by or on behalf of any such Financing Indemnitees, (B) as a result of bad faith, willful misconduct, fraud or gross negligence of any such Financing Indemnitees (including gross negligence resulting in a material breach of this Agreement) or (C) as a result of any Willful and Material Breach of this Agreement by any such Financing Indemnitees. Notwithstanding anything to the contrary in this Agreement, this Section 6.20(e) shall survive the consummation of the Mergers and the Closing and any termination of this Agreement. Anything to the contrary in this Section 6.20 or Section 7.2 notwithstanding, the condition set forth in Section 7.2(b), as it applies to the obligations of the Company under this Section 6.20, will be deemed to be satisfied unless the Debt Financing is not obtained and the Company’s Willful and Material Breach, if any, of its obligations under Section 6.20 was the primary or a principal cause of the failure of the Debt Financing to be obtained.

Section 6.21       Company Director Resignations. The Company shall obtain and deliver to Parent at or prior to the First Merger Effective Time the resignation of each director of the Company who is not continuing as a director of the Surviving Corporation following the First Merger Effective Time.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1           Conditions to Each Party’s Obligation to Consummate the Mergers. The respective obligation of each Party to consummate the Mergers is subject to the satisfaction on or prior to the Closing Date of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:

(a)               Stockholder Approvals. (i) The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company and (ii) the Parent Shareholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of Parent.

(b)               Regulatory Approval. Any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired, the Competition Act Approval shall have been obtained and remain in effect, and the consents required under the Antitrust Laws overseen by the relevant Governmental Entity of the jurisdictions set forth on Schedule 7.1(b) of the Parent Disclosure Letter shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated. For the avoidance of doubt, the receipt of a pre-consummation letter from the FTC or the DOJ in substantially similar form to that set forth in the FTC’s blog post dated August 3, 2021 by a Party shall not be a basis for concluding that this or any other closing condition is not satisfied.

(c)               No Injunctions or Restraints. No Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Mergers or the other Transactions contemplated by this Agreement, and no Law shall have been enacted after the date of this Agreement that makes consummation of the Mergers or the other Transactions contemplated by this Agreement illegal or otherwise prohibited.

(d)               Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.

(e)               NYSE and TSX Listing. The Parent Common Shares to be issued pursuant to this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance and the TSX, subject to customary listing requirements.

Section 7.2           Additional Conditions to Obligations of Parent, US Holdings, Merger Sub 1 and Merger Sub 2. The obligations of Parent, US Holdings, Merger Sub 1 and Merger Sub 2 to consummate the Mergers is subject to the satisfaction on or prior to the Closing Date of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

(a)               Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Section 4.2(a), (b) and (d) (Capital Structure) and Section 4.6(a) (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing, as though made on and as of the Closing (except, with respect to Section 4.2(a), (b) and (d) (Capital Structure), for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) the first sentence of Section 4.1 (Organization, Standing and Power), all other representations and warranties of the Company set forth in Section 4.2 (Capital Structure) (other than Section 4.2(f)), Section 4.3(a) and (b)(i) (Authority; No Violations; Consents and Approvals) Section 4.21 (Opinion of Financial Advisor) and Section 4.22 (Brokers) shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects only as of such date or period of time), and (iii) all other representations and warranties of the Company set forth in ARTICLE IV shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing, as though made on and as of the Closing (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained therein as to “materiality”, “in all material respects” or “Company Material Adverse Effect”) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)               Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the First Merger Effective Time.

(c)               Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d)               Officer’s Certificate. Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3           Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Mergers is subject to the satisfaction on or prior to the Closing Date of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

(a)               Representations and Warranties of Parent, US Holdings, Merger Sub 1 and Merger Sub 2. (i) The representations and warranties of Parent, US Holdings, Merger Sub 1 and Merger Sub 2 set forth in Section 5.2(a), (b) and (c) (Capital Structure) and Section 5.6(a) (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing, as though made on and as of the Closing (except, with respect to Section 5.2(a), (b) and (c) (Capital Structure), for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all representations and warranties of Parent set forth in the first sentence of Section 5.1 (Organization, Standing and Power), all other representations and warranties of Parent set forth in Section 5.2 (Capital Structure) (other than Section 5.2(e)), Section 5.3(a) (Authority; No Violations; Consents and Approvals), Section 5.19 (Opinion of Financial Advisor) and Section 5.20 (Brokers) shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects only as of such date or period of time), and (iii) all other representations and warranties of Parent, US Holdings, Merger Sub 1 and Merger Sub 2 set forth in ARTICLE V shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing, as though made on and as of the Closing (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained therein as to “materiality”, “in all material respects” or “Parent Material Adverse Effect”) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)               Performance of Obligations of Parent, US Holdings, Merger Sub 1 and Merger Sub 2. Parent, US Holdings, Merger Sub 1 and Merger Sub 2 each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the First Merger Effective Time.

(c)               Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d)               Officer’s Certificate. The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

(e)               Closing Tax Opinion. The Company shall have received the opinion of Tax Counsel, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the Mergers will not result in gain recognition pursuant to Section 367(a)(1) of the Code by Persons who are stockholders of the Company immediately prior to the First Merger Effective Time (other than any Excepted Shareholder). In connection with rendering such opinion, Tax Counsel shall be entitled to receive and may rely on the Parent Tax Certificate and the Company Tax Certificate.

Section 7.4           Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Mergers or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, Section 7.2, or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.

ARTICLE VIII
TERMINATION

Section 8.1           Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the First Merger Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval or the Parent Shareholder Approval has been obtained:

(a)               by mutual written consent of the Company and Parent;

(b)               by either the Company or Parent:

(i)                 if any Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling or injunction or taken any other similar binding action permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers or permanently preventing the satisfaction of the conditions to each Party’s obligation to consummate the Mergers as set forth in Section 7.1(b) or Section 7.1(c), and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be any Law enacted after the date of this Agreement that permanently makes consummation of any of the Mergers illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party (A) whose failure to fulfill any covenant or agreement under this Agreement has been the primary cause of or resulted in the action or event described in this Section 8.1(b)(i) occurring or (B) that failed to comply with its obligations under this Agreement to prevent the entry of or remove such order, decree, ruling, injunction or Law in any material respect;

(ii)              if the Mergers shall not have been consummated on or before 5:00 p.m. New York City time, on August 7, 2023 (the “Outside Date”); provided, however, that (A) if the Marketing Period shall have commenced but not been completed by the date that is four (4) Business Days prior to such date, the Outside Date shall be extended to 5:00 p.m. New York City time on the fourth (4th) Business Day following the final day of the Marketing Period and (B) the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose failure to fulfill any covenant or agreement under this Agreement has been the primary cause of or resulted in the failure of the Mergers to occur on or before such date;

(iii)            in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) (in the case of a termination by Parent) or Section 7.3(a) or Section 7.3(b) (in the case of a termination by the Company), as applicable, if it was continuing as of the Closing (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured by the earlier of (i) thirty (30) days after the giving of written notice to the breaching Party of such breach and (ii) two (2) Business Days prior to the Outside Date) (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(iv)             if (A) the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held the Company Stockholders Meeting, or (B) the Parent Shareholder Approval shall not have been obtained upon a vote at a duly held Parent Shareholders Meeting; provided that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to any Party whose failure to fulfill any covenant or agreement under this Agreement has been the primary cause of or resulted in the failure of the Company Stockholder Approval or Parent Shareholder Approval, as applicable, to be obtained;

(c)               by Parent, prior to, but not after, the time the Company Stockholder Approval is obtained in the case of clause (i) or the Parent Shareholder Approval is obtained in the case of clause (ii), if:

(i)                 the Company Board or a committee thereof shall have effected a Company Change of Recommendation (whether or not such Company Change of Recommendation is permitted by this Agreement); or

(ii)              (A) Parent has received a Parent Superior Proposal after the date of this Agreement, (B) the Parent Board or a committee thereof has authorized Parent to enter into a definitive Parent Alternative Acquisition Agreement to consummate the transaction contemplated by that Parent Superior Proposal following the procedures set forth in Section 6.4(d)(iii) (and immediately following such termination, Parent enters into such definitive Parent Alternative Acquisition Agreement), (C) Parent has complied in all material respects with the terms of Section 6.4(d)(iii) with respect to such Parent Superior Proposal, and (D) concurrently with (and as a condition to) such termination Parent pays the Company the Termination Amount in accordance with Section 8.3;

(d)               by the Company, prior to, but not after, the time the Parent Shareholder Approval is obtained in the case of the clause (i) or the Company Stockholder Approval is obtained in the case of clause (ii), if:

(i)                 the Parent Board or a committee thereof shall have effected a Parent Change of Recommendation (whether or not such Parent Change of Recommendation is permitted by this Agreement); or

(ii)              (A) the Company has received a Company Superior Proposal after the date of this Agreement, (B) the Company Board or a committee thereof has authorized the Company to enter into a definitive Company Alternative Acquisition Agreement to consummate the transaction contemplated by that Company Superior Proposal following the procedures set forth in Section 6.3(e)(iii) (and immediately following such termination, the Company enters into such definitive Company Alternative Acquisition Agreement), (C) the Company has complied in all material respects with the terms of Section 6.3(e)(iii) with respect to such Company Superior Proposal, and (D) concurrently with (and as a condition to) such termination the Company pays Parent the Termination Amount in accordance with Section 8.3.

Section 8.2           Notice of Termination; Effect of Termination.

(a)               Other than in the case of a termination pursuant to Section 8.1(a), a terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination and, if made in accordance with this Agreement, any termination shall be effective immediately upon delivery of such written notice to the other Party.

(b)               In the event of the valid termination of this Agreement by any Party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party, its Affiliates or any of its or their respective former, current or future directors, officers, stockholders or Representatives, except with respect to this Section 8.2, Section 6.7(b), Section 6.20(e), Section 8.3 and ARTICLE I and ARTICLE IX (and the provisions that substantively define any related defined terms not substantively defined in ARTICLE I), which will survive such termination; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of this Agreement or fraud.

Section 8.3           Expenses and Other Payments.

(a)               Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Mergers shall be consummated, except that all filing fees paid in respect of the filings under the HSR Act and the Competition Act, applications, filings or notices in the jurisdictions set forth on Schedule 7.1(b) of the Parent Disclosure Letter, and the Registration Statement in connection with the Mergers shall be borne equally by Parent and the Company.

(b)               If Parent terminates this Agreement pursuant to Section 8.1(c)(i) (Company Change of Recommendation), then the Company shall pay Parent the Termination Amount in cash by wire transfer of immediately available funds to an account designated by Parent no later than three (3) Business Days after such termination of this Agreement.

(c)               If Parent terminates this Agreement pursuant to Section 8.1(c)(ii) (Parent Superior Proposal), then Parent shall pay the Company the Termination Amount in cash by wire transfer of immediately available funds to an account designated by the Company concurrently with such termination of this Agreement.

(d)               If the Company terminates this Agreement pursuant to Section 8.1(d)(i), (Parent Change of Recommendation), then Parent shall pay the Company the Termination Amount in cash by wire transfer of immediately available funds to an account designated by the Company no later than three (3) Business Days after such termination of this Agreement.

(e)               If the Company terminates this Agreement pursuant to Section 8.1(d)(ii) (Company Superior Proposal), then the Company shall pay Parent the Termination Amount in cash by wire transfer of immediately available funds to an account designated by Parent concurrently with such termination of this Agreement.

(f)                If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(A) (Failure to Obtain the Company Stockholder Approval), and on or before the date of any such termination a Company Competing Proposal shall have been publicly announced or publicly disclosed and not been publicly withdrawn without qualification at least five (5) Business Days prior to the Company Stockholders Meeting or (B) the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (Outside Date) at a time when Parent would be permitted to terminate this Agreement pursuant to Section 8.1(b)(iii) (the Company Terminable Breach) or Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (the Company Terminable Breach), in each case as a result of a breach by the Company of any covenant of the Company in ARTICLE VI, and following the execution of this Agreement and before the date of any such termination, a Company Competing Proposal shall have been announced, disclosed or otherwise communicated to the Company Board and not withdrawn without qualification at least five (5) Business Days prior to the date of such termination, and (ii) within twelve (12) months after the date of such termination, the Company (A) enters into a definitive agreement with the party making such Company Competing Proposal (or publicly approves or recommends to the stockholders of the Company or otherwise does not oppose, in the case of a tender or exchange offer, a Company Competing Proposal from such party), or (B) consummates a transaction with respect to any Company Competing Proposal, then the Company shall pay Parent the Termination Amount within three (3) Business Days after the earlier to occur of (x) the consummation of such Company Competing Proposal and (y) entering into a definitive agreement with the party making a Company Competing Proposal prior to such termination of this Agreement (or publicly approving, recommending or not opposing such tender or exchange offer). For purposes of this Section 8.3(f), any reference in the definition of the Company Competing Proposal to “20%” shall be deemed to be a reference to “more than 50%”.

(g)               If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(B) (Failure to Obtain Parent Shareholder Approval), and on or before the date of any such termination a Parent Competing Proposal shall have been publicly announced or publicly disclosed and not been publicly withdrawn without qualification at least five (5) Business Days prior to the Parent Shareholders Meeting or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (Outside Date) at a time when the Company would be permitted to terminate this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach) or the Company terminates this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach), in each case as a result of a breach by Parent of any covenant of Parent in ARTICLE VI, and following the execution of this Agreement and before the date of any such termination, a Parent Competing Proposal shall have been announced, disclosed or otherwise communicated to the Parent Board and not withdrawn without qualification at least five (5) Business Days prior to the date of such termination, and (ii) within twelve (12) months after the date of such termination, (A) Parent enters into a definitive agreement with the party making such Parent Competing Proposal (or publicly approves or recommends to the shareholders of Parent or otherwise does not oppose, in the case of a tender or exchange offer, a Parent Competing Proposal from such party), or (B) consummates a transaction with respect to any Parent Competing Proposal, then Parent shall pay the Company the Termination Amount within three (3) Business Days after the earlier to occur of (x) the consummation of such Parent Competing Proposal and (y) entering into a definitive agreement with the party making such Parent Competing Proposal prior to such termination of this Agreement (or publicly approving, recommending or not opposing such tender or exchange offer). For purposes of this Section 8.3(g), any reference in the definition of Parent Competing Proposal to “20%” shall be deemed to be a reference to “more than 50%”.

(h)               In no event shall Parent or the Company, respectively, be entitled to receive more than one payment of the Termination Amount. The Parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that (i) any Termination Amount payable by a Party pursuant to this Section 8.3 shall be in consideration for the disposition of the other Party’s rights under this Agreement, and (ii) without these agreements, the Parties would not enter into this Agreement. If a Party fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on the unpaid amount at an annual rate equal the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law. If, in order to obtain such payment, the other Party commences a Proceeding that results in judgment for such Party for such amount, the defaulting Party shall pay the other Party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The Parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 9.10 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent, US Holdings, Merger Sub 1 and Merger Sub 2, their Affiliates and any of their respective former, current or future directors, officers, stockholders or Representatives for any costs, expenses, losses, damages, judgments, fines, claims, penalties or liabilities suffered as a result of the failure of any of the Transactions, including the Mergers, to be consummated, except in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation set forth in this Agreement (in which case only Parent, US Holdings, Merger Sub 1 and Merger Sub 2 shall be liable for damages for such fraud or Willful and Material Breach), and upon payment of such amount, none of Parent, US Holdings, Merger Sub 1, Merger Sub 2, their Affiliates or any of their respective former, current or future directors, officers, stockholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation set forth in this Agreement; and (ii) Parent, US Holdings, Merger Sub 1 and Merger Sub 2 against the Company and its Affiliates and any of their respective former, current or future directors, officers, stockholders or Representatives for any costs, expenses, losses, damages, judgments, fines, claims, penalties or liabilities suffered as a result of the failure of any of the Transactions, including the Mergers, to be consummated except in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such fraud or Willful and Material Breach), and upon payment of such amount, none of the Company and its Affiliates or any of their respective former, current or future directors, officers, stockholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation set forth in this Agreement.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1           Schedule Definitions. All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.

Section 9.2           Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, that this Section 9.2 shall not limit any covenant or agreement of the Parties which by its express terms contemplates performance after the First Merger Effective Time, which shall survive to the extent expressly provided for herein.

Section 9.3           Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person (upon receipt), (b) if transmitted by electronic mail (“e-mail”) (upon transmission, provided that no transmission error is received) or (c) if transmitted by national overnight courier (upon receipt of proof of delivery), in each case as addressed as follows:

(i)            if to Parent, US Holdings, Merger Sub 1 or Merger Sub 2, to:

Ritchie Bros. Auctioneers Incorporated
9500 Glenlyon Parkway
Burnaby, BC V5J 0C6

Attention:	Ann Fandozzi

Darren Watt

E-mail:	*****************

*****************

with a required copy to (which copy shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210

Attention:	Stuart M. Cable Lisa R. Haddad Mark S. Opper Jean A. Lee

E-mail:	********************* ********************* ********************* *********************

and a required copy to (which copy shall not constitute notice):

McCarthy Tétrault LLP
Suite 2400 745 Thurlow Street
Vancouver, BC V6E 0C5

Attention:	David Frost
E-mail:	**************

(ii)           if to the Company, to:

IAA, Inc.

Two Westbrook Corporate Center, Suite 500

Westchester, IL 60154

Attention:	John Kett
Sidney Peryar
E-mail:	**************
**************

with a required copy to (which copy shall not constitute notice):

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, CA 94111-4004

Attention:	Jamie Leigh
John-Paul Motley
Ian Nussbaum
Bill Roegge
E-mail:	****************
****************
****************
****************

and a required copy to (which copy shall not constitute notice):

Blake, Cassels & Graydon LLP
199 Bay Street, Suite 400, Commerce Court West

Toronto, Ontario, M5L 1A9

Attention:	Geoffrey S. Belsher

Susan Tomaine

E-mail:	*********************

*********************

From time to time, any Party may provide notice to the other Parties of a change in its address through a notice given in accordance with this Section 9.3.

Section 9.4           Rules of Construction.

(a)               Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b)               The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and the Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty, shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

(c)               The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)               All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Any capitalized terms herein which are defined with reference to another agreement are defined with reference to such other agreement as of the date hereof, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York time. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” The term “dollars” and the symbol “$” mean United States Dollars. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(e)               In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, solely to the extent (x) permitted by the terms thereof and, if applicable, by the terms of this Agreement and (y) that such amendment, modification, supplement, restatement or replacement has been made available to Parent or the Company, as applicable, prior to the date of this Agreement), (ii) any Governmental Entity include any successor to that Governmental Entity, (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other Law include any successor to such section, (iv) “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded; and, other than in the case of any action required to be performed within a specified number of hours, if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day, and (v) “made available” means, with respect to any document, that such document was (A) in the electronic data room relating to the Transactions maintained by the Company or Parent, as applicable, (B) filed with or furnished to the SEC or the Canadian Securities Regulatory Authorities and available on EDGAR or SEDAR, as applicable or (C) provided by the Company or Parent, as applicable, in physical form for review by the other Party or its Representatives, in each case, prior to the date of execution of this Agreement.

Section 9.5           Counterparts. This Agreement may be executed in two (2) or more counterparts, including via facsimile or email in pdf form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 9.6           Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except for the provisions of (a) ARTICLE III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock to receive the Merger Consideration) but only from and after the First Merger Effective Time, (b) Section 6.10 (which from and after the First Merger Effective Time is intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and Representatives) but only from and after the First Merger Effective Time, (c) Section 2.7 (which from and after the First Merger Effective Time is intended for the benefit of, and shall be enforceable by, the Company Designees) and (d) Section 6.20(e) (which is intended for the benefit of, and shall be enforceable by, the Financing Indemnitees), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that, in the event that this Agreement is validly terminated prior to the occurrence of the Closing and as a result of a Willful and Material Breach of this Agreement by Parent, US Holdings, Merger Sub 1 or Merger Sub 2, each holder of Company Common Stock will be deemed to be a third-party beneficiary of this Agreement solely for purposes of determining damages with respect to such Willful and Material Breach under this Agreement, but the right to enforce any such breach will be solely a right of the Company (and not of any such holder) and will be exercised by the Company in its sole and absolute discretion. Notwithstanding anything herein to the contrary, the Financing Sources shall be express and intended third party beneficiaries of this last sentence of this Section 9.6, Section 9.7(c), the last sentence of Section 9.11, and Section 9.13 and shall have the right to rely upon and directly enforce such provisions to the same extent as if the Financing Sources were parties hereto.

Section 9.7           Governing Law; Venue; Waiver of Jury Trial.

(a)               THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)               THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE (THE “CHOSEN COURTS”) SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT ANY CLAIM THAT (1) IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE CHOSEN COURTS, (2) SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE CHOSEN COURTS, (3) VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY THE CHOSEN COURTS, (4) Chosen Courts represent an inconvenient forum and (5) it or its property is exempt or immune from the jurisdiction of any CHOSEN court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise). THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY THE CHOSEN COURTS IN ACCORDANCE WITH THIS SECTION 9.7(b). THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH CHOSEN COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN Section 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT COMMITMENT LETTER, ANY OTHER DEFINITIVE DOCUMENTATION IN RESPECT OF THE DEBT FINANCING, OR THE TRANSACTIONS, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 9.7.

Section 9.8           Severability. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.

Section 9.9           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void; provided that Merger Sub 1, Merger Sub 2, US Holdings, Parent and their respective Affiliates shall have the right to assign, without such consent, Merger Sub 1’s, Merger Sub 2’s, US Holdings’ and Parent’s rights and obligations hereunder in whole or in part to the extent necessary for, and limited to, collateral security purposes to any existing or future lender or group thereof (including any Financing Sources) (including any agent, trustee or other representative acting on their behalf) providing financing to Merger Sub 1, US Holdings, Parent and/or any of their Affiliates, but in such event, Parent, US Holdings, Merger Sub 1 and Merger Sub 2 shall remain obligated hereunder in the same manner as if such assignment had not been effected.

Section 9.10       Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the valid termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.10, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each Party further agrees: (a) the non-breaching Party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching Party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement and will not plead in defense thereto that there are adequate remedies at Law, all in accordance with the terms of this Section 9.10. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.11       Amendment. This Agreement may be amended by the Parties at any time before or after adoption and approval of this Agreement by the stockholders of the Company or the shareholders of Parent, but, after any such adoption and approval, no amendment shall be made which by Law or applicable stock exchange requirement would require the further approval by such stockholders or shareholders, as applicable, without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Notwithstanding anything to the contrary contained in this Agreement, the last sentence of Section 9.6, Section 9.7(c), the last sentence of this Section 9.11 and Section 9.13 and any related definitions (solely as used in such Sections, but not in any other provision) may not be amended, supplemented, modified or waived in a manner that is materially adverse to the Financing Sources without the prior written consent of such Person(s).

Section 9.12       Extension; Waiver. At any time prior to the First Merger Effective Time, the Company and Parent may, to the extent legally allowed:

(a)               extend the time for the performance of any of the obligations or acts of the other Party hereunder;

(b)               waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or

(c)               waive compliance with any of the agreements or conditions of the other Party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party. No waiver by any of the Parties of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.13       Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, its Subsidiaries and each of their Affiliates hereby: (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or any other agreement or document relating to the Debt Financing, (c) agrees not to bring or support or permit the Company or any of its Subsidiaries or their Affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter and any fee letters relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon the Company, its Subsidiaries and their controlled Affiliates in any such Proceeding shall be effective if notice is given in accordance with Section 9.3, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against the Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and (g) agrees that none of the Financing Sources will have any liability to the Company, its Subsidiaries or any of their Affiliates or Representatives (in each case, other than Parent, US Holdings, Merger Sub 1, Merger Sub 2 and any of their respective Affiliates) relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter and any fee letters relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise. Notwithstanding the foregoing, nothing in this shall in any way limit or modify the rights and obligations of any Financing Source’s obligations to Parent, US Holdings, Merger Sub 1, Merger Sub 2 and any of their respective Affiliates under the Debt Commitment Letter or any definitive agreement with respect to the Debt Financing (it being understood that following the Closing Date, nothing in this Section 9.13 shall limit the rights of any of the parties to any definitive agreement with respect to the Debt Financing). No Financing Source shall be subject to any special, indirect, consequential or punitive damages (including, without limitation any loss of profits, business or anticipated savings).

Section 9.14       Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto. Except to the extent a named party to this Agreement, no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Parent, the Company, US Holdings, Merger Sub 1 or Merger Sub 2 under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

RITCHIE BROS. AUCTIONEERS INCORPORATED

By:	/s/ Ann Fandozzi
Name:	Ann Fandozzi
Title:	Chief Executive Director

RITCHIE BROS. HOLDINGS INC.

By:	/s/ Kari Taylor
Name:	Kari Taylor
Title:	President

IMPALA MERGER SUB I, LLC

By:	/s/ Eric Jacobs
Name:	Eric Jacobs
Title:	President

IMPALA MERGER SUB II, LLC

By:	/s/ Eric Jacobs
Name:	Eric Jacobs
Title:	President

Signature Page to Agreement and Plan of Merger and Reorganization

IN WITNESS WHEREOF, each Party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

IAA, INC.

By:	/s/ John Kett
Name:	John Kett
Title:	Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger and Reorganization

ANNEX A

Certain Definitions

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise. For purposes of this definition, “control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means the HSR Act, the Clayton Act, the Sherman Antitrust Act, the Federal Trade Commission Act and any other national (including federal), supranational or regulatory Law designed to prohibit, restrict or regulate actions for the purpose or effect of lessening or preventing competition, monopolization, restraining trade or abusing a dominant position.

“ARC” means an advance ruling certificate pursuant to Section 102 of the Competition Act.

“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Business Day” means a day other than a Saturday, Sunday or a day on which banks in the State of New York are authorized or obligated to be closed.

“Canadian Securities Laws” means the Securities Act (British Columbia) and all other applicable securities laws of each of the provinces of Canada, the respective regulations and rules made or forms prescribed under such securities laws, together with all applicable and legally enforceable published policy statements, blanket orders, rulings and notices of the securities commission or similar regulatory authority in each such jurisdiction, and the rules and policies of the TSX.

“Canadian Securities Regulatory Authorities” means each securities commission or similar regulatory authority in each of the provinces of Canada and the TSX.

“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to Subsection 7(1) of the Competition Act or his designee.

“Company Benefit Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or may have any liability or obligation (contingent or otherwise, including by reason of being an ERISA Affiliate).

“Company Competing Proposal” means any proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Parent or any of its Subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that accounted for or generated 20% or more of the Company’s and its Subsidiaries’ consolidated assets (by fair market value) or net revenue for the latest preceding twelve (12) month period for which consolidated financial statements are available, (b) any acquisition of beneficial ownership by any Person or group of 20% or more of the outstanding shares of Company Common Stock and any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding shares of Company Common Stock and any other securities entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries which would result in any Person or group acquiring beneficial ownership of at least 20% of the outstanding common stock and other securities entitled to vote on the election of directors of the entity surviving such transaction.

“Company Credit Facility” means the credit facilities made available under the Credit Agreement, dated as of April 30, 2021, by and among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the several lenders from time to time party thereto, as amended, supplemented or otherwise modified.

“Company ESPP” means the Company’s Employee Stock Purchase Plan.

“Company Intervening Event” means an Effect that is material to the Company and its Subsidiaries, taken as a whole, that occurs or arises after the date of this Agreement and was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known by the Company Board as of the date of this Agreement); provided, however, that in no event shall (i) the receipt, existence or terms of a Company Competing Proposal or Parent Competing Proposal, or any matter relating thereto or of consequence thereof,(ii) any changes in the market price or trading volume of the Company’s stock or Parent’s stock or any other securities of the Company or Parent, or the fact that the Company or Parent meets, fails to meet, or exceeds internal or published estimates, projections, forecasts or predictions for any period (however the underlying cause of any of the foregoing may constitute a Company Intervening Event to the extent not otherwise excluded by this definition) or (iii) any adverse Effect on the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, constitute a Company Intervening Event.

“Company Non-U.S. Benefit Plan” means any Company Benefit Plan that is maintained pursuant to or is subject to the laws of a country other than the United States, excluding any benefit plan mandated or pursuant to which the Company or any of its Subsidiaries is required to contribute, in either case, under applicable Laws.

“Company Owned Intellectual Property” means all Intellectual Property owned by, purported to be owned by or exclusively licensed to the Company or any of its Subsidiaries.

“Company Proprietary Software” means all software owned by, purported to be owned by or exclusively licensed to the Company or any of its Subsidiaries.

“Company Stockholder Approval” means the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

“Company Superior Proposal” means a bona fide written Company Competing Proposal that in the good faith determination of the Company Board, after consultation with the Company’s financial advisors, (i) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Mergers (after taking into account the time likely to be required to consummate such proposal and any binding adjustments or revisions to the terms of this Agreement offered in writing by Parent in response to such proposal in accordance with Section 6.3(e)(iii)) and (ii) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects considered relevant by the Company Board; provided, however, that, for purposes of this definition of “Company Superior Proposal,” any reference in the definition of Company Competing Proposal to “20%” shall be deemed to be a reference to “more than 50%”.

“Competition Act” means the Competition Act (Canada).

“Competition Act Approval” means, in respect of the Transactions, the occurrence of one or more of the following: (i) the issuance of an ARC that has not been rescinded; or (ii) both of (A) the receipt of a No Action Letter, unless such requirement has been waived in writing by Parent, and (B) the expiry or termination of any applicable waiting period under section 123 of the Competition Act or the exemption of the Transactions from Part IX of the Competition Act under section 113(c) of the Competition Act.

“Consent” means any filing, notice, report, registration, approval, consent, ratification, permit, permission, waiver, clearance, expiration of waiting periods or authorization.

“Contract” means any contract, legally binding commitment, license, promissory note, loan, bond, mortgage, indenture, lease or other legally binding instrument or agreement (whether written or oral).

“COVID-19” means the disease caused by SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks, or public health emergencies.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

“Employee Benefit Plan” means (a) an employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (b) stock option plans, stock purchase plans, equity-based plans, retention plans, profit sharing plans, bonus or incentive plans, plans, programs or arrangements, deferred compensation arrangements or agreements, severance pay agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (a) above and (c) plans or arrangements providing compensation to employee and non-employee directors.

“Encumbrances” means liens, pledges, charges, negative pledges, encumbrances, claims, hypothecation, mortgages, deeds of trust, encroachment, right of way, deed of restriction, bailment (in the nature of a pledge for purposes of security), security interests, restrictions, rights of first refusal or offer, easement, servitude, community or other marital property interest, equitable interest defects in title, transfer restriction or other covenant with respect to such asset (including with respect to voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership), prior assignment, license sublicense or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing (any action of correlative meaning, to “Encumber”).

“Environmental Laws” means any and all Laws pertaining to pollution, protection of the environment (including, without limitation, any natural resource damages or any generation, use, storage, treatment, disposal or Release of, or exposure to, Hazardous Materials) or worker or human health and safety (as such relate to exposure to Hazardous Materials), in each case as enacted or in effect as of or prior to the Closing Date.

“Equity Award Exchange Ratio” means the sum of (a) the quotient (rounded to six (6) decimal places) obtained by dividing (i) the Cash Consideration by (ii) the volume weighted average price of Parent Common Shares for the five (5) consecutive Trading Days immediately prior to, but not including, the Closing Date as reported by Bloomberg, L.P. (or, to the extent not reported therein, a comparable financial reporting service) and (b) the Exchange Ratio.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any Person means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such Person.

“Excepted Shareholder” means any stockholder of the Company that would be a “five-percent transferee shareholder” of Parent within the meaning of Treasury Regulations § 1.367(a)-3(c)(5)(ii) following the Mergers that does not enter into a valid gain recognition agreement in accordance with Treasury Regulations § 1.367(a)-8 and comply with that agreement and any other requirements of Treasury Regulations § 1.367(a)-8 for avoiding the recognition of gain.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Date” shall have the meaning set forth in the Company ESPP.

“Financing Sources” means the agents, arrangers, lenders and/or any other Persons (other than Parent, US Holdings, Merger Sub 1 and Merger Sub 2) that have committed to provide, or have otherwise entered into agreements in connection with, the Debt Financing or any Alternative Financing in connection with the transactions contemplated hereby, together with their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling Persons, agents and representatives of the foregoing, and their respective successors and assigns.

“Foreign Investment Law” means any applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions by Persons to acquire interests in or control over domestic equities, securities, entities, assets, land or interests to address national security or public order or similar policy goals.

“Former Impala Parent” means, collectively, KAR Auction Services, Inc., a Delaware corporation, and any of its Subsidiaries.

“fraud” means intentional common law fraud under the Laws of the State of Delaware with respect to the representations and warranties set forth in this Agreement or any certificate delivered pursuant to this Agreement.

“Governmental Entity” means any federal, state, provincial, national, tribal, local or municipal court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (which entity has jurisdiction over the applicable Person), or public or private arbitral body.

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Hazardous Materials” means any (a) chemical, product, material, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under, or for which standards of conduct or liability may be imposed pursuant to, any Environmental Law and (b) radioactive materials, crude oil or any fraction thereof, petroleum, petroleum based products or byproducts, medical or infectious waste, asbestos, asbestos-containing materials, heavy metals, chlorinated solvents, urea formaldehyde foam insulation, polychlorinated biphenyls, toxic mold or mycotoxins, radon and per- or polyfluoroalkyl substances.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (b) obligations of such Person evidenced by bonds, notes or debentures, (c) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person, (d) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (e) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, (f) net cash payment obligations of such Person in respect of interest rate and currency obligation swaps and hedge arrangements, in each case, calculated as if the applicable swap or hedging arrangement was terminated at the date of determination and (g) indebtedness of others as described in clauses (a) through (f) above guaranteed by such Person; but Indebtedness does not include (i) accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, (ii) the endorsement of negotiable instruments for collection in the ordinary course of business and (iii) obligations arising from treasury services, banking products and cash management services.

“Indenture” means that certain Indenture, dated as of June 6, 2019, by and among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), relating to the Company’s 5.500% Senior Notes due 2027 (the “Senior Notes”), as such Indenture may be amended, supplemented or otherwise modified.

“Intellectual Property” means any and all, in any jurisdiction throughout the world: (a) utility models, supplementary protection certificates, invention disclosures, registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof (collectively, “Patents”), (b) registered and unregistered trademarks, service marks, certification marks, collective marks, brand names, d/b/a’s, trade names, corporate names, packaging design, slogans, domain names, symbols, logos, trade dress and other identifiers of source, origin or quality, and registrations and applications for registrations thereof and renewals of the same (including all common Law rights and goodwill associated with the foregoing and symbolized thereby) (collectively, “Marks”), (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto (including all computer programs, manuals and other documentation, compilations, and all derivatives, translations, adaptations and combinations of the above), together with all common Law and moral rights therein, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”), (d) trade secrets and other intellectual property rights in confidential or proprietary information (including know-how, designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable, and business, financial, sales and marketing plans) (collectively, “Trade Secrets”), (e) Internet domain names and URLs (“Domain Names”), (f) rights of attribution and integrity and other moral rights of an author and (g) any and all other intellectual property, industrial or proprietary rights, in any jurisdiction throughout the world, whether statutory, common law or otherwise.

“IT Assets” means all computers, software, hardware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, platforms and cloud services (including software as a service, platform as a service and infrastructure as a service) and all other computer, telecommunications, information technology systems, assets and equipment, and all associated documentation.

“knowledge” means the actual knowledge of, (a) in the case of the Company, the individuals listed in Schedule 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1 of the Parent Disclosure Letter.

“Labor Agreement” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.

“Law” means any law, rule, regulation, ordinance, code, act, statute, injunction, ruling, award, decree, writ, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Malicious Code” means any disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, security vulnerabilities (as such terms are commonly understood in the software industry) or other Software routines or hardware components that (i) enable or assist any Person to access without authorization or disable or erase any IT Assets or (ii) otherwise significantly adversely affect the functionality of any IT Assets.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date of this Agreement commencing on the date that is the latest of: (a) ten (10) calendar days following Parent, US Holdings, Merger Sub 1 and Merger Sub 2 having been provided the Required Financial Information (it being understood that the delivery of newly available financial statements in accordance with clauses (a) or (b) of the definition of Required Financial Information will terminate the Marketing Period until such period is restarted in accordance with this definition), (b) the date that the conditions set forth in Section 7.1(b) have been satisfied and (c) the date that the Joint Proxy Statement has been filed in definitive form with the SEC by the Company; provided that (i) November 24, 2022 and November 25, 2022 shall not be considered Business Days for purposes of calculating such Marketing Period (provided that such exclusion shall not restart such period), (ii) if the conditions set forth in clauses (a), (b) and (c) above have been satisfied on or before January 3, 2023, the Marketing Period shall commence on January 4, 2023, (iii) anything to the contrary in this definition notwithstanding, if the conditions set forth in clauses (a), (b) and (c) have been satisfied at any time on or after January 4, 2023 and on or prior to January 19, 2023, the Marketing Period shall be commenced such that the Marketing Period shall end on or before February 10, 2023, (iv) the Marketing Period shall be deemed to have been complied with and automatically end on any earlier date on which the Debt Financing is consummated and Parent or its direct or indirect Subsidiary shall have obtained all of the net proceeds contemplated thereby (including if all or a portion of such net proceeds shall have been deposited into escrow) and (v) the Marketing Period shall be deemed not to have commenced if, prior to the completion of such fifteen (15) consecutive Business Day period, (A) the Company’s or any of its Subsidiaries’ independent auditor shall have withdrawn its audit opinion with respect to the most recent annual audited financial statements constituting Required Financial Information, in which case the Marketing Period shall not commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by such auditor or another independent public accounting firm of recognized national standing, (B) the Company or any of its Subsidiaries shall have announced, or the board of directors of the Company or any of its Subsidiaries shall have determined, that a restatement of any historical financial information constituting all or a portion of the Required Financial Information is required or is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Required Financial Information has been amended to reflect such restatement or Parent or the Company Board subsequently concludes that no restatement shall be required in accordance with GAAP, (C) the Required Financial Information, when taken as a whole, contains any untrue or incomplete statement of a material fact or omits to state any fact necessary in order to make the statements contained in the Required Financial Information not materially misleading in light of the circumstances under which such statements are made, in which case the Marketing Period shall not be deemed to commence unless and until such Required Financial Information has been updated or supplemented so that there is no longer any such untrue and incomplete statement of material fact or omission to state any fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (provided that any supplemental disclosure that would typically be included in a customary pricing supplement (and that would not typically require circulating updated disclosure to potential investors prior to pricing of any related securities offering) shall not be construed to be a material misstatement or omission), or (D) the financial statements in the Required Financial Information are not sufficient to permit the Company’s and its Subsidiaries’ independent public accountants to issue a customary “comfort” letter to the Financing Sources, including as to negative assurance and change period comfort, in order to consummate a “Rule 144A for life” offering of non-convertible high yield debt securities on any day during the Marketing Period. If at any time the Company shall reasonably believe that it has provided the Required Financial Information and that the Marketing Period has commenced, the Company may deliver to Parent, US Holdings, Merger Sub 1 and Merger Sub 2 a written notice to that effect (stating when it believes it completed such delivery and when it believes such period has commenced), in which case, subject to clauses (A) through (D) above, the Marketing Period will be deemed to have commenced on the date of such notice, unless Parent, US Holdings, Merger Sub 1 or Merger Sub 2 in good faith reasonably believes the Marketing Period has not commenced and, within 48 hours after the delivery of such written notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity why Parent, US Holdings, Merger Sub 1 or Merger Sub 2, as applicable, believes the Marketing Period has not commenced). For the avoidance of doubt, if the Marketing Period is terminated in accordance with this definition, the Marketing Period will restart as soon as the conditions to the commencement of the Marketing Period have again been satisfied.

“Material Adverse Effect” means, when used with respect to any Party, any fact, circumstance, effect, change, event or development (each, an “Effect”) that, by itself or when aggregated or taken together with any and all other Effects, has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business or results of operations of such Party and its Subsidiaries, taken as a whole; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect” or shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur:

(i)       general economic conditions (or changes in such conditions) or conditions in the U.S., Canada or any other country or region in the world or global economies generally or conditions (or changes in such conditions) generally affecting the industry in which the Company and its Subsidiaries operate;

(ii)       conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates, changes in inflation rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities generally on any securities exchange or over-the-counter market;

(iii)       political conditions (or changes in such conditions), the outbreak of a pandemic, epidemic, endemic or other widespread health crisis (including COVID-19), or acts of war, hostilities, civil or political unrest, sabotage, cyber-intrusion or terrorism (including any escalation or general worsening of any such acts of war, sabotage, cyber-intrusion or terrorism);

(iv)       earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters or weather conditions (including any general worsening of any of the foregoing);

(v)       the announcement of this Agreement (whether or not authorized by the Parties, including any pre-signing reports relating to the Transactions) or the pendency or consummation of the Transactions or the identity of, or any facts or circumstances relating to, the other Party or any of its Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of such Party or any of its Subsidiaries with Governmental Entities, customers, suppliers, vendors, partners, officers, employees or other material business relations (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the Transactions);

(vi)       the execution and delivery of or compliance with the terms of, or the taking of any action or failure to take any action which action or failure to act is requested in writing by the other Party or expressly required by this Agreement (provided that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery or compliance with the terms of this Agreement);

(vii)       changes (or proposed changes) in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing;

(viii)       any changes in such Party’s stock price or the trading volume of such Party’s stock (or any other securities of such Party), or any failure by such Party to meet any analysts’ estimates or expectations of such Party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Party or any of its Subsidiaries to meet any internal or published budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect to the extent not otherwise excluded by the definition hereof); or

(ix)       any Transaction Litigation;

except to the extent any such Effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i)–(iv) and (vii) disproportionately and adversely affect such Party and its Subsidiaries, taken as a whole, as compared to other similarly situated participants operating in the same industry as such Party and its Subsidiaries (in which case, only the incremental disproportionate adverse impact of such Effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur).

“No Action Letter” means written confirmation from the Commissioner of Competition that he or she does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of the Transactions.

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind or (iv) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Option Period” shall have the meaning set forth in the Company ESPP.

“Ordinary Course Licenses” means licenses to Intellectual Property contained in (a) a Party’s standard terms of use or terms of service, license or service agreements, in each case, with respect to its own products and services, (b) confidentiality agreements, (c) agreements with a Party’s employees and independent contractors, (d) agreements with a Party’s distributors, resellers, or sales representatives and (e) agreements for generally commercially available software and hosted services; in each case that are non-exclusive, and granted in the ordinary course of business consistent with past practice.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof or (c) with respect to a partnership, the certificate of formation and the partnership agreement, and with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other Party” means (a) Parent, US Holdings, Merger Sub 1 and Merger Sub 2 when used with respect to the Company, and (b) the Company when used with respect to Parent, US Holdings, Merger Sub 1 or Merger Sub 2.

“Pandemic Response Law” means any financial assistance program implemented by any Governmental Entity in connection with or in response to COVID-19 (including, for the avoidance of doubt, the interpretation or administration thereof by any Governmental Entity charged with the enforcement, interpretation or administration thereof), including the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (116th Cong.) (Mar. 27, 2020), and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) and any amendment of, or subsequent guidance issued in respect of, those Laws, and any other similar or additional federal, state, local, or non-U.S. Law, or administrative guidance intended to benefit taxpayers in response to COVID-19 and the associated economic downturn.

“Parent Benefit Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to (or required to be contributed to) by Parent or any of its Subsidiaries, or under or with respect to which Parent or any of its Subsidiaries has or may have any liability or obligation (contingent or otherwise, including by reason of being an ERISA Affiliate).

“Parent Competing Proposal” means any proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with the Company or any of its Subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of Parent or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that accounted for or generated 20% or more of Parent’s and its Subsidiaries’ consolidated assets (by fair market value) or net revenue for the latest preceding twelve (12) month period for which consolidated financial statements are available, (b) any acquisition of beneficial ownership by any Person or group of 20% or more of the outstanding Parent Common Shares and any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Parent Common Shares and any other securities entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, plan of arrangement, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or any of its Subsidiaries which would result in any Person or group acquiring beneficial ownership of at least 20% of the outstanding Parent Common Shares and other securities entitled to vote on the election of directors of the entity surviving such transaction.

“Parent Credit Facility” means the credit facilities made available under the Credit Agreement, dated as of October 17, 2016, by and among Parent and certain Subsidiaries of Parent, as borrowers, certain Subsidiaries of Parent as guarantors, Bank of America, N.A., Royal Bank of Canada and the other lenders party thereto, as amended, restated, amended and restated, supplemented or otherwise modified.

“Parent DSU Awards” means any deferred share units granted under the Parent Equity Plans.

“Parent Equity Plans” means, collectively, the Parent’s Employee Performance Share Unit Plan (March 2015), Parent’s Senior Executive Performance Share Unit Plan (March 2015), Parent’s Amended and Restated Employee Restricted Share Unit Plan, Parent’s Amended and Restated Senior Executive Restricted Share Unit Plan, and Parent’s Amended and Restated Stock Option Plan.

“Parent ESPP” means Parent’s Employee Stock Purchase Plan.

“Parent Intervening Event” means an Effect that is material to Parent and its Subsidiaries, taken as a whole, that occurs or arises after the date of this Agreement and was not known to or reasonably foreseeable by the Parent Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known by the Parent Board as of the date of this Agreement); provided, however, that in no event shall (i) the receipt, existence or terms of a Parent Competing Proposal or a Company Competing Proposal, or any matter relating thereto or of consequence thereof, (ii) any changes in the market price or trading volume of Parent’s stock or the Company’s stock or any other securities of Parent or the Company, or the fact that Parent or the Company meets, fails to meet, or exceeds internal or published estimates, projections, forecasts or predictions for any period (however the underlying cause of any of the foregoing may constitute a Parent Intervening Event to the extent not otherwise excluded by this definition) or (iii) any adverse Effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, constitute a Parent Intervening Event.

“Parent Option Awards” means any options to purchase Parent Common Shares granted under the Parent Equity Plans.

“Parent Owned Intellectual Property” means all Intellectual Property owned by, purported to be owned by or exclusively licensed to Parent or any of its Subsidiaries.

“Parent Proprietary Software” means all owned by, purported to be owned by or exclusively licensed to Parent or any of its Subsidiaries.

“Parent PSU Awards” means any restricted stock units granted under the Parent Equity Plans that are subject to performance-based vesting.

“Parent RSU Awards” means any restricted stock units granted under the Parent Equity Plans that are subject to time-based vesting.

“Parent Shareholder Approval” means the approval of the Parent Share Issuance by the affirmative vote of a majority of the votes cast by holders of outstanding Parent Common Shares represented in person or by proxy and entitled to vote thereon at the Parent Shareholders Meeting in accordance with the rules and regulations of the NYSE and the TSX, the Organizational Documents of Parent and applicable Law, including Canadian Securities Laws.

“Parent Shareholder Rights Agreement” means the Amended and Restated Shareholder Rights Plan Agreement, dated as of February 28, 2019, between Parent and Computershare Investor Services, Inc., as Rights Agent.

“Parent Superior Proposal” means a bona fide written Parent Competing Proposal that in the good faith determination of the Parent Board, after consultation with Parent’s financial advisors, (i) if consummated, would result in a transaction more favorable to holders of Parent Common Shares from a financial point of view than the Mergers (after taking into account the time likely to be required to consummate such proposal and any binding adjustments or revisions to the terms of this Agreement offered by the Company in writing in response to such proposal in accordance with Section 6.4(d)(iii)) and (ii) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects considered relevant by the Parent Board; provided, however, that, for purposes of this definition of “Parent Superior Proposal,” any reference in the definition of Parent Competing Proposal to “20%” shall be deemed to be a reference to “more than 50%”.

“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Payoff Credit Facility Indebtedness” means all Indebtedness of the Company and its Subsidiaries on the Closing Date outstanding under the Company Credit Facility.

“Permitted Encumbrances” means: (a) Encumbrances disclosed in Schedule 1.1 of the Company Disclosure Letter, (b) Encumbrances for Taxes, assessments, utilities or other governmental charges or levies that are (i) not yet due and payable (or are due and payable without penalty and without any Encumbrance arising with respect thereto) or (ii) being contested in good faith and for which adequate reserves have been established to the extent required by GAAP, (c) the interests of lessors and sublessors of any leased real properties and other statutory Encumbrances in favor of lessors and sublessors with respect to any leased real properties, (d) easements, rights of way and other imperfections of title or encumbrances with respect to real property that do not materially interfere with the present use or occupancy of, or materially detract from the value of, such real property in the operation of the Company and its Subsidiaries conducted thereon, (e) requirements and restrictions of zoning, building and other laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property of the operation of the Company and its Subsidiaries thereon, (f) Encumbrances incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, pension programs and similar obligations, (g) mechanics’, carriers’, workmen’s, repairmen’s or other like liens or other similar encumbrances with respect to such real property arising or incurred in the ordinary course of business which are not due and payable, and that do not materially interfere with the present use of, or materially detract from the value of, the real property related thereto, (h) licenses and sublicenses of Intellectual Property granted in the ordinary course of business, (i) any Encumbrances that would be discharged or released at or prior to the Closing, (j) Encumbrances provided by operation of law that do not materially detract from the value or ordinary use of the assets or property covered by such Encumbrances, (k) Encumbrances incurred in connection with the Parent Credit Facility and (l) any other Encumbrances that do not secure a liquidated amount, have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, materially impact the business operations of the applicable Party and its Subsidiaries, taken as a whole.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“Personal Information” shall have the meaning, or equivalent meaning, given to it under applicable Privacy Laws.

“Privacy Laws” means any applicable Law that governs the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information and any such applicable Law governing privacy, data security, data or security breach notification, any penalties and compliance with any order, including, as and to the extent applicable, the Gramm-Leach-Bliley Act, the California Consumer Privacy Act and other United States state laws concerning privacy, the CAN-SPAM Act, the Telephone Consumer Privacy Act, the European General Data Protection Regulation (the “GDPR”), EU Directive 2002/58/EC and any national Laws or regulations implementing either or both of the GDPR and EU Directive 2002/58/EC (each as amended from time to time), the GDPR in such form as incorporated into the laws of the United Kingdom, the United Kingdom Data Protection Act 2018, and the Privacy and Electronic Communications Regulations 2003, each as amended from time to time

“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), cause of action, action, charge, complaint, audit, demand, litigation, suit, proceeding, investigation, citation, inquiry, originating application to a tribunal, arbitration or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, cause of action, action, charge, complaint, audit, demand, litigation, suit, proceeding, investigation, citation, inquiry, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded with any Governmental Entity or other public authority, including registrations and applications for Patents, Marks, Copyrights and Domain Names.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the indoor or outdoor environment.

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Required Financial Information” means (a)(i) the audited consolidated financial statements of the Company and its Subsidiaries for the fiscal years ended January 2, 2022 and December 27, 2020 (including the related notes and financial statement schedules thereto), prepared in accordance with GAAP, including the audited consolidated balance sheet of the Company and its Subsidiaries as of January 2, 2022 and December 27, 2020 and the related audited consolidated statements of income and comprehensive income, statements of equity and cash flows for the three (3) fiscal years then ended and together with the audit opinions of the Company’s independent accountants with respect to such audited financial statements (it being understood that the requirement to deliver such financial statements pursuant to this clause (a)(i) has been satisfied as of the date of this Agreement, but only until (if ever) any of the situations or actions described in clause (v) of the proviso in the definition of “Marketing Period” occurs, in which case, such requirement shall be deemed to not be satisfied until the applicable condition is resolved in accordance with such clause (v)), and (ii) the unaudited consolidated financial statements of the Company and its Subsidiaries for the nine (9) months ended October 2, 2022 and September 26, 2021, prepared in accordance with GAAP, including the unaudited consolidated balance sheet of the Company and its Subsidiaries as of October 2, 2022 and the related unaudited consolidated statements of income and comprehensive income, statements of equity and cash flows for the nine months periods ended October 2, 2022 and September 26, 2021, (b)(i) if the Marketing Period has not been completed on or prior to February 10, 2023, the audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended January 1, 2023, prepared in accordance with GAAP, including the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of income and comprehensive income, statements of equity and cash flows for the fiscal year then ended and together with the audit opinion of the Company’s independent accountants with respect to such audited financial statements, (ii) if the Marketing Period has not been completed on or prior to May 5, 2023, the unaudited consolidated financial statements of the Company and its Subsidiaries for the three (3) months ended April 2, 2023 and April 3, 2022, prepared in accordance with GAAP, including the unaudited consolidated balance sheet of the Company and its Subsidiaries as of April 2, 2023 and the related unaudited consolidated statements of income and comprehensive income, statements of equity and cash flows for the three (3) months periods ended April 2, 2023 and April 3, 2022 and (iii) if the Marketing Period has not been completed on or prior to July 28, 2023, the unaudited consolidated financial statements of the Company and its Subsidiaries for the six (6)-months ended July 2, 2023 and July 3, 2022, prepared in accordance with GAAP, including the unaudited consolidated balance sheet of the Company and its Subsidiaries as of July 2, 2023 and the related unaudited consolidated statements of income and comprehensive income, statements of equity and cash flows for the six months periods ended July 2, 2023 and July 3, 2022 and (b) all other financial statements, financial data and other information (including customary preliminary “flash” financial results (which may be unaudited), subject to the following clause (A)(2)) regarding the Company and its Subsidiaries that is reasonably requested by Parent, US Holdings, Merger Sub 1, Merger Sub 2 or any of the Financing Sources and that is of the type and form that is customarily included or required with respect to the acquired company in marketing materials, offering documents or other applicable materials for a “Rule 144A for life” offering of non-convertible high yield debt securities by similarly situated issuers; provided that (A) in no event shall the Required Financial Information be deemed to include or shall the Company otherwise be required to provide (1) pro forma financial statements, pro forma adjustments (including for the Debt Financing, any synergies or cost savings) or projections, (2) preliminary financial results for any period prior to the time that the Company has closed its books for the applicable period, but which period shall not extend beyond forty-five (45) days after any fiscal quarter end or seventy-five days (75) for any fiscal year end, (3) any description of all or any component of the Debt Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, (4) risk factors relating to all or any component of the Debt Financing or (4) subsidiary financial statements or any information of the type required by Rule 3-10 or Rule 3-16 of Regulation S-X or Item 402 of Regulation S-K and (B) the filing of the financial statements on Form 10-K and Form 10-Q within such time periods by the Company will satisfy the requirements set forth in clauses (a) and (b) above, but only until (if ever) any of the situations or actions described in clause (v) of the proviso in the definition of “Marketing Period” occurs, in which case, such requirement shall be deemed to not be satisfied until the applicable condition is resolved in accordance with such clause (v). For the avoidance of doubt, the unaudited financial statements referred to in clause (a)(ii), (b)(ii) and (b)(iii) of this definition will be reviewed by the independent accountants of the Company and its Subsidiaries as provided in the procedures specified by AICPA AU-C Section 930.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SEDAR” means the System for Electronic Document Analysis and Retrieval, the electronic filing system for the disclosure documents of public companies and investment funds across Canada.

“Significant Subsidiary”, with respect to any Person, has the meaning ascribed to such term in Rule 1-02(w) of Regulation S-X of the SEC.

“Software” means all computer software, applications and software code (in any format, including object code or source code), computer programs, interfaces, firmware, modules, software implementations of algorithms, models and methodologies, databases and compilations of data, whether machine readable or otherwise, and all related documentation and materials.

“Solvent” shall mean, with respect to any Person, that (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its indebtedness as it matures. For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

“Spin” means the distribution of shares of the Company to the shareholders of Former Impala Parent, effective June 28, 2019, pursuant to the Separation and Distribution Agreement, dated as of June 27, 2019, between Former Impala Parent and the Company.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Substantiality Test” means the requirements set forth in Treasury Regulations §1.367(a)-3(c)(3)(iii).

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law.

“Tax Act” means the Income Tax Act (Canada).

“Tax Counsel” means Cooley LLP, or, if Cooley LLP is unable or unwilling to provide the Closing Tax Opinion, another nationally recognized Tax counsel reasonably satisfactory to the Company.

“Tax Matters Agreement” means the Tax Matters Agreement dated as of June 27, 2019 between Former Impala Parent and the Company.

“Tax Returns” means any return, report, statement, declaration, claim for refund, information return or other document (including any related or supporting information and amendment thereof) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Taxes” means any and all taxes and charges, levies or other assessments in the nature of a tax, including income, gross receipts, license, payroll, employer health, employment, stamp, occupation, windfall profits, environmental, capital stock, social security, unemployment, disability, transfer, registration, ad valorem, alternative or add-on minimum, estimated, corporate, capital, excise, property, sales, use, turnover, value-added and franchise taxes, deductions, withholdings, custom duties, employment insurance, health insurance and government pension plan premiums or contributions and other assessments in the nature of a tax together with all interest, penalties, and additions thereto, imposed by any Governmental Entity.

“Taxing Authority” means any Governmental Entity having jurisdiction over the administration or imposition of any Tax.

“Termination Amount” means $189,000,000.

“Trading Day” means any day on which the Parent Common Shares is listed or quoted and traded on the NYSE.

“Transactions” means the Mergers and the other transactions contemplated by this Agreement, including each other agreement to be executed and delivered in connection herewith and therewith.

“Treasury Regulations” means the temporary, proposed and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“TSX” means the Toronto Stock Exchange.

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

“Willful and Material Breach” including the correlative term “Willfully and Materially Breach,” shall mean a material breach (or the committing of a material breach) that is a consequence of an act or failure to take an act required to be taken under this Agreement by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would, or would reasonably be expected to, constitute a material breach of this Agreement.

ANNEX B-1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IAA, INC.

ARTICLE ONE

The name of the corporation is IAA, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 N. Orange Street, Wilmington, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

The total number of shares of stock which the Corporation has authority to issue is one hundred (100) shares of common stock, with a par value of $0.01 per share. Each holder of record of Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share held by such holder of record.

ARTICLE FIVE

The Corporation is to have perpetual existence.

B-1-1

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE EIGHT

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Corporation’s Board of Directors. The right to indemnification conferred by this Article EIGHT shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

ARTICLE NINE

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

B-1-2

ANNEX B-2

THIRD AMENDED AND RESTATED

BY-LAWS

OF

IAA, Inc.

(hereinafter call the “corporation”)

A Delaware corporation
(Adopted as of [●])

ARTICLE I
OFFICES

Section 1               Registered Office. The registered office of the corporation in the State of Delaware shall be located is 1209 N. Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the corporation's registered agent at such address shall be Corporation Trust Company. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

Section 2               Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 1               Annual Meetings. The annual meeting of stockholders shall be held each year on a date and a time designated by the board of directors. At each annual meeting directors shall be elected and any other proper business may be transacted.

Section 2               Special Meetings. Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board vacancies and newly created directorships) and may be held at such time and place, within or without the State of Delaware, and/or by means of remote communication, as shall be stated in a written notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by the board of directors or the president and shall be called by the president upon the written request of holders of shares entitled to cast not less than a majority of the votes at the meeting, which written request shall state the purpose or purposes of the meeting and shall be delivered to the president. The date, time and place, if any, and/or remote communication, of any special meeting of stockholders shall be determined by the board of directors of the corporation. On such written request, the president shall fix a date and time for such meeting within 10 days after receipt of a request for such meeting in such written request.

Section 3               Place of Meetings. The board of directors may designate any place, either within or without the State of Delaware, and/or by means of remote communication, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.

B-2-1

Section 4               Notice. Whenever stockholders are required or permitted to take any action at a meeting, written or printed notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting and to each director not less than 10 nor more than 60 days before the date of the meeting. All such notices shall be delivered, either personally, by mail, or by a form of electronic transmission consented to by the stockholder to whom the notice is given, by or at the direction of the board of directors, the president or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. If given by electronic transmission, such notice shall be deemed to be delivered (a) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (1) such posting and (2) the giving of such separate notice; and (d) if by any other form of electronic transmission, when directed to the stockholder. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if (1) the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent and (2) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5               Stockholders List. The officer who has charge of the stock ledger of the corporation shall make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, and/or (ii) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 6               Quorum. The holders of a majority of the issued and outstanding shares of capital stock, entitled to vote thereon, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by statute or by the corporation’s certificate of incorporation. If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place.

Section 7               Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

B-2-2

Section 8               Vote Required. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the corporation’s certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 9               Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware (the “DGCL”) or by the corporation’s certificate of incorporation or any amendments thereto and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder.

Section 10               Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. Any proxy is suspended when the person executing the proxy is present at a meeting of stockholders and elects to vote, except that when such proxy is coupled with an interest and the fact of the interest appears on the face of the proxy, the agent named in the proxy shall have all voting and other rights referred to in the proxy, notwithstanding the presence of the person executing the proxy. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.

Section 11               Action by Written Consent. Unless otherwise provided in the corporation’s certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation's principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested or by reputable overnight courier service. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within 60 days after the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

B-2-3

Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 12               Action by Facsimile, Email or Other Electronic Transmission Consent. A facsimile, email or other electronic transmission by a stockholder or proxyholder (or by any person authorized to act on such person’s behalf) of a proxy or a written consent to an action to be taken (including the delivery of such a document in the .pdf, .tif, .gif, .peg or similar format attached to an email message) shall be deemed to be written, signed, dated and delivered to the corporation for the purposes of this Article; provided that any such facsimile, email or other electronic transmission sets forth or is delivered with information from which the corporation can determine (A) that the facsimile, email or other electronic transmission was transmitted by the stockholder or proxyholder or by a person authorized to act for the stockholder or proxyholder and (B) the date on which such stockholder or proxyholder or authorized person transmitted such facsimile, email or other electronic transmission. The date on which such facsimile, email or other electronic transmission is transmitted shall be deemed to be the date on which such consent or proxy was signed. Any such facsimile, email or other electronic transmission of a consent or proxy shall be treated in all respects as an original executed consent or proxy and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of the board of directors or the Secretary of the corporation, each stockholder, proxyholder or other authorized person who delivered a consent or proxy by facsimile, email or other electronic transmission shall re-execute the original form thereof and deliver such original to the corporation at its registered office in the State of Delaware, its principal place of business or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. No consent given by facsimile, email or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

ARTICLE III
DIRECTORS

Section 1               General Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

Section 2               Number, Election and Term of Office. The number of directors which shall constitute the first board shall be 3. Thereafter, the number of directors shall be established from time to time by resolution of the board. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as otherwise provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3               Removal and Resignation. Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation's certificate of incorporation, the provisions of this section shall apply, in respect of the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation.

B-2-4

Section 4               Vacancies. Except as otherwise provided in the corporation’s certificate of incorporation, board vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 5               Annual Meetings. The annual meeting of each newly elected board of directors shall be held without notice (other than notice under these by-laws) immediately after, and at the same place, if any, as the annual meeting of stockholders.

Section 6               Other Meetings and Notice. Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place, if any, as shall from time to time be determined by resolution of the board of directors and promptly communicated to all directors then in office. Special meetings of the board of directors may be called by or at the request of the president or any director on at least 24 hours notice to each director, either personally, by telephone, by mail or by electronic transmission.

Section 7               Quorum, Required Vote and Adjournment. A majority of the total number of directors then in office authorized shall constitute a quorum for the transaction of business. The vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Except as otherwise required by the corporation's certificate of incorporation, each director shall be entitled to one vote on exactly the matter presented to the board for approval.

Section 8               Committees. The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these by-laws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation, except as otherwise limited by applicable law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 9               Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of a majority of the members of the committee then in office shall be necessary to constitute a quorum. In the event that a member and such member's alternate, if alternates are designated by the board of directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

B-2-5

Section 10               Communications Equipment. Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

Section 11               Waiver of Notice and Presumption of Assent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting, except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 12               Action by Written Consent. Unless otherwise restricted by the corporation’s certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board, or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE IV
OFFICERS

Section 1               Number. The officers of the corporation shall be elected by the board of directors and shall consist of a president, one or more vice presidents, a treasurer, a secretary, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.

Section 2               Election and Term of Office. The officers of the corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3               Removal. Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4               Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

Section 5               Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

B-2-6

Section 6               The President. The president shall preside at all meetings of the stockholders and board of directors at which he or she is present; subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the board of directors are carried into effect. The president shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation. The president shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these by-laws.

Section 7               Vice-presidents. The vice-president, or if there shall be more than one, the vice-presidents in the order determined by the board of directors, shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice-presidents shall also perform such other duties and have such other powers as the board of directors, the president or these by-laws may, from time to time, prescribe.

Section 8               The Treasurer. The treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the president and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; shall have such powers and perform such duties as the board of directors, the president or these by-laws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation. The treasurer shall perform such other duties and have such other powers as the board of directors or the president may, from time to time, prescribe.

Section 9               Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the president's supervision, the secretary shall give, or cause to be given, all notices required to be given by these by-laws or by applicable law, shall have such powers and perform such duties as the board of directors, the president or these by-laws may, from time to time, prescribe, and shall have custody of the corporate seal of the corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the president, or secretary may, from time to time, prescribe.

Section 10               Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these by-laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

Section 11 Absence or Disability of Officers. In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer's place during such officer's absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

B-2-7

ARTICLE V
INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Section 1               Power to Indemnify in Actions, Suits or Proceedings Other Than Those by or in the Right of the Corporation. Subject to Section 3 of this Article V, the corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the corporation, or while serving as a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (a “covered person”), against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such covered person in connection with such Proceeding if such covered person acted in good faith and in a manner such covered person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe such covered person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the covered person did not act in good faith and in a manner which such covered person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such covered person’s conduct was unlawful.

Section 2               Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article V, the corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any covered person against all expenses (including attorneys’ fees) actually and reasonably incurred by such covered person in connection with the defense or settlement of any Proceeding by or in the right of the corporation to procure a judgment in its favor as a director, officer, employee or agent of another corporation, partnership, joint venture, trust if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in connection with any Proceeding in which such covered person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware (the “Court of Chancery”) or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such covered person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 3               Authorization of Indemnification. Except as provided in Section 4 of this Article VIII, any indemnification under this Article V shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the covered person is proper in the circumstances because such covered person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article V, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum, (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the corporation. To the extent, however, that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any Proceeding described above, or in defense of any claim, issue or matter therein, such covered person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

B-2-8

Section 4               Good Faith Defined. For purposes of any determination under Section 3 of this Article V, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the corporation or another enterprise, including financial statements, or on information supplied to such person by the directors or officers of the corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the corporation or another enterprise or on information or records given or reports made to the corporation or another enterprise by an independent certified public accountant or by an appraiser, financial advisor or other expert selected with reasonable care by or on behalf of the corporation or another enterprise. The provisions of this Section 4 of this Article V shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article V, as the case may be.

Section 5               Determination; Claim. Notwithstanding, if a claim for indemnification (following the final disposition of such Proceeding) under this Article V is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article V is not paid in full within thirty (30) days, after a written claim therefor has been received by the corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

Section 6               Expenses Payable in Advance. Expenses (including attorneys’ fees) incurred by any covered person in defending any Proceeding shall be paid, and expenses (including attorneys’ fees) incurred by any employee or agent of the corporation may be paid, by the corporation in advance of the final disposition of such Proceeding; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by or on behalf of such covered person to repay all amounts advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article VIII. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 7               Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the corporation that indemnification of the persons specified in Section 1 and Section 2 of this Article V shall be made to the fullest extent permitted by law. The provisions of this Article V shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or Section 2 of this Article VIII but whom the corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

B-2-9

Section 8               Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article V.

Section 9               Amendment or Repeal; Certain Definitions and Interpretation. The provisions of this Article VIII shall constitute a contract between the corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the corporation (whether before or after the adoption of these By-Laws), in consideration of such person’s performance of such services, and pursuant to this Article V the corporation intends to be legally bound to each such current or former director or officer of the corporation. With respect to current and former directors and officers of the corporation, the rights conferred under this Article V are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses By-Laws. With respect to any directors or officers of the corporation who commence service following adoption of these By-Laws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the corporation. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the corporation in effect prior to the time of such repeal or modification.

For purposes of this Article V, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article V shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the corporation as a director, officer, employee or agent. For purposes of this Article V, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article V.

Section 10               Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

B-2-10

Section 11               Limitation on Indemnification. Notwithstanding anything contained in this Article V to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 of this Article V), the corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors.

Section 12               Indemnification of Employees and Agents. The corporation may, to the extent authorized from time to time by the board of directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the corporation similar to those conferred in this Article V to directors and officers of the corporation.

ARTICLE VI
CERTIFICATES OF STOCK

Section 1               Form. Shares of stock of the corporation may be certificated or uncertificated, as provided under the DGCL. If certificated, every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by any two (2) officers of the corporation, certifying the number of shares owned by such holder in the corporation. If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (2) by a registrar, other than the corporation or its employee, the signature of any officer of the corporation may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation. All certificates representing shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

Section 2               Lost Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

B-2-11

Section 3               Fixing a Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the board of directors may fix a new record date for the adjourned meeting.

Section 4               Fixing a Record Date for Action by Written Consent. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

Section 5               Fixing a Record Date for Other Purposes. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 6               Registered Stockholders. Prior to the surrender to the corporation of the certificate or certificates for a share or shares of stock with a request to record the transfer of such share or shares, the corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner. The corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

Section 7               Subscriptions for Stock. Unless otherwise provided for in any subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

B-2-12

ARTICLE VII
GENERAL PROVISIONS

Section 1               Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the corporation’s certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to applicable law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the corporation’s certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, deem proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2               Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

Section 3               Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 4               Loans. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Section 5               Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 6               Corporate Seal. The board of directors shall provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words "Corporate Seal, Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 7               Voting Securities Owned By Corporation. Voting securities in any other corporation or other entity (such as a limited liability company, limited partnership or trust) held by the corporation shall be voted as directed by the board of directors, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 8               Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person's interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

B-2-13

Section 9               Exclusive Jurisdiction. Unless otherwise waived by resolution of the Board, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation arising pursuant to any provision of the DGCL or the corporation’s certificate of incorporation or by-laws or (iv) any action asserting a claim against the corporation governed by the internal affairs doctrine.

Section 10               Section Headings. Section headings in these by-laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 11               Inconsistent Provisions. In the event that any provision of these by-laws is or becomes inconsistent with any provision of the corporation’s certificate of incorporation, the DGCL or any other applicable law, the provision of these by-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VIII
AMENDMENTS

These by-laws may be amended, altered, or repealed and new by-laws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal the by-laws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

* * * * *

B-2-14